Exhibit 4.1

Execution Version

TERM LOAN AGREEMENT

DATED AS OF AUGUST 23, 2016

AMONG

CHESAPEAKE ENERGY CORPORATION,

AS THE BORROWER,

THE SEVERAL LENDERS

FROM TIME TO TIME PARTIES HERETO,

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS,

AS THE TERM AGENT

i

ARTICLE VII Representations and Warranties		56

7.1	Corporate Status	56
7.2	Corporate Power and Authority; Enforceability	56
7.3	No Violation	56
7.4	Litigation	56
7.5	Margin Regulations	57
7.6	Governmental Approvals	57
7.7	Investment Company Act	57
7.8	True and Complete Disclosure	57
7.9	Financial Condition; Financial Statements	58
7.10	Tax Matters	58
7.11	Compliance with ERISA	58
7.12	Subsidiaries	58
7.13	Environmental Laws	58
7.14	Properties	59
7.15	Solvency	59
7.16	Hedge Agreements	59
7.17	No Default	59
7.18	Anti-Corruption Laws and Sanctions	59
7.19	Pari Passu or Priority Status	60
7.20	No Material Adverse Effect	60
7.21	EEA Financial Institution	60

ARTICLE VIII Affirmative Covenants		60

8.1	Information Covenants	60
8.2	Books and Records	63
8.3	Maintenance of Insurance	63
8.4	Payment of Taxes	63
8.5	Existence	64
8.6	Compliance with Statutes, Regulations, Etc.	64
8.7	Maintenance of Properties	64
8.8	Unrestricted Subsidiaries	64
8.9	Guarantors, Grantors and Collateral	65
8.10	Use of Proceeds	68
8.11	Further Assurances	69

ARTICLE IX Negative Covenants		69

9.1	Limitations on Indebtedness	69
9.2	Limitation on Liens Securing Funded Debt	73
9.3	Limitation on Fundamental Changes	73
9.4	Limitation on Collateral Sales	75
9.5	Limitation on Investments	76
9.6	Limitation on Restricted Payments	78
9.7	Limitations on Junior Debt Payments and Amendments	80
9.8	Negative Pledge Agreements	81
9.9	Limitation on Subsidiary Distributions	83
9.10	Hedge Agreements	84
9.11	Transactions with Affiliates	84

9.12	Change in Business	86
9.13	Use of Proceeds	86
9.14	Anti-Layering	86

ARTICLE X Events of Default		86

10.1	Payments	86
10.2	Representations, Etc.	87
10.3	Covenants	87
10.4	Default Under Other Indebtedness	87
10.5	Bankruptcy, Etc.	87
10.6	ERISA	88
10.7	Guarantee	88
10.8	Security Documents	88
10.9	Judgments	88
10.10	Term Loan Supplement	89

ARTICLE XI The Term Agent		90

11.1	Appointment	90
11.2	Delegation of Duties	91
11.3	Exculpatory Provisions	91
11.4	Reliance	91
11.5	Notice of Default	92
11.6	Non-Reliance on Term Agent and Other Lenders	92
11.7	Indemnification	93
11.8	Agent in Its Individual Capacity	94
11.9	Successor Agent	94
11.10	Withholding Tax	95
11.11	Security Documents and Guarantee	95
11.12	Right to Realize on Collateral and Enforce Guarantee	96
11.13	Term Agent and Collateral Trustee May File Proofs of Claim	97

ARTICLE XII Miscellaneous		98

12.1	Amendments, Waivers and Releases	98
12.2	Notices	100
12.3	No Waiver; Cumulative Remedies	100
12.4	Survival of Representations and Warranties	101
12.5	Payment of Expenses; Indemnification	101
12.6	Successors and Assigns; Participations and Assignments	103
12.7	Replacements of Lenders under Certain Circumstances	107
12.8	Counterparts	108
12.9	Severability	108
12.10	Integration	108
12.11	GOVERNING LAW	108
12.12	Submission to Jurisdiction; Waivers	109
12.13	Acknowledgments	109
12.14	WAIVERS OF JURY TRIAL	110
12.15	Confidentiality	110
12.16	Release of Collateral and Guarantee Obligations; Disavowal of Liens	112
12.17	USA PATRIOT Act	114
12.18	Payments Set Aside	114
12.19	Reinstatement	114
12.20	Disposition of Proceeds	114
12.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	115

Schedules and Exhibits

Schedule 7.4	Litigation
Schedule 7.12	Subsidiaries
Schedule 9.1	Indebtedness
Schedule 9.5	Investments
Schedule 9.8	Initial Closing Date Negative Pledge Agreements
Schedule 9.9	Initial Closing Date Contractual Encumbrances
Schedule 9.11	Initial Closing Date Affiliate Transactions
Schedule 12.2	Notice Addresses

Exhibit A	Form of Collateral Trust Agreement
Exhibit B	Form of Closing Certificate
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Security Agreement
Exhibit E	Form of Term Loan Supplement

This TERM LOAN AGREEMENT, dated as of August 23, 2016, is among CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation (together with its permitted successors, the “Borrower”), the lenders from time to time party hereto (each a “Lender” and, collectively, the “Lenders”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as administrative agent (in such capacity, the “Term Agent”) for the Lenders.

WHEREAS, by entering into a supplement (each, and as the same may be amended, restated, supplemented or otherwise modified from time to time, a “Term Loan Supplement”) to this Agreement with the Borrower and the Term Agent, the lenders party thereto shall become party to this Agreement as Lenders, making Loans to the Borrower in accordance with the terms of this Agreement as supplemented by such Term Loan Supplement (but without giving effect to any other Term Loan Supplement unless otherwise specified herein or in such original Term Loan Supplement); such Loans shall be designated as a Class of Loans as specified in such Term Loan Supplement, with no Class of Loans to bear the same designation as any other Class, and such Lenders and such Term Loan Supplement shall be referenced with the same designation (e.g., “Class A”) as such Class of Loans;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms.

(a) Terms defined in the preamble have the meaning ascribed to them in the preamble.

(b) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“Administrative Questionnaire” shall mean, for each Lender, an administrative questionnaire in a form approved by the Term Agent.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” (“controlling”) and “controlled” shall have meanings correlative thereto.

“Agreement” shall mean this Term Loan Agreement, as amended, restated, supplemented or otherwise modified from time to time, including, with respect to any Class of Loans, by all Term Loan Supplements applicable to such Class of Loans.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or the Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Law” shall have the meaning provided in Section 12.17.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean Goldman Sachs Bank USA, Citibank, N.A., MUFG Union Bank, N.A. and each documentation agent or syndication agent named in the Class A Term Loan Supplement, with respect to this Agreement and the Class A Term Loan Supplement, and any Person identified as arranger, lead arranger, joint lead arranger, documentation agent or syndication agent in any other Term Loan Supplement, with respect to this Agreement and such Term Loan Supplement.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit C.

“Authorized Officer” shall mean, with respect to any Person, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, the Vice President-Finance, the General Counsel, any Senior Vice President or any Executive Vice President of such Person (or, in the case of any limited partnership without its own officers, any of the foregoing of the general partner of such limited partnership). Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Available Amount” shall mean, as of any date of determination, an amount equal to, without duplication,

(a) the sum, without duplication, of:

(i) 50% of the Consolidated Net Income for the period (treated as one accounting period) from the beginning of the fiscal quarter of the Borrower in which the Initial Closing Date occurs to the end of the Borrower’s most recently ended fiscal quarter for which financial statements delivered to the Term Agent pursuant to Section 8.1 as of such date (or, if such Consolidated Net Income for such period shall be a negative number, 100% of such negative number), plus

(ii) 100% of the aggregate net cash proceeds and the Fair Market Value of property or assets received by the Borrower since the Initial Closing Date (A) as a contribution (other than from a Subsidiary) to its common equity capital or from the issuance or sale (other than to a Subsidiary) of Stock of the Borrower (other than Disqualified Stock) or (B) from the issuance or sale of Disqualified Stock or the incurrence of Indebtedness by the Borrower (other than to a Subsidiary), in each case that shall have been converted into or exchanged for Stock of the Borrower (other than Disqualified Stock); minus

(b) the sum, without duplication, of:

(i) the aggregate amount of Restricted Payments made in reliance on Section 9.6(l); plus

(ii) the aggregate amount of prepayments, repurchases, redemptions and defeasances made in reliance on Section 9.7(a)(v).

Concurrently with the consummation of any transaction effected pursuant to Section 9.6(l) or Section 9.7(a)(v) using all or any portion of the Available Amount, the Borrower shall provide to the Term Agent a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail the Available Amount as of the date of such transaction.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall have the meaning provided in Section 10.5.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, as to any Person, the board of directors or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning provided in the preamble of this Agreement.

“Borrowing” shall mean the incurrence of a Loan on a given date.

“Borrowing Base” shall mean, with respect to borrowings under the Revolving Credit Agreement as in effect on the Initial Closing Date or under any amended, restated, supplemented or replacement Revolving Credit Agreement in the form of a reserve-based borrowing base credit facility of the Borrower that is provided by a group of lenders with respect to which the majority (determined based on the aggregate amount of commitments and loans outstanding thereunder) is composed of commercial banks (or affiliates of commercial banks) regularly providing asset-based credit facilities in the oil and gas industry, the aggregate amount in Dollars determined or re-determined by the lenders under the Revolving Credit Agreement as the aggregate lending value to be ascribed to the Oil and Gas Properties of the Credit Parties against which such lenders are prepared to provide loans or other Indebtedness to the Credit Parties under the Revolving Credit Agreement, using their customary practices and standards for determining reserve-based borrowing base loans and which are generally applied by commercial lenders to borrowers of similar type and character as the Borrower in the Oil and Gas Business, as determined semi-annually during each year and/or on such other occasions as may be provided for in the Revolving Credit Agreement, and which is based upon, inter alia, the review by such lenders of the Hydrocarbon reserves, royalty interests and assets and liabilities of the Credit Parties.

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City, New York are authorized by law or other governmental actions to close, and, if such day relates to (a) any interest rate settings as to a Loan bearing interest at a rate determined by reference to the London interbank offered rate, (b) any fundings, disbursements, settlements and payments in respect of any such Loan, or (c) any other dealings pursuant to this Agreement in respect of any such Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Calculation Date” shall mean the date on which PV-9 is determined. For the avoidance of doubt and as an example, March 28 would be the Calculation Date if the Borrower determined PV-9 (with a Reserve Date of the preceding December 31) on such March 28.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Equivalents” shall mean any of the following:

(a) Dollars;

(b) United States government securities with maturities of two years or less from the date of acquisition;

(c) certificates of deposit, time deposits and eurodollar time deposits with maturities of three years or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $250,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank in the foregoing, an “Approved Bank”);

(d) repurchase obligations for underlying securities of the types described in clauses (b) and (c) above or clauses (f) and (g) below entered into with any Approved Bank or recognized securities dealer meeting the qualifications specified in clause (c) above;

(e) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated at least P-2 (or the equivalent thereof) or A-2 (or the equivalent thereof) from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) and in each case maturing within 36 months after the date of acquisition thereof;

(f) marketable short-term money market and similar liquid funds having either (i) assets in excess of $500 million or (ii) a rating of at least P-2 (or the equivalent thereof) or A-2 (or the equivalent thereof) from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(g) readily marketable direct obligations issued or fully guaranteed by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof; provided that each such readily marketable direct obligation shall be rated investment grade from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) with maturities of two years or less from the date of acquisition;

(h) Investments with average maturities of 18 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(i) investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (h) above; and

(j) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P and “A-2” from Moody’s with maturities of two years or less from the date of acquisition.

“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), (c) any other demand deposit or operating account relationships and (d) other cash management services.

“Casualty Event” shall mean, with respect to any Collateral, (a) any damage to, destruction of, or other casualty or loss involving, any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of, or relating to, or any similar event in respect of, any property or asset.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Change in Law” shall mean the occurrence after the date of this Agreement of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean and be deemed to have occurred if:

(a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such “person” or “group” and their respective Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall at any time have acquired direct or indirect “beneficial ownership” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of the outstanding common Stock of the Borrower having more than 35% of the ordinary voting power for the election of directors of the Borrower; or

(b) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by persons who were neither (1) nominated by the Board of Directors of the Borrower nor (2) appointed by directors so nominated.

“Change of Control Offer” shall have the meaning provided in Section 4.1(b).

“Change of Control Prepayment” shall have the meaning provided in Section 4.1(b)(ii).

“Change of Control Purchase Date” shall have the meaning provided in Section 4.1(b)(ii).

“Class” shall mean the Loans made (or to be made) pursuant to this Agreement as supplemented by a single Term Loan Supplement.

“Class A Loans” shall mean the Loans made pursuant to this Agreement as supplemented by the Class A Term Loan Supplement.

“Class A Term Loan Supplement” shall mean the Term Loan Supplement of even date herewith, establishing the Class A Loans in an aggregate principal amount of $1,500,000,000.

“Class Commitment” shall mean, with respect to a Class of Loans, with respect to each Lender that is a party to a Term Loan Supplement, the amount set forth therein as such Lender’s “Commitment”.

“Class Exposure” shall mean, with respect to any Lender at any time and with respect to any Class of Loans, the aggregate principal amount of the Loans of such Lender then outstanding for such Class of Loans.

“Class Total Commitment” shall mean, with respect to any Class of Loans, as of any date of determination, the aggregate amount of the Class Commitments of all Lenders of such Class with respect to such Class of Loans.

“Class Total Exposure” shall mean, with respect to any Class of Loans, the sum of the Class Exposures of the Lenders of such Class with respect to such Class of Loans.

“Class Maturity Date” shall mean the maturity date of the Loans of any Class of Loans as set forth in the Term Loan Supplement for such Class of Loans.

“Closing Date” shall mean, with respect to any Class of Loans, the date on which the conditions set forth in Article VI and any conditions set forth in the Term Loan Supplement for such Class of Loans are satisfied (or waived in accordance with Section 12.1) with respect to such Class of Loans.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning provided for such term in each of the Security Documents; provided that with respect to any Mortgages, “Collateral”, as defined herein, shall include “Mortgaged Property” as defined therein.

“Collateral Requirement Period” shall mean any period during which (a) the Ratings Condition is not satisfied or (b) any Enumerated Lien exists.

“Collateral Requirements” shall mean, during a Collateral Requirement Period, the delivery of Security Documents sufficient to satisfy the collateral requirements set forth in Section 8.9.

“Collateral Sale” shall mean the Disposition (whether in a single transaction or a series of related transactions) of property or assets constituting Collateral (including by way of Production Payments and Reserve Sales, but not by way of Sale/Leaseback Transactions and including by way of any Disposition of a Credit Party; for the avoidance of doubt, excluding any assets or property not constituting Collateral) (other than an operating lease entered into in the ordinary course of the Oil and Gas Business) (each referred to in this definition as a “disposition”); provided, however, that the term “Collateral Sale” shall exclude:

(a) any disposition of (i) cash and Cash Equivalents, (ii) obsolete, damaged, worn out or surplus property or assets or any disposition of inventory or goods (or other assets) held for sale, including Hydrocarbons and other mineral products, each in the ordinary course of business, (iii) assets (other than Oil and Gas Properties) no longer used or useful in the ordinary course, (iv) assets no longer economically practicable or commercially reasonable to maintain (as determined in good faith by the management of the Borrower), (v) dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business, and (vi) assets for the purposes of charitable contributions, community outreach or similar gifts and political contributions made in accordance with applicable law to the extent such assets are not material to the ability of the Borrower and the Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(b) the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 9.3;

(c) any disposition of property or assets of any Credit Party (including by way of any sale or disposition of a Guarantor) in any transaction or series of related transactions with an aggregate Fair Market Value of less than $10,000,000;

(d) any dispositions of property or assets of any Credit Party (including by way of any sale or disposition of a Guarantor) with an aggregate Fair Market Value during any fiscal year of the Borrower of less than $150,000,000; provided that the Company may elect for any disposition to be a “Collateral Sale” without such disposition counting towards such annual threshold;

(e) any disposition of property or assets or issuance of securities by a Credit Party to a Credit Party (including a Person that becomes a Credit Party in accordance with the Credit Documents);

(f) the lease, sub-lease, license or sublicense of any real or personal property in the ordinary course of business and the exercise of termination rights with respect to any lease, sub-lease, license or sublicense or other agreement;

(g) foreclosures, condemnation, expropriation, disposition or any similar action with respect to any property or other assets or the granting of Liens not prohibited by this Agreement;

(h) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(i) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business;

(j) the unwinding of any Hedging Obligations;

(k) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) the transfer of assets as part of the consideration for Investment in a joint venture so long as the transfer is done at Fair Market Value;

(m) the lapse or abandonment of intellectual property rights in the ordinary course of business or which in the good faith determination of the Borrower are not material to the conduct of the business of the Borrower and the Subsidiaries taken as a whole;

(n) any surrender, expiration or waiver of contract rights or oil and gas leases or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(o) any Production Payments and Reserve Sales (other than VPPs); provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Borrower or a Subsidiary, shall have been created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 180 days after the acquisition of, the property that is subject thereto;

(p) the abandonment, farm-out pursuant to a farm-out agreement, lease or sublease or other disposition of Oil and Gas Properties with no associated Proved Reserves owned or held by any Credit Party, whether or not in the ordinary course of business;

(q) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(r) in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services related to capital expenditures (including with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Borrower and the Subsidiaries taken as a whole, as determined in good faith by the Borrower;

(s) dispositions of machinery and equipment that are not Oil and Gas Properties for Fair Market Value;

(t) Permitted Asset Swaps, to the extent included in the definition of Collateral Sale;

(u) transfers of property subject to a (i) casualty event or in connection with any condemnation proceeding with respect to Collateral upon receipt of the net cash proceeds of such casualty event or condemnation proceeding or (ii) in connection with any casualty event or any condemnation proceeding, in each case with respect to property that does not constitute Collateral; and

(v) any financing transaction with respect to property built or acquired by any Credit Party after the Initial Closing Date, including Sale/Leaseback Transactions and asset securitizations permitted by this Agreement and the Term Loan Supplements;

provided that, notwithstanding anything to the contrary contained in this definition, any VPP shall constitute a Collateral Sale.

“Collateral Sale Cure” shall mean compliance with the proviso of Section 8.9(b).

“Collateral Sale Offer” shall have the meaning provided in Section 4.1(a)(ii).

“Collateral Trust Agreement” shall mean, the agreement among the Collateral Trustee, the Term Agent, the Revolving Agent, the Borrower and certain Subsidiaries of the Borrower, substantially in the form attached as Exhibit A.

“Collateral Trustee” shall mean MUFG Union Bank, N.A., as collateral trustee, for the benefit of the Secured Parties pursuant to the terms of a Collateral Trust Agreement (or the applicable successor thereof).

“Commitment” shall have the meaning provided in the definition of “Class Commitment”.

“Commitment Percentage” shall mean, with respect to any Class of Loans, at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Class Commitment for such Class of Loans at such time by (b) the amount of the Class Total Commitment for such Class of Loans at such time; provided that at any time when the Class Total Commitment for such Class of Loans shall have been terminated, each Lender’s Commitment Percentage with respect to any Class of Loans shall be the percentage obtained by dividing (i) such Lender’s Class Exposure for such Class of Loans at such time by (ii) the Class Total Exposure for such Class of Loans at such time.

“Confidential Information” shall have the meaning provided in Section 12.15.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Group Members, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication, (a) the income (or loss) of any Person (other than a Group Member) in which any Group Member has an ownership interest and any income represented by any dividends, distributions or proceeds of redemptions of Capital Stock in respect of any Person (other than a Group Member) in which a Group Member has an ownership interest, except, in each case, to the extent of the amount of cash dividends and other distributions actually paid to any Group Member during such period, and (b) the undistributed earnings of any Group Member to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Requirement (other than under any Credit Document) or Requirement of Law applicable to such Group Member; provided that the following shall be excluded in calculating Consolidated Net Income: (x) any non-cash income attributable to cancellation or early extinguishment of any Indebtedness of any Group Member and (y) any non-cash extraordinary or non-recurring income, gain, charge, expense or loss of any Group Member for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or reserve for cash charges for any future period, and any such income or gain that represents the reversal of any such accrual or cash reserve), including the same resulting from the requirements of SFAS 133 or 143, all as determined on a consolidated basis in accordance with GAAP.

“Contractual Requirement” shall have the meaning provided in Section 7.3.

“Credit Documents” shall mean this Agreement (including all Term Loan Supplements), the Guarantee, and during any Collateral Requirement Period, the Security Documents.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan.

“Credit Party” shall mean each of the Borrower and the Guarantors.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.

“Deposit Accounts” shall have the meaning set forth in the Uniform Commercial Code.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or any other Credit Party in connection with a Collateral Sale that is designated as Designated Non-Cash Consideration pursuant to an Authorized Officer’s certificate delivered by the Borrower to the Term Agent, setting forth the basis of such valuation minus the Fair Market Value of the portion of the non-cash consideration converted to cash or Cash Equivalents within 365 days following the consummation of the applicable Collateral Sale.

“Disposition” shall mean, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock” shall mean, with respect to any Person, any Stock or Stock Equivalents of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Stock or Stock Equivalents that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale to the extent the terms of such Stock or Stock Equivalents provide that such Stock or Stock Equivalents shall not be required to be repurchased or redeemed until the Last Maturity Date has occurred or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver hereunder)), in whole or in part, in each case prior to the date that is 91 days after the Last Maturity Date; provided that, if such Stock or Stock Equivalents are issued to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Stock or Stock Equivalents shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or the Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Stock or Stock Equivalents held by any future, present or former employee, director, manager or consultant of the Borrower, any of the Subsidiaries or any of its direct or indirect parent companies or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Borrower, in each case pursuant to any equity holders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or the Subsidiaries.

“Disregarded Entity” shall mean any Domestic Subsidiary that is disregarded for United States federal income tax purposes.

“Distressed Person” shall have the meaning provided in the definition of “Lender-Related Distress Event”.

“Dollar-Denominated Production Payments” shall mean production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof, or the District of Columbia.

“Dutch Auction” shall mean an auction of Term Loans conducted pursuant to Section 12.6(g) to allow the Borrower or any of its Restricted Subsidiaries to purchase Loans at a discount to par value and on a non-pro rata basis, in each case in accordance with the applicable Dutch Auction Procedures.

“Dutch Auction Procedures” shall mean, with respect to a purchase of Loans by the Borrower or any of its Restricted Subsidiaries pursuant to Section 12.6(g), Dutch auction procedures to be reasonably agreed upon by the Borrower and the Term Agent in connection with any such purchase.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Enumerated Lien” shall mean, at any time of determination, any Lien securing Indebtedness under the Revolving Credit Agreement or any Indenture, any Indebtedness referred to in Section 9.1(a), Section 9.1(r) or Section 9.1(u) or any Indebtedness that Refinances any of the foregoing.

“Environmental Law” shall mean any applicable federal, state or local statute, law (including common law), rule, regulation, ordinance, or code of any Governmental Authority now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or workplace safety (to the extent relating to human exposure to Hazardous Materials), or the release or threatened release of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect on the Closing Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) a Reportable Event with respect to a Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a pension plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Article X.

“Excess Collateral Proceeds” shall have the meaning provided in Section 4.1(a)(ii).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” shall mean on any day with respect to any currency (other than Dollars), the rate at which such currency may be exchanged into any other currency (including Dollars), as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters

World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Borrower, or such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of a money center bank selected by the Borrower in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two Business Days later.

“Excluded Deposit Account” shall mean Deposit Accounts (a) the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employment taxes required to be paid to the IRS or state or local government agencies with respect to employees of the Borrower or any Restricted Subsidiary, (ii) amounts required to be paid over to an employee benefit plan on behalf of or for the benefit of employees of the Borrower or any Restricted Subsidiary, (iii) amounts set aside for payroll and the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of the Borrower or any Restricted Subsidiary, (iv) amounts constituting purchase price deposits held in escrow pursuant to a binding and enforceable purchase and sale agreement with a third party containing customary provisions regarding the payment and refunding of such deposits, (v) amounts held in escrow or in trust pending litigation or other settlement claims and (vi) amounts held in trust or as fiduciaries for third parties in respect of such third party’s ratable share of the revenues of Oil and Gas Properties or (b) identified in writing to the Term Agent either on or before the Initial Closing Date or within 15 Business Days of such Deposit Account being opened; provided that the Deposit Accounts described under this clause (b) shall not have a balance, in the aggregate, at any time greater than $10,000,000. Notwithstanding anything to the contrary contained herein, no Deposit Account that is subject to the control of the Collateral Trustee shall constitute an Excluded Deposit Account.

“Excluded Property” shall mean (a) all Excluded Stock (as defined in the Security Agreement); (b) any property to the extent the grant or maintenance of a Lien on such property (i) is prohibited by any Requirement of Law, (ii) could reasonably be expected to result in material adverse tax consequences to the Borrower or any Restricted Subsidiary of the Borrower, (iii) requires a consent not obtained of any Governmental Authority pursuant to applicable law or (iv) is prohibited by, or requires any consent not obtained under, any Contractual Requirements, except to the extent that such Contractual Requirement providing for such prohibition or requiring such consent is ineffective under applicable law (including without limitation, pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC); (c) motor vehicles and other assets subject to certificates of title; (d) Excluded Deposit Accounts and Excluded Securities Accounts; (e) all real property (owned or leased) not constituting Mortgaged Properties; (f) any foreign collateral or credit support with respect to such foreign collateral; (g) any property or assets owned by a Foreign Subsidiary or an Unrestricted Subsidiary; (h) any intellectual property; (i) margin stock and, to the extent prohibited by the terms of any applicable organizational documents, joint venture agreement, shareholders’ agreement or similar agreement, Stock or Stock Equivalents in any other Person other than wholly owned Subsidiaries that are Restricted Subsidiaries and (j) any property with respect to which, in the reasonable judgment of the Term Agent, the cost of obtaining a security interest in, or Lien on, such property in favor of the Term Loan Secured Parties under the Security Documents, or the perfection of such security interest or Lien, shall be excessive in view of the benefits to be obtained by the Term Loan Secured Parties therefrom.

“Excluded Securities Account” shall mean Securities Accounts identified in writing to the Term Agent on either the Initial Closing Date or within 15 Business Days of such Securities Account being opened; provided that the Securities Accounts so identified shall not have a balance, in the aggregate, at any time greater than $10,000,000. Notwithstanding anything to the contrary contained herein, no Securities Account that is subject to the control of the Collateral Trustee shall constitute an Excluded Securities Account.

“Excluded Subsidiary” shall mean (a) any Disregarded Entity substantially all the assets of which consist of Stock and Stock Equivalents of Foreign Corporate Subsidiaries or FSHCOs; (b) each Domestic Subsidiary that is prohibited by any applicable Contractual Requirement (not entered into in contemplation of this Agreement) permitted under this Agreement or Requirement of Law from guaranteeing or granting Liens to secure the Obligations (for so long as such restriction or any replacement or renewal thereof is in effect) or that would require consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received); (c) each Domestic Subsidiary that is a Subsidiary of a Foreign Corporate Subsidiary; (d) any Foreign Corporate Subsidiary or FSHCO; (e) each Unrestricted Subsidiary; and (f) any other Domestic Subsidiary with respect to which providing such a Guarantee would result in material adverse tax consequences as reasonably determined by the Borrower. As of the Initial Closing Date, there are no Excluded Subsidiaries other than the Unrestricted Subsidiaries set forth on Schedule 7.12.

“Excluded Taxes” shall mean, with respect to the Term Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by its overall net income or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law and any Taxes attributable to a failure to comply with Section 4.3(d) or Section 4.3(h)), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Credit Documents or any transactions contemplated thereunder), (ii) except in the case of a Lender that is an assignee pursuant to a request by the Borrower under Section 12.7, in the case of a Non-U.S. Lender, any United States federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document that (A) is required to be imposed on amounts payable to such Non-U.S. Lender pursuant to laws in force at the time such Non-U.S. Lender becomes a party hereto (or designates a new lending office), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments from any Credit Party with respect to such withholding Tax pursuant to Section 4.3 or (B) is attributable to such Non-U.S. Lender’s failure to comply with Section 4.3(d), Section 4.3(e) or Section 4.3(i) or (iii) any United States federal withholding Tax imposed under FATCA.

“Existing Contingent Convertible Notes” shall mean the Borrower’s 2.75% Contingent Convertible Senior Notes due 2035, 2.50% Contingent Convertible Senior Notes due 2037 and 2.25% Contingent Convertible Senior Notes due 2038.

“Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount of the Loans of such Lender then outstanding.

“Facility” shall mean the Commitments and the Loans of all Classes.

“Facility Termination” shall mean the first Business Day when all Obligations (other than indemnification and other contingent obligations for which no claim has been asserted at the relevant time of determination) have been paid in full and all Commitments have terminated or expired.

“Fair Market Value” shall mean, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Borrower.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any date that is a Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for such day for such transactions received by the Term Agent from three Federal Funds brokers of recognized standing selected by it.

“Foreclosure Proceeds” shall mean Shared Collateral or Proceeds (each as defined in the Collateral Trust Agreement) received or payable (a) in connection with the enforcement or exercise of any rights or remedies with respect to any portion of the Shared Collateral or (b) pursuant to a plan of reorganization or similar dispositive restructuring plan.

“Foreign Corporate Subsidiary” shall mean a Foreign Subsidiary that is treated as a corporation for United States federal income tax purposes.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FSHCO” shall mean any direct or indirect Subsidiary that has no material assets other than the Stock of one or more direct or indirect Foreign Corporate Subsidiaries.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” shall mean, with regard to any Person, all Indebtedness incurred, created, assumed or guaranteed by such Person, which matures, or is renewable by such Person to a date, more than one year after the date as of which Funded Debt is being determined.

“GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange and any supra-national bodies such as the European Union or the European Central Bank.

“Group Members” shall mean, collectively, the Borrower and each of its Restricted Subsidiaries.

“Guarantee” shall mean the Guarantee made by any Guarantor in favor of the Term Agent for the benefit of the Term Loan Secured Parties.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean each Material Subsidiary (other than any Excluded Subsidiary), and, in any event, including each “Guarantor” under and as defined in the Revolving Credit Agreement.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any applicable Environmental Law.

“Hedge Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, agreements or obligations entered into in the ordinary course of business to physically buy or sell any commodity produced from the Borrower’s and the Subsidiaries’ Oil and Gas Properties or electricity generation facilities under an agreement that has a tenor under 90 days shall not be considered Hedge Agreements.

“Hedge Termination Value” shall mean, in respect of any one or more Hedge Agreements, after taking into account the effect of any netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreement (including any Lender or any Affiliate of a Lender).

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person incurred in the normal course of business and not for speculative purposes under Hedge Agreements.

“Historical Financial Statements” shall mean (a) the audited combined balance sheets of the Borrower and its consolidated Subsidiaries as of December 31, 2014 and December 31, 2015, and the related audited combined statements of income and comprehensive income, statements of net investment and statements of cash flows for each of the fiscal years in the two-year period ended December 31, 2015 and (b) the unaudited combined balance sheet of the Borrower and its consolidated Subsidiaries as of June 30, 2016, and the related unaudited combined statements of income and comprehensive income and statements of cash flows for the six-month period ended June 30, 2016.

“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Subsidiary” shall mean any Subsidiary of the Borrower that is not an Unrestricted Subsidiary and that as of any applicable date of determination does not have (a) direct Indebtedness in the aggregate in excess of $10,000,000, (b) Guarantee Obligations in the aggregate excess of $10,000,000 or (c) assets or annual revenues in excess of $10,000,000.

“Indebtedness” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business and other obligations to the extent such obligations may be satisfied at such Person’s sole discretion by the issuance of common stock of such Person), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of banker’s acceptances, letters of credit, or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (f) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person (including accounts and contract rights, but excluding any Stock in joint ventures or Unrestricted Subsidiaries to the extent the Liens on such Stock secures Indebtedness of such joint venture or such Unrestricted Subsidiary that is nonrecourse to any Group Member), whether or not such Person has assumed or become liable for the payment of such obligation, provided that the amount of Indebtedness for purposes of this clause (h) shall be an amount equal to the lesser of the unpaid amount of such Indebtedness and the Fair Market Value of the property subject to such Lien, (i) liabilities with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment other than in respect of a Qualifying VPP (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment (other than a Qualifying VPP) created by such Person or for the creation of which such Person directly or indirectly received payment) and (j) for the purposes of any Section in a Term Loan Supplement governing the incurrence of Indebtedness or Liens and Sections 9.1, 9.2 and 10.4 only, all net obligations of such Person in respect of Hedge Agreements (and any reference to the “principal amount” of obligations, or Indebtedness, in respect of any Hedge Agreement shall be the Hedge Termination Value at the relevant time of determination). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding the foregoing, (i) any Indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such obligations relating to such Indebtedness at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such Indebtedness, shall not constitute or be deemed Indebtedness; provided that such defeasance has been made in a manner not prohibited by this Agreement, (ii) for purposes of Section 9.1 and Section 9.2 governing the Incurrence of Indebtedness and Funded Debt, respectively, a Qualifying VPP shall not be treated as Indebtedness, and (iii) Indebtedness shall not include endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business.

“Indemnified Liabilities” shall have the meaning provided in Section 12.5.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to or measured by, any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document other than (a) Excluded Taxes, (b) Other Taxes and (c) any interest, penalties or expenses caused by the Term Agent’s or Lender’s gross negligence or willful misconduct.

“Indentures” shall mean each indenture (including any supplemental indenture) governing any outstanding senior, public, unsecured, long-term notes of the Borrower issued prior to the Closing Date or issued from time to time after the Closing Date as permitted hereunder or under any Term Loan Supplement.

“Index Debt” shall mean the senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person (but may be guaranteed by one or more Guarantors) or subject to any other credit enhancement.

“Industry Investment” shall mean Investments and/or expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the oil and gas business as a means of actively engaging therein through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of oil and gas business jointly with third parties, including: (1) ownership interests in oil and gas properties or gathering, transportation, processing, or related systems; and (2) Investments and/or expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, service contracts, joint venture agreements, partnership agreements (whether general or limited), and other similar agreements (including for limited liability companies) with third parties.

“Ineligible Person” shall mean, on any date, (a) a natural person (or a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (b) a Defaulting Lender or any parent entity thereof, (c) except for assignments pursuant to Section 12.6(g), the Borrower or any Subsidiary or Affiliate of the Borrower or (d) any competitor of the Borrower which has been designated by the Borrower as an “Ineligible Person” by written notice to the Term Agent and the Lenders (including by posting such notice electronically) not less than two Business Days prior to such date; provided that “Ineligible Person” shall exclude any Person referred to in the preceding clause (d) that the Borrower has designated as no longer being an “Ineligible Person” by written notice delivered to the Term Agent from time to time.

“Initial Closing Date” shall have the meaning provided in Article V.

“Institutional Lender” shall mean any bank, investment bank, insurance company, mutual fund or other institutional lender.

“Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of December 23, 2015 among the Borrower, the Guarantors, the Revolving Agent (as the Priority Lien Agent (as defined therein)), the Second Lien Collateral Trustee (as defined therein) and the other parties from time to time party thereto.

“Interim Covenant Period” shall have the meaning specified in the Revolving Credit Agreement as in effect on the Initial Closing Date.

“Interim PV-9 Determination” shall have the meaning provided in Section 8.9(b).

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale), (b) the making of any deposit with, or advance, loan or other extension of credit to, assumption of Indebtedness of, or capital contribution to, or purchase or other acquisition of an equity participation in, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person) (including any partnership or joint venture), (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness, (d) the purchase or other acquisition (in one transaction or a series of transactions) of (i) all or substantially all of the property and assets or business of another Person or (ii) assets constituting a business unit, line of business or division of such Person; provided that, in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 9.5, or (e) the acquisition of Funded Debt of such Person or any of its subsidiaries by such Person or any of its subsidiaries, if such Funded Debt is then cancelled.

“Investment Grade Period” shall mean any period when each of Moody’s and S&P has publically announced that the Index Debt is rated Baa3 or higher (from Moody’s) or BBB- or higher (from S&P); provided, however, that if one of such ratings is Ba3 (or lower) or BB- (or lower) as applicable, even if the other rating is Baa3 or BBB- or higher, as applicable, there shall not be an Investment Grade Period.

“IRS” shall mean the Internal Revenue Service of the federal government of the United States.

“Junior Debt” shall mean (a) any borrowed money Indebtedness subordinated in right of payment to the Loans and (b) during a Collateral Requirement Period, (i) any borrowed money Indebtedness subordinated in right of payment to the Loans, (ii) any borrowed money Indebtedness secured by a subordinate Lien on all or any part of the Collateral and (iii) any unsecured borrowed money Indebtedness.

“Junior Lien Debt” shall mean secured Indebtedness that satisfies all of the requirements of Section 9.1(u).

“Last Maturity Date” shall mean, as of any date, the maturity date for all outstanding Classes of Loans that is the last to occur.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean (a) the refusal or failure of any Lender to make available its portion of any incurrence of Loans, which refusal or failure is not cured within two Business Days after the date of such refusal or failure, unless such Lender notifies the Term Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; (b) the failure of any Lender to pay over to the Term Agent, or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute; (c) a Lender has notified the Borrower or the Term Agent in writing that it does not intend or expect to comply with any of its funding obligations or has made a public statement to that effect with respect to its funding obligations under the Facility (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (d) the failure, within three Business Days after a written request by the Term Agent or the Borrower, by a Lender to confirm in writing to the Term Agent and the Borrower that it will comply with its obligations under the Facility (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Term Agent and the Borrower) or (e) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” shall mean, with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt, or such Distressed Person becomes the subject of a Bail-in Action; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Lien” shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement or a financing lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties; provided that in no event shall an operating lease be deemed to be a Lien.

“Loan” shall mean any Loan made pursuant to a Term Loan Supplement.

“Majority Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding more than 50% of the unused Total Commitment at such date and the Total Exposure (excluding the Exposure of Defaulting Lenders) at such date or (b) if the Total Commitment has been terminated, or for the purposes of acceleration pursuant to Article X, Non-Defaulting Lenders having or holding more than 50% of the Total Exposure (excluding the Exposure of Defaulting Lenders) at such date; provided that with respect to any Class of Loans, the foregoing shall be read to reference only the Lenders of such Class of Loans, mutatis mutandis.

“Master Agreement” shall have the meaning provided in the definition of “Hedge Agreements”.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Subsidiaries on a consolidated basis, that would, individually or in the aggregate, materially adversely affect (a) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Term Agent and the Lenders under this Agreement or under any of the other Credit Documents.

“Material Subsidiary” shall mean any Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” shall mean the scheduled maturity date of any Class of Loans as specified in the Term Loan Supplement for such Class.

“Maximum Aggregate Amount” shall mean, as of any date, $2,500,000,000 or such greater amount of Indebtedness as may then be permitted by the Revolving Credit Agreement to be secured by Liens on the Collateral of a priority equal to that of the Liens securing the Obligations (as defined in the Revolving Credit Agreement).

“Modified ACNTA” shall mean (without duplication), as of the date of determination, (a) the sum of:

(i) the discounted future net revenue from proved oil and gas reserves of the Borrower and the Subsidiaries calculated in accordance with SEC guidelines but using Strip Prices (before any state or federal income taxes), as estimated by petroleum engineers (which may include the Borrower’s internal engineers) in a reserve report prepared as of the most recent practicable date (the “Start Date”), as increased by, as of the date of determination, the discounted future net revenue of

(A) estimated proved oil and gas reserves of the Borrower and the Subsidiaries attributable to any acquisition consummated since the Start Date, and

(B) estimated proved oil and gas reserves of the Borrower and the Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the Start Date, which, in the case of clauses (A) and (B), would, in accordance with standard industry practice, result in such increases as calculated on a pre-tax basis in accordance with SEC guidelines but using Strip Prices as of the Start Date by the Borrower’s petroleum engineers or any independent petroleum engineers engaged by the Borrower for such purpose, and decreased by, as of the date of determination, the discounted future net revenue attributable to

(C) estimated proved oil and gas reserves of the Borrower and the Subsidiaries reflected in such reserve report produced or disposed of since the Start Date and

(D) reductions in the estimated proved oil and gas reserves of the Borrower and the Subsidiaries reflected in such reserve report attributable to downward revisions of estimates of proved oil and gas reserves since the Start Date due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the Start Date;

in the case of clauses (C) and (D), calculated on a pre-tax basis in accordance with SEC guidelines (utilizing the Strip Prices as of the Start Date) by the Borrower’s petroleum engineers or any independent petroleum engineers engaged by the Borrower for such purpose;

(ii) the capitalized costs that are attributable to oil and gas properties of the Borrower and the Subsidiaries to which no proved oil and gas reserves are attributable, based on the Borrower’s books and records as of a date no earlier than the date of the Borrower’s most recent annual or quarterly period for which internal financial statements are available;

(iii) the Net Working Capital as of a date no earlier than the last day of the Borrower’s most recent annual or quarterly period for which internal financial statements are available; and

(iv) the greater of

(I) the net book value on a date no earlier than the last day of the Borrower’s most recent annual or quarterly period for which internal financial statements are available and

(II) the appraised value, as estimated by independent appraisers, as of a date no earlier than the date of the Borrower’s latest audited financial statements,

of other tangible assets (including Investments in unconsolidated Subsidiaries) of the Borrower and the Subsidiaries, provided that if no such appraisal has been performed, the Borrower shall not be required to obtain such an appraisal and only clause (iv)(I) of this definition will apply, minus (b) to the extent not otherwise taken into account in the immediately preceding clause (a), the sum of:

(i) minority interests;

(ii) to the extent not otherwise taken into account in the determination of Modified ACNTA, any gas balancing liabilities of the Borrower and the Subsidiaries as of the last day of the Borrower’s most recent annual or quarterly period for which internal financial statements are available;

(iii) to the extent included in clause (a)(1) above, the discounted future net revenues, calculated on a pre-tax basis in accordance with SEC guidelines (utilizing the Strip Prices utilized in the Borrower’s Start Date reserve report) by the Borrower’s petroleum engineers or any independent petroleum engineer engaged by the Borrower for such purpose, attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Borrower and the Subsidiaries with respect to VPPs on the schedules specified with respect thereto;

(iv) the discounted future net revenue, calculated on a pre-tax basis in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenue specified in clause (a)(i) above, would be necessary to fully satisfy the payment obligations of the Borrower and the Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto; and

(v) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties.

If the Borrower changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, Modified ACNTA will continue to be calculated as if the Borrower were still using the full cost method of accounting. As used in this definition, “Net Working Capital” means (i) all current assets of the Borrower and the Subsidiaries, minus (ii) all current liabilities of the Borrower and the Subsidiaries, except current liabilities included in Indebtedness.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed, assignment of as-extracted collateral, fixture filing or other security document entered into by the owner of a Mortgaged Property and the Collateral Trustee for the benefit of the Term Loan Secured Parties in respect of that Mortgaged Property.

“Mortgaged Property” shall mean the real property and improvements thereto with respect to which a Mortgage is required to be granted pursuant to Section 8.9; provided that, notwithstanding any provision in any Mortgage to the contrary, in no event shall any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) located on the Mortgaged Properties (as defined in the applicable Mortgage) within an area having special flood hazards and in which flood insurance is available under the National Flood Insurance Act of 1968 be included in the definition of “Mortgaged Property” or “Mortgaged Properties” and no such Building or Manufactured (Mobile) Home shall be encumbered by any Mortgage. As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA and is or was within any of the last preceding six years contributed to by the Borrower or an ERISA Affiliate.

“Net Cash Proceeds” shall mean, with respect to any Collateral Sale or Casualty Event, cash proceeds (including, in the case of any Casualty Event, insurance, condemnation or similar proceeds) actually received by the Credit Parties, net of the costs relating to such Collateral Sale or Casualty Event, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, all dividends, distributions or other payments required to be made to minority interest holders in any Guarantor as a result of any such Collateral Sale or Casualty Event by the

Borrower or such Guarantor, the amount of any purchase price or similar adjustment claimed by any Person to be owed by the Borrower or any Guarantor or otherwise estimated in good faith by the Borrower, until such time as such claim shall have been settled or otherwise finally resolved, or paid or payable by the Borrower or any other Guarantor, in either case in respect of such Collateral Sale or Casualty Event, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, survey costs, title insurance premiums, the Borrower’s good faith estimate of Taxes paid and payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment (including, for the avoidance of doubt, withholding Taxes and Taxes imposed on the distribution of any such net proceeds) under this Agreement, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness or amounts required to be applied to the repayments of Indebtedness secured by a Lien on such assets and amounts required to be paid in connection with the termination of hedging obligations related to Indebtedness repaid with such proceeds or hedging oil, natural gas and natural gas liquid production in notional volumes corresponding to the Oil and Gas Properties subject to such Collateral Sale or Casualty Event, as a result of such transaction, and including any deduction of appropriate amounts to be provided by the Borrower or any other Guarantor as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any other Guarantor after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, in each case, as determined reasonably and in good faith by an Authorized Officer of the Borrower.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-U.S. Lender” shall mean any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan entered into with the Borrower or any other Credit Party, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof in any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents include the obligation (including Guarantee Obligations) to pay principal, interest, make-whole amounts, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document.

“Oil and Gas Business” shall mean the business of the exploration for, and exploitation, development, production, processing, marketing, storage and transportation of, hydrocarbons, and other related energy and natural resource businesses (including oil and gas services businesses related to the foregoing).

“Oil and Gas Properties” shall mean (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems, power and cogeneration facilities and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Other Taxes” shall mean any and all present or future stamp, registration, documentary, intangible, recording, filing or any other excise, property or similar taxes (including interest, fines, penalties, additions to tax and related, reasonable, out-of-pocket expenses with regard thereto) arising from any payment made hereunder or made under any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include any of the foregoing Taxes (i) that result from an assignment, grant of a participation pursuant to Section 12.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by the Borrower, or (ii) that are Excluded Taxes.

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Term Agent, as the case may be, in accordance with banking industry rules on interbank compensation.

“Pari Passu Intercreditor Agreement” shall mean, with respect to any Permitted Pari Passu Secured Indebtedness, a collateral trust agreement or an intercreditor agreement, in each case form and substance reasonably satisfactory to the Term Agent and the Borrower, that contains terms and conditions that are substantially similar to the Collateral Trust Agreement or are otherwise within the range of terms and conditions customary for collateral trust and intercreditor agreements that are of the type that govern intercreditor relationships between holders of senior secured credit facilities and holders of the same type of Indebtedness as such Permitted Pari Passu Secured Indebtedness.

“Participant” shall have the meaning provided in Section 12.6(c)(i).

“Participant Register” shall have the meaning provided in Section 12.6(c)(ii).

“Patriot Act” shall have the meaning provided in Section 12.17.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Asset Swap” shall mean the substantially concurrent (and in any event occurring within 180 days of each other) purchase and sale or exchange (including Section 1031 exchanges and reverse Section 1031 exchanges, in each case made in accordance with the Code) of Related Business Assets or a combination of Related Business Assets and cash and Cash Equivalents between the Borrower or any other Credit Party and another Person; provided that the Fair Market Value of the properties or assets traded or exchanged by the Borrower or such other Credit Party (together with any cash or Cash Equivalents) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash or Cash Equivalents) to be received by the Borrower or such other Credit Party; provided further that any cash or Cash Equivalents received must be applied in accordance with Section 4.1(a); provided further that such Related Business Assets shall be secured for the benefit of all Term Loan Secured Parties as Collateral.

“Permitted Liens” shall mean (a) Liens existing on the Initial Closing Date (excluding any Liens securing (i) the Loans, (ii) Indebtedness permitted by Section 9.1(r) and (iii) Junior Lien Debt permitted by Section 9.1(u)); (b) Liens on the Collateral securing Indebtedness permitted by Section 9.1(a), Section 9.1(r) and Section 9.1(u), in each case, subject to compliance with the requirements of such Sections; (c) Liens securing any renewal, extension, substitution, refinancing or replacement of secured Indebtedness; provided that such Liens extend to or cover only the property or assets then securing the Indebtedness being refinanced and that the Indebtedness being refinanced was not incurred under Section 9.1(a), 9.1(r) or 9.1(u); (d) Liens on, or related to, properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development or operation thereof; (e) Liens upon (i) any property of or any interests in any Person existing at the time of acquisition of such property or interests by the Borrower or a Subsidiary, (ii) any property of or interests in a Person existing at the time such Person is merged or consolidated with the Borrower or any Subsidiary or existing at the time of the sale or transfer of any such property of or interests in such Person to the Borrower or any Subsidiary or (iii) any property of or interests in a Person existing at the time such Person becomes a Subsidiary; provided that, in each case such Lien has not been created in contemplation of such sale, merger, consolidation, transfer or acquisition, and provided further that, in each such case, no such Lien shall extend to or cover any property of the Borrower or any Subsidiary other than the property being acquired and improvements thereon; (f) Liens on deposits to secure public or statutory obligations or in lieu of surety or appeal bonds entered into in the ordinary course of business; (g) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any Subsidiary on deposit with or in possession of such bank; (h) Liens securing purchase money security interests granted in connection Indebtedness permitted under Section 9.1(f)(i), provided that (i) such Liens attach only to the property so acquired with the purchase money indebtedness secured thereby (and accessions and additions to such assets, replacements and products thereof and customary security deposits) and (ii) such Liens secure only Indebtedness that is not in excess of 100% of the purchase price of such assets; (i) Liens arising under Capital Leases to secure Capital Lease Obligations permitted under Section 9.1(f)(ii), provided that such Liens do not at any time extend to or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capital Leases, provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender; (j) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases; (k) Liens arising under partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation or processing of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, development agreements, operating agreements, area of mutual interest agreements, and other similar agreements which are customary in the Oil and Gas Business; (l) Liens securing obligations of the Borrower or any of the Subsidiaries under Hedge Agreements; (m) Liens in favor of the United States, any State thereof, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens, including without limitation, Liens to secure Funded Debt of the pollution control or industrial revenue bond type; (n) Liens in favor of the Borrower or any Guarantor; and (o) Liens securing Indebtedness permitted by Section 9.1(i), Section 9.1(n), Section 9.1(q) and Section 9.1(t) (limited to Liens on the assets referred to in such Section 9.1(t)).

“Permitted Pari Passu Secured Indebtedness” shall mean any secured Indebtedness of the Borrower and/or any Guarantor; provided that (a) such Indebtedness is secured by Liens on all or a portion of the Collateral on a pari passu basis with the Liens on the Collateral securing the Obligations in respect of the Class A Loans and any other Class of Loans incurred and outstanding pursuant to Section 9.1(a) (but without regard to the control of remedies or priority in the payment of Foreclosure Proceeds) and is not secured by any assets of the Borrower or any other Restricted Subsidiary other than the Collateral, (b) such Indebtedness is not guaranteed by any Subsidiaries other than the Guarantors and (c) the administrative agent, collateral agent, trustee and/or any similar representative acting on behalf of the holders of such Indebtedness shall have become party to the Collateral Trust Agreement, or a Pari Passu Intercreditor Agreement (or if such Indebtedness constitutes an additional Class of Loans hereunder, is otherwise subject to the Collateral Trust Agreement or a Pari Passu Intercreditor Agreement), providing that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations in respect of the Class A Loans and any other Class of Loans incurred and outstanding pursuant to Section 9.1(a) (and providing for the control of remedies and the priority in payment of Foreclosure Proceeds, in each case in a manner substantially similar to that set forth in the Collateral Trust Agreement or as otherwise permitted by this Agreement).

“Permitted Restrictions” shall have the meaning provided in Section 9.8(b).

“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued or incurred in exchange for, or the net proceeds of which are used (or held for use and in fact used within 90 days of receipt thereof) to modify, extend, refinance, renew, replace, repurchase or refund (or to refund to the Borrower any amounts repaid, repurchase or prepaid in respect of Indebtedness within 90 days prior to the incurrence of such Indebtedness) (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other amounts paid and fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) if the Indebtedness being Refinanced is Indebtedness permitted by Sections 9.1(g) or 9.1(h), the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness are not changed (except that a Credit Party may be added as an additional obligor) and (C) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 9.1(f), such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness (provided that, if the Refinancing is of any of the Existing Contingent Convertible Notes, then such Permitted Refinancing Indebtedness shall have a stated maturity and, if applicable, any mandatory call date not earlier than the date that is 91 days after the Last Maturity Date in effect at the time such Permitted Refinancing Indebtedness is incurred).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Petroleum Industry Standards” shall mean the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” shall mean any single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six years maintained or contributed to (or to which there is or was an obligation to contribute or to make payments to) by the Borrower or an ERISA Affiliate.

“Platform” shall have the meaning provided in Section 8.1.

“Pricing Date” shall mean the date used to determine the Strip Prices used in connection with the determination of PV-9; such date shall be no more than 30 days before the related Reserve Date and no later than the related Calculation Date. For the avoidance of doubt and as an example, the Pricing Date could be as early as December 1 and as late as March 31 if the Reserve Date was December 31 and the Calculation Date was the following March 31.

“Production Payments” shall mean Dollar-Denominated Production Payments and VPPs, collectively.

“Production Payments and Reserve Sales” shall mean the grant or transfer by the Borrower or any Subsidiary to any Person of a royalty, overriding royalty, net profits interest, Production Payment, partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Borrower or any Subsidiary.

“Proved Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”; and “Proved Reserves” in the aggregate comprise Proved Reserves that are “Developed Producing Reserves”, “Developed Non-Producing Reserves” and “Undeveloped Reserves”.

“PV-9” shall mean, with respect to any Proved Reserves expected to be produced from any Oil and Gas Properties of the Borrower and the Subsidiaries, the net present value as of any Reserve Date, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower and the Subsidiaries’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with SEC guidelines, except that the Strip Prices as of the Pricing Date shall be used in such calculations. For the avoidance of doubt, the calculation of PV-9 for any Reserve Date (other than a Specified Date) shall give effect to exploration and production activities, acquisitions, Dispositions and production since the Reserve Date to the Calculation Date.

“Qualifying VPP” shall mean (a) each VPP existing on the Closing Date and (b) any VPP granted by a Group Member or Group Members (the “VPP Seller”) to the purchaser of the VPP (the “VPP Buyer”); provided that (i) during a Collateral Requirement Period, no portion of the working or other interests in oil and gas properties burdened by the VPP (the “VPP Properties”) constitute Collateral, (ii) the consideration for such VPP consists only of cash or Cash Equivalents, (iii) any obligation of any Group Member to purchase the VPP Buyer’s share of production is at a fair market index price in effect from time to time (adjusted for shrinkage and transportation costs, as applicable), (iv) any Liens securing the VPP or any related obligations of the VPP Seller to the VPP Buyer are limited to the VPP Seller’s retained interests in the VPP Properties and the production therefrom and its rights, titles and interests related thereto and (v) no Default or Event of Default shall have occurred and be continuing at the time of the grant of the VPP or shall result therefrom.

“Ratings Condition” shall mean, as of any date of determination, that (a) either (i) both (A) the rating of the Index Debt is (x) BB+ or higher from S&P and Ba2 or higher from Moody’s or (y) Ba1 or higher from Moody’s and BB or higher S&P and (B) the Leverage Ratio (as such term and all component definitions thereof are defined in the Revolving Credit Agreement as in effect on the Initial Closing Date) of the Borrower (as of the date of the most recent financial statements delivered to the Term Agent pursuant to Section 8.1) is less than or equal to 3.00:1.00 or (ii) the rating of the Index Debt is (A) BBB- or higher from S&P and Ba1 or higher from Moody’s or (B) Baa3 or higher from Moody’s and BB+ or higher from S&P (this clause (a), the “Collateral Termination Test”) or (b) upon consummation of a contemplated transaction, immediately after giving effect to such transaction and pro forma for such transaction, any Indebtedness incurred in connection therewith and the use of proceeds therefrom, the Borrower would be able to satisfy the Collateral Termination Test (including as evidenced by indicative ratings from S&P and Moody’s).

“Refinance” shall have the meaning provided in the definition of “Permitted Refinancing Indebtedness.”

“Register” shall have the meaning provided in Section 12.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in an Oil and Gas Business.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents and members of such Person or such Person’s Affiliates.

“Relevant Lenders” shall have the meaning provided in Section 11.13(b).

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Requirement of Law” shall mean, as to any Person, any law, treaty, rule, regulation statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reserve Certificate” shall have the meaning provided in Section 8.1(e).

“Reserve Date” shall mean the date as of which the Proved Reserves are estimated in connection with the determination of PV-9. For the avoidance of doubt and as an example, the Reserve Date would be December 31 for a determination of PV-9 as of such December 31.

“Restricted Payments” shall have the meaning provided in Section 9.6.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Agent” shall mean MUFG Union Bank, N.A., as administrative agent under the Revolving Credit Agreement, and any successor thereto.

“Revolving Credit Agreement” shall mean that certain Credit Agreement dated as of December 15, 2014, among the Borrower, the Revolving Agent, and the other agents and lenders from time to time party thereto, as the same has been and may hereafter be amended, supplemented, restated or replaced.

“Revolving Secured Parties” shall mean, collectively, the Revolving Agent, the lenders under the Revolving Credit Agreement and the Hedge Banks (as defined in the Revolving Credit Agreement as in effect on the Initial Closing Date).

“Royalty Trust” shall mean a statutory trust, business trust, limited liability company, partnership or other form of legal entity to which the Borrower or one or more of the Subsidiaries grants or conveys any term or perpetual overriding royalty interests, net profits interests or other similar interests in Oil and Gas Properties in exchange for units of beneficial interest or ownership interests in such trust or other entity, or for cash.

“S&P” shall mean S&P Global Ratings, a division of S&P Global Inc., or any successor by merger or consolidation to its business.

“Sale/Leaseback Transaction” shall mean, with respect to the Borrower or any Restricted Subsidiary, any arrangement with any Person providing for the leasing by the Borrower or any of its Restricted Subsidiaries of any property which was acquired or placed into service more than one year prior to such arrangement, whereby such property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person; provided that the term “Sale/Leaseback Transaction” shall not include any such arrangement that does not provide for a lease by the Borrower or any of its Restricted Subsidiaries with a period, including renewals, of more than three years. For the avoidance of doubt, a transaction primarily involving Dollar-Denominated Production Payments or VPPs shall not be deemed to be a Sale/Leaseback Transaction.

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, including, but not limited to, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security

Council, the Government of Canada, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the Government of Canada, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 8.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 8.1(a) or (b), together with the accompanying Authorized Officer’s certificate delivered, or required to be delivered, pursuant to Section 8.1(d).

“Secured Parties” shall mean, collectively, (a) the Term Loan Secured Parties and (b) the Revolving Secured Parties.

“Security Accounts” shall have the meaning provided in the Uniform Commercial Code.

“Security Agreement” shall mean a security agreement in the form of Exhibit D entered into by the Credit Parties in favor of the Collateral Trustee for the benefit of the Term Loan Secured Parties.

“Security Documents” shall mean, during any Collateral Requirement Period, collectively, (a) the Mortgages, (b) the Security Agreement, (c) the Intercreditor Agreement, (d) the Collateral Trust Agreement, (e) any control agreements and (f) each other security agreement or other instrument or document executed and delivered pursuant to Sections 8.9 or 8.11 or pursuant to any other such Security Documents or otherwise to secure or perfect the security interest in, or otherwise relating to, any or all of the Collateral securing the Obligations.

“Solvent” shall mean, with respect to any Person, that as of any date of determination, that such Person is not “insolvent” as defined in the federal Bankruptcy Code.

“Specified Date” shall mean, (i) in the case of a Reserve Certificate required under Section 8.1(e) to be delivered by March 31st, the immediately preceding December 31st and (ii) in the case of a Reserve Certificate required under Section 8.1(e) to be delivered by September 30th, the immediately preceding June 30th. For the avoidance of doubt, a Specified Date is also a Reserve Date.

“Specified Period” shall mean any period when each of Moody’s and S&P has publicly announced that the Index Debt is rated Baa2 or higher (from Moody’s) and BBB or higher (from S&P).

“Specified Subsidiary” shall mean, at any date of determination any Restricted Subsidiary (a) whose Total Assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 8.1 Financials have been delivered were equal to or greater than

15% of the Modified ACNTA of the Borrower and the Restricted Subsidiaries at such date or (b) whose revenues during such Test Period were equal to or greater than 15% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Stock” shall mean any and all shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Strip Prices” shall mean, as of any Pricing Date, (x) the actual price for each month from the related Reserve Date to the Pricing Date, if the Pricing Date is after the Reserve Date, and (y) the forward price for each month after such date to and including the last month for which such prices are available (such month, the “Series End”; as of the Initial Closing Date, the month that is ten years after the current month) (a) for crude oil, the closing settlement price for the CL Light, Sweet Crude Oil futures contract for each such month and (b) for natural gas, the closing settlement price for the NG Henry Hub Natural Gas futures contract for each such month, in each case as published by New York Mercantile Exchange (NYMEX) on such date. For any month after the Series End, Strip Prices for such month will be equal to the relevant published contract price for the Series End, escalated at a rate equal to 1.5% per annum.

“Subsidiary” shall mean as to any Person, a corporation, partnership, limited liability company or other entity of which shares of Stock or other ownership interests having ordinary voting power (other than Stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower. A Royalty Trust shall not constitute a “Subsidiary” of the Borrower or the Subsidiaries.

“Successor Borrower” shall have the meaning provided in Section 9.3(a).

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding) or other similar charges in the nature of a tax imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term Agent” shall mean Deutsche Bank Trust Company Americas, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent appointed in accordance with the provisions of Section 11.9.

“Term Agent’s Office” shall mean the Term Agent’s address and, as appropriate, account as set forth on Schedule 12.2, or such other address or account as the Term Agent may from time to time notify in writing to the Borrower and the Lenders.

“Term Loan Secured Parties” shall mean, collectively, the Term Agent, the Collateral Trustee, the Lenders, the Arrangers, the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document and the successors and assigns of each of the foregoing.

“Term Loan Supplement” shall have the meaning provided in the recitals hereto.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended and for which Section 8.1 Financials have been delivered to the Term Agent.

“Total Assets” shall mean, as of any date of determination with respect to any Person, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a balance sheet of such Person at such date.

“Total Commitment” shall mean, as of any date of determination, the aggregate amount of the Class Commitments of all Lenders.

“Total Exposure” shall mean the sum of the Exposures of the Lenders.

“Total Exposure Percentage” shall mean, at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Exposure at such time by (b) the aggregate Total Exposure for all Classes of Loans outstanding at such time.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of the Subsidiaries or any of their Affiliates in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the execution, delivery and performance of this Agreement and the other Credit Documents, the borrowing of Loans, the use of the proceeds thereof, the payment of Transaction Expenses on the Closing Date and the other transactions contemplated by this Agreement and the other Credit Documents.

“Transferee” shall have the meaning provided in Section 12.6(e).

“Uniform Commercial Code” shall mean the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“Unrestricted Subsidiary” shall mean any Subsidiary that is designated as an Unrestricted Subsidiary pursuant to Section 8.8.

“U.S. Lender” shall have the meaning provided in Section 4.3(h).

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 4.3(e)(iii).

“VPP” shall mean the sale of limited-term overriding royalty interests in natural gas and/or oil reserves that (a) entitle the purchaser to receive scheduled production volumes over a period of time from specific lease interests; (b) are free and clear of all associated future production costs and capital expenditures; (c) are nonrecourse to the seller (i.e., the purchaser’s only recourse is to the reserves acquired); (d) transfer title of the reserves to the purchaser; and (e) allow the seller to retain all production beyond the specified volumes, if any, after the scheduled production volumes have been delivered.

“VPP Buyer” shall have the meaning provided in the definition of “Qualifying VPP”.

“VPP Properties” shall have the meaning provided in the definition of “Qualifying VPP”.

“VPP Seller” shall have the meaning provided in the definition of “Qualifying VPP”.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then-outstanding principal amount of such Indebtedness.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“YieldCo” shall mean a publicly traded company formed to own operating assets producing a predictable cash flow, expected to pay a substantial portion of earnings in dividends.

1.2 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof; provided that, in respect of any Class of Loans, such references shall exclude Term Loan Supplements relating only to other Classes of Loans.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears, and any reference to a provision contained herein shall be deemed to be a reference to such provision, as supplemented by all Term Loan Supplements for each Class of Loans then outstanding.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h) Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(i) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(j) The word “will” shall be construed to have the same meaning as the word “shall”.

(k) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a consistent manner; provided, however, that if the Borrower notifies the Term Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Term Agent notifies the Borrower that all Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, for purposes of calculations made pursuant to the terms of this Agreement or any other Credit Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with GAAP as in effect on December 31, 2014 in a manner consistent with the treatment of such leases under GAAP as in effect on December 31, 2014, notwithstanding any modifications or interpretive changes to GAAP that may occur thereafter.

1.4 Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City (daylight or standard, as applicable) time.

1.7 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

1.8 Currency Equivalents Generally.

(a) For purposes of any determination under Article VIII, Article IX or Article X or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate then in effect on the date of such determination; provided, however, that (i) for purposes of determining compliance with Article IX with respect to the amount of any Indebtedness, Investment, Disposition, Restricted Payment or payment under Section 9.7 in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition, Restricted Payment or payment under Section 9.7 is made, (ii) for purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinanced Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced and (iii) for the avoidance of doubt, the foregoing provisions of this Section 1.8 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition, Restricted Payment or payment under Section 9.7 may be made at any time under such Sections.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Term Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

1.9 Classifications. For purposes of this Agreement, Loans, Commitments, Term Loan Supplements, Lenders, Closing Dates and other matters related to a Class of Loans may be classified and referred to by Class (e.g., “Class A Commitments”, “Class B Term Loan Supplement”, “Class C Lenders” and “Class D Closing Date”).

ARTICLE II

AMOUNT AND TERMS OF LOANS

2.1 Classes of Loans.

(a) Term Loan Supplement. The Term Loan Supplement for a Class of Loans shall be in the form attached to this Agreement as Exhibit E (or such other form as may be agreed by the Borrower and the Lenders party thereto), and shall set forth the following information:

(i) the Commitment of each Lender party to such Term Loan Supplement;

(ii) the total Commitment for such Class;

(iii) the Closing Date (which must be a Business Day) for such Class;

(iv) the sequential alphabetical designation to differentiate such Class from other Classes;

(v) subject to the conditions in Sections 2.1(b) and 2.1(c), (1) the interest rate or rates applicable to such Class of Loans, (2) the dates for the payment of principal (including any amortization of principal) and interest on such Class of Loans, (3) any provisions for the optional or mandatory prepayment of all or any portion of such Class of Loans, including the premiums, if any, thereon, (4) any additional or different conditions precedent to closing (including any modification or deletion of the conditions precedent set forth in Article VI with respect to such Class of Loans), and such additional or different representations, warranties, covenants and other terms (including any modification or deletion of the representations, warranties, covenants and other terms of this Agreement with respect to such Class of Loans to make such representations, warranties, covenants and other terms less burdensome or less adverse to the Borrower, as they apply to such Class) as shall be specified in such Term Loan Supplement;

(vi) the requirements to amend or waive any provision of such Term Loan Supplement; and

(vii) the order of application of Foreclosure Proceeds, so long as the order of application in any new Term Loan Supplement is permitted by, and does not contravene the order of application provided for in, any prior Term Loan Supplement then in effect.

(b) Conditions to Effectiveness of New Class. As a condition precedent to a new Class of Loans, each Lender signatory to the applicable Term Loan Supplement shall be an Institutional Lender, as determined to the satisfaction of the Borrower in its sole, absolute and unfettered discretion.

(c) Class Maturity Date of New Class of Loans. Notwithstanding the requirements of Section 2.1(b), from time to time the Borrower may enter into a Term Loan Supplement to permit the creation of a Class of Loan that provides for Foreclosure Proceeds to be paid to Lenders of such new Class concurrently with or after the Lenders of any existing Class of Loans (including any existing Class of Loans which is to be repaid with the proceeds of such new Class of Loans) only if (1) the Weighted Average Life to Maturity of such new Class of Loans is not shorter than the remaining Weighted Average Life to Maturity of such existing Class(es) of Loans at the Closing Date for such new Class of Loans and (2) the Class Maturity Date of such new Class of Loans is not earlier than the Class Maturity Date of such existing Class of Loans (or, if there is more than one such existing Class of Loans, the last of the Class Maturity Dates for such Classes of Loans).

(d) Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to a Term Loan Supplement, without the consent of any other Lenders, (i) to the extent (but only to the extent) necessary to reflect the existence and terms of the Class of Loans (including any Replacement Loans) incurred pursuant thereto and (ii) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Term Agent and the Borrower, to effect the provisions of this Section 2.1, and the Lenders hereby expressly authorize the Term Agent to enter into any such Term Loan Supplement; provided that no such Supplement shall establish any Class of Loans or effect any other amendment prohibited by this Agreement or any Term Loan Supplement governing Term Loans of any other Class that remain outstanding. This Section 2.1 shall control Section 12.1 and any other provision of this Agreement to the contrary.

2.2 Disbursement of Funds.

(a) No later than 11:00 a.m. on the Closing Date for a Class of Loans, each Lender of such Class of Loans will make available its pro rata portion of such Loans requested to be made on such date in the manner provided below.

(b) Each Lender of a Class of Loans shall make available all amounts it is to fund to the Borrower under any Class of Loans in immediately available funds to the Term Agent at the Term Agent’s Office in Dollars, and the Term Agent will make available to the Borrower, by depositing or wiring to an account as designated by the Borrower in a notice to the Term Agent the aggregate of the amounts so made available in Dollars.

2.3 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby promises to pay to the Term Agent, for the benefit of the applicable Lenders for a Class of Loans, on the maturity date for such Class, the then-outstanding principal amount of all Loans comprising such Class.

(b) The Term Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 12.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the Class and the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower hereunder, (iii) the amount of any sum received by the Term Agent hereunder from the Borrower and (iv) in each such subaccount, each Lender’s share of each of the foregoing.

(c) The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (b) and (c) of this Section 2.3 shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Term Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.4 Pro Rata Borrowings. Each Borrowing of a Class of Loans under this Agreement shall be made by the Lenders of such Class pro rata on the basis of their then-applicable Commitment Percentages. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

2.5 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Any commitment fees or ticking fees provided for in the applicable Term Loan Supplement shall cease to accrue on any unfunded portion of the Class Commitment of such Defaulting Lender.

(b) The Commitment and the Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.1); provided that any waiver, amendment or modification requiring the consent of all Lenders pursuant to Section 12.1 (other than Section 12.1(b)(D)), shall require the consent of such Defaulting Lender (which for the avoidance of doubt would include any change to the maturity date(s) of any Class of Loans for which applicable to such Defaulting Lender is a Lender, decreasing or forgiving any principal or interest due to such Defaulting Lender, any decrease of any interest rate applicable to Loans made by such Defaulting Lender (other than the waiving of post-default interest rates) and any increase in such Defaulting Lender’s Class Commitment).

(c) If, in its discretion, the Borrower gives written notice to the Term Agent that a Lender that is a Defaulting Lender is no longer a Defaulting Lender, the Term Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the applicable Class(es) of the other Lenders or take such other actions as the Term Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Class Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(d) Any payment of principal, interest, fees or other amounts received by the Term Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise), shall be applied as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Term Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans, such payment shall be applied solely to pay the relevant Loans of the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.5(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

ARTICLE III

FEES; COMMITMENTS

3.1 Fees. The Borrower agrees to pay to the Term Agent the fees in the amounts and on the dates as set forth in writing from time to time between the Term Agent and the Borrower.

3.2 Termination of Commitments. Class Commitments shall terminate as described in the applicable Term Loan Supplement for such Class of Loans.

ARTICLE IV

PAYMENTS

4.1 Mandatory Prepayments.

(a) Prepayment of Loans Following a Disposition.

(i) Within 365 days after receipt of Net Cash Proceeds from a Collateral Sale or Casualty Event, the Borrower shall use the Net Cash Proceeds received by the Borrower or any Restricted Subsidiaries of such Collateral Sale or Casualty Event at its option:

(A) to acquire assets constituting Proved Reserves;

(B) to fund drilling and completion capital expenditures and activities, related costs and related general and administrative expenses (other than capitalized interest) undertaken with a view to adding to the Proved Reserves of the Borrower and the Subsidiaries, all as reasonably determined by the Borrower; or

(C) any combination of the foregoing;

provided that a binding commitment to acquire Proved Reserves (or a Person engaged in the Oil and Gas Business owning Proved Reserves) entered into within 365 days of the consummation of the Collateral Sale or Casualty Event that generated the Net Cash Proceeds shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment so long as the Borrower or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 545 days after the consummation of the Collateral Sale or Casualty Event that generated such Net Cash Proceeds and, in the event such commitment is later cancelled or terminated for any reason before the Net Cash Proceeds are applied in connection therewith, then such Net Cash Proceeds shall constitute Excess Collateral Proceeds as described below as of the date of such cancellation or termination.

(ii) Any Net Cash Proceeds from any Collateral Sale or Casualty Event that are not applied or invested as provided in Section 4.1(a)(i) will constitute “Excess Collateral Proceeds.” When the aggregate amount of Excess Collateral Proceeds exceeds $60,000,000, the Borrower will, within 45 days, make an offer to all Lenders, and, if required by the terms of other Indebtedness that is secured by the Collateral on a pari passu basis with the Facility containing provisions similar to those set forth in this Section 4.1(a) with respect to offers to purchase or redeem with the proceeds of sales of assets, to all holders of such other similar Indebtedness that is secured by the Collateral on a pari passu basis with the Facility (a “Collateral Sale Offer”) to purchase the maximum principal amount of Loans and/or such Indebtedness that may be purchased out of the Excess Collateral Proceeds; provided, however, that, notwithstanding that a Collateral Sale Offer may be made to all Lenders and holders of other Indebtedness secured by the Collateral on a pari passu basis with the Facility, (1) to the extent required by the Collateral Trust Agreement, Excess Collateral Proceeds shall, or may, as applicable, be applied first to prepay the obligations under (x) the Revolving Credit Agreement and (y) any Permitted Pari Passu Secured Indebtedness permitted hereunder with priority in the payment of Foreclosure Proceeds over all Loans, with any remaining Excess Collateral Proceeds being applied as provided in this Section 4.1(a) and (2) any remaining Excess Collateral Proceeds shall be applied to prepay Loans in the order of their priority in the payment of Foreclosure Proceeds. The offer price in any Collateral Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, to, but excluding, the date of purchase, and will be payable in cash.

(iii) The Borrower shall commence a Collateral Sale Offer by mailing (with notice to the Term Agent), or the Term Agent at the Borrower’s request and expense, mailing or causing to be mailed (or otherwise communicating in accordance with the applicable procedures of the Term Agent) to all Lenders (and, if applicable, holders of any Permitted Pari Passu Secured Indebtedness), a notice prepared by the Borrower of the Collateral Sale Offer and of the Lenders’ rights arising as a result thereof. The notice will contain all instructions and materials necessary to enable Lenders to elect to have a portion of their Loans prepaid. The notice, which shall govern the terms of the Collateral Sale Offer, shall state:

(A) that the Collateral Sale Offer is being made pursuant to this Section 4.1(a);

(B) the aggregate amount of prepayments being offered to be made on the Loans and the payment date;

(C) that any Loans not prepaid will continue to accrue interest at the stated rate(s);

(D) that any Loans prepaid pursuant to the Collateral Sale Offer shall cease to accrue interest on the payment date; and

(E) that Lenders will be entitled to withdraw their election to have a portion of their Loans prepaid if the Borrower or Term Agent, as the case may be, receives, not later than the expiration of the Collateral Sale Offer, or such longer period as may be required by law, a notice to such effect in the form specified in the Collateral Sale Offer.

The Collateral Sale Offer shall be deemed to have commenced upon mailing (or other communication in accordance with the applicable procedures of the Term Agent) of the notice and shall terminate 20 Business Days after its commencement, unless a longer offering period is required by law. If the aggregate principal amount of Loans and other Indebtedness that is secured by the Collateral on a pari passu basis with the Facility tendered into such Collateral Sale Offer exceeds the amount of Excess Collateral Proceeds, the Excess Collateral Proceeds will be allocated as provided in Section 4.1(a)(ii) and, as among the Loans and other Indebtedness of a given priority in respect of Foreclosure Proceeds, based on the principal amount (or accreted value, if applicable) of the Loans and other Indebtedness of such priority elected to be prepaid. Notwithstanding anything herein to the contrary, the Borrower may use any remaining Excess Collateral Proceeds that are not used to optionally prepay, repurchase or redeem or otherwise defease any Junior Debt. Upon completion of each Collateral Sale Offer, the amount of Excess Collateral Proceeds will be reset at zero.

(iv) Pending the final application of any Net Cash Proceeds pursuant to this Section 4.1(a), the holder of such Net Cash Proceeds may apply such Net Cash Proceeds temporarily to reduce obligations under a revolving credit facility or otherwise invest such Net Cash Proceeds in any manner not prohibited by this Agreement. If any Excess Collateral Proceeds remain after consummation of the Collateral Sale Offer, the Borrower may use those funds for any purpose not otherwise prohibited by this Agreement and they will no longer constitute Excess Collateral Proceeds.

(b) Prepayment Following a Change of Control. Upon the occurrence of a Change of Control, the Borrower (or a third party, on the Borrower’s behalf) will make an offer (a “Change of Control Offer”) to each Lender to prepay all or any part of that Lender’s Loans at a purchase price in cash equal to 101% of the aggregate principal amount of the principal amount of such Loans prepaid, plus accrued and unpaid interest, if any, on the Loans prepaid to the date of purchase (the “Change of Control Prepayment”). Within 30 days following any Change of Control, the Borrower will deliver a notice to the Term Agent describing briefly the transaction or transactions that constitute the Change of Control and stating:

(i) that the Change of Control Offer is being made pursuant to this Section and that all Loans or portions thereof may be prepaid if requested by any Lender;

(ii) the Change of Control Prepayment and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “Change of Control Purchase Date”);

(iii) that any Loan not prepaid will remain outstanding;

(iv) that, unless the Borrower defaults in the payment of the Change of Control Prepayment, all Loans accepted for prepayment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Purchase Date;

(v) that Lenders electing to have any Loans prepaid pursuant to a Change of Control Offer will be required to deliver notice to the Term Agent and the Borrower prior to the close of business on the Change of Control Purchase Date; and

(vi) that Lenders will be entitled to withdraw their election if the Term Agent and Borrower receives, not later than the close of business on the Change of Control Purchase Date, a notice that such Lender is withdrawing his election to have the Loans prepaid.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(c) Prepayment Following Issuance of Certain Indebtedness. Upon the incurrence of any Indebtedness by the Borrower and/or its Restricted Subsidiaries (other than Indebtedness permitted hereunder), the Borrower shall prepay an aggregate principal of Loans equal to 100% of the Net Cash Proceeds received by the Borrower and/or Restricted Subsidiaries from such incurrence of Indebtedness; provided that to the extent required by the Collateral Trust

Agreement, such Net Cash Proceeds shall, or may, as applicable, be applied first to prepay or offer to prepay the obligations under the Revolving Credit Agreement, with any remaining Net Cash Proceeds being applied as provided in this Section 4.1(c). Such prepayments shall be made pro rata in accordance with each Lender’s Total Exposure Percentage.

4.2 Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind, to the Term Agent for the ratable account of the Lenders entitled thereto, as the case may be, not later than 2:00 p.m. on the date when due and shall be made in immediately available funds at the Term Agent’s Office or at such other office as the Term Agent shall specify for such purpose by notice to the Borrower; it being understood that written or facsimile notice by the Borrower to the Term Agent to make a payment from the funds in the Borrower’s account at the Term Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars. The Term Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Term Agent prior to 2:00 p.m. or, if payment was not actually so received by the Term Agent by such time, on the next Business Day in the sole discretion of the Term Agent), like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled thereto.

(b) For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. in respect of Loans shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

4.3 Net Payments.

(a) Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor or the Term Agent shall be required by applicable Requirements of Law to deduct or withhold any Taxes from such payments, then (i) the Borrower or such Guarantor or the Term Agent shall make such deductions or withholdings as are reasonably determined by the Borrower, such Guarantor or the Term Agent to be required by any applicable Requirement of Law, (ii) the Borrower, such Guarantor or the Term Agent, as applicable, shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that, after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 4.3), the Term Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings on account of Indemnified Taxes or Other Taxes been made. Whenever any Indemnified Taxes or Other Taxes are payable by the Borrower or such Guarantor, as promptly as possible thereafter, the Borrower or Guarantor shall send to the Term Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower or such Guarantor showing payment thereof. After any payment of Taxes by any Credit Party to a Governmental Authority as provided in this Section 4.3, such Credit Party shall deliver to the Term Agent a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment.

(b) The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Term Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower and the Guarantors shall indemnify and hold harmless the Term Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Term Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 4.3), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered (together with sufficient supporting information to substantiate such payment or liability) to the Borrower by a Lender or the Term Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Each Lender shall deliver to the Borrower and the Term Agent, at such time or times prescribed by applicable Law or reasonably requested by the Borrower or the Term Agent, such properly completed and executed documentation prescribed by applicable law and such other reasonably requested information as will permit the Borrower or the Term Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by the Borrower or the Term Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Term Agent as will enable the Borrower or the Term Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the documentation set forth in Section 4.3(e), (h) and (i)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(e) Without limiting the generality of Section 4.3(d), any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Term Agent (in such number of copies as shall be requested by the Borrower or the Term Agent) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Term Agent), whichever of the following is applicable:

(i) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(iv) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and

(v) two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete, inaccurate or invalid, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, and from time to time thereafter if reasonably requested by the Borrower and the Term Agent;

unless in any such case any Change in Law has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Non-U.S. Lender from duly completing and delivering any such form with respect to it and such Non-U.S. Lender promptly so advises the Borrower and the Term Agent. Each Person that shall become a Participant pursuant to Section 12.6 or a Lender pursuant to Section 12.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 4.3(e); provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(f) If any Lender or the Term Agent, as applicable, determines, in its sole discretion, that it had received and retained a refund of an Indemnified Tax or Other Tax for which a payment has been made by the Borrower or any Guarantor pursuant to this Agreement or any other Credit Document, which refund in the good faith judgment of such Lender or the Term Agent, as the case may be, is attributable to such payment made by the Borrower or any Guarantor, then such Lender or the Term Agent, as the case may be, shall promptly reimburse the Borrower or such Guarantor for such amount (net of all out-of-pocket expenses of such Lender or the Term Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as such Lender or the Term Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower or such Guarantor, upon the request of such Lender or the Term Agent, agrees to repay the amount paid over to the Borrower or such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or the Term Agent in the event such Lender or the Term Agent is required to repay such refund to such Governmental Authority. In such event, such Lender or the Term Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Term Agent may delete any information therein that it deems confidential). Each Lender and the Term Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. Neither the Term Agent nor any Lender shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party in connection with this clause (f) or any other provision of this Section 4.3. For purposes of this clause (f), the term “refund” shall include the monetary benefit of a credit received in lieu of a refund.

(g) If the Borrower determines that a reasonable basis exists for contesting an Indemnified Tax or Other Tax, each Lender or the Term Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such tax. The Borrower shall indemnify and hold each Lender and the Term Agent harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by the Borrower pursuant to this Section 4.3(g). Nothing in this Section 4.3(g) shall obligate any Lender or the Term Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.

(h) The Term Agent and each Lender that is a United States person under Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Borrower and the Term Agent two IRS Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Person is exempt from United States federal backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete, inaccurate or invalid, (iii) after the occurrence of a change in Person’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Term Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Term Agent.

(i) If a payment made to any Lender or the Term Agent under this Agreement or any other Credit Document would be subject to United States federal withholding tax imposed by FATCA if such Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Person shall deliver to the Borrower and the Term Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Term Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Term Agent as may be necessary for the Borrower or the Term Agent to comply with their obligations under FATCA, to determine that such Person has or has not complied with such Person’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 4.3(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j) For the avoidance of doubt, for purposes of this Section 4.3, the term “Lender” includes all Lenders for each Class of Loans.

(k) The agreements in this Section 4.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.4 Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect to any of the Obligations in excess of the amount or rate permitted under or consistent with any applicable Requirement of Law.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 4.4(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable Requirement of Law.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower or any other Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable Requirement of Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable Requirements of Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under any provision in a Term Loan Supplement governing the interest rate(s) applicable to the applicable Class of Loans.

(d) Rebate of Excess Interest. Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable Requirement of Law, then the Borrower shall be entitled, by notice in writing to the Term Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

ARTICLE V

CONDITIONS PRECEDENT TO INITIAL EFFECTIVENESS

This Agreement shall become effective on the date (the “Initial Closing Date”) on which each of the following conditions have been satisfied (or waived in accordance with Section 12.1):

5.1 Executed Term Loan Agreement. The Term Agent shall have received (including by facsimile or other electronic means) this Agreement, executed and delivered by a duly Authorized Officer of the Borrower and of the Term Agent.

5.2 Secretary’s Certificates. The Term Agent shall have received certificates of the secretary or an assistant secretary of each Credit Party containing specimen signatures of the Persons authorized to execute Credit Documents to which such Credit Party is a party, together with (a) a copy of the resolutions of the Board of Directors or a duly authorized committee thereof (or other equivalent governing body) of such Credit Party authorizing the execution, delivery and performance of the Credit Documents to which it is a party and (b) true and complete copies of each of the organizational documents of such Credit Party as of the Initial Closing Date.

5.3 Good Standing Certificate of the Credit Parties. The Term Agent shall have received a certificate of good standing (or the equivalent) from the appropriate governing agency of each Credit Party’s jurisdiction of organization (to the extent good standing (or the equivalent) has meaning in such jurisdiction).

5.4 Certain Credit Documents. The Term Agent shall have received the Guarantee, the Security Agreement, a Priority Confirmation Joinder (as defined in the Intercreditor Agreement) to the Intercreditor Agreement and the Collateral Trust Agreement, executed and delivered by a duly Authorized Officer of each Person that is a party thereto as of the Initial Closing Date (including, in the case of the Guarantee, the Security Agreement and the Collateral Trust Agreement, each Subsidiary that at the time is a Guarantor under and as defined in the Revolving Credit Agreement), and the same shall be in full force and effect as of the Initial Closing Date. The Term Agent shall be satisfied that the conditions set forth in Section 4.04(b) of the Intercreditor Agreement have been satisfied with respect to the Obligations.

5.5 Legal Opinions. The Term Agent shall have received the executed legal opinion of Baker Botts L.L.P., counsel to the Borrower in form and substance reasonably satisfactory to the Term Agent and the executed legal opinion of McAfee & Taft, a Professional Corporation, Oklahoma counsel to the Borrower in form and substance reasonably satisfactory to the Term Agent. The Borrower and the other Credit Parties hereby instruct such counsel to deliver such legal opinions.

5.6 Closing Certificate. The Term Agent shall have received a certificate of the Borrower, dated the Initial Closing Date, substantially in the form of Exhibit B.

5.7 Fees. All fees required to be paid on the Initial Closing Date pursuant to any fee letter previously agreed in writing between the Term Agent and the Borrower and reasonable out-of-pocket expenses required to be paid on the Initial Closing Date pursuant, to the extent invoiced at least two Business Days prior to the Initial Closing Date (except as otherwise reasonably agreed by the Borrower), shall have been, or will be substantially simultaneously, paid.

5.8 Patriot Act. The Term Agent shall have received all documentation and other information about the Borrower and the Guarantors as shall have been reasonably requested in writing by the Term Agent at least five calendar days prior to the Initial Closing Date and as is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

5.9 Insurance. The Collateral Trustee shall have received copies of insurance certificates evidencing the insurance required to be maintained by the Borrower and the Subsidiaries pursuant to Section 8.3.

5.10 Solvency Certificate. The Term Agent shall have received a solvency certificate from the chief financial officer or controller (or other financial officer) of the Borrower, dated as of the Initial Closing Date, setting forth the conclusion that (after giving effect to the consummation of the Transactions through the Initial Closing Date), the Borrower, on a consolidated basis with its Restricted Subsidiaries, is Solvent.

5.11 Uniform Commercial Code Searches. Appropriate Uniform Commercial Code search results in respect of the Credit Parties, as may be reasonably requested by the Term Agent, from Delaware and any other relevant jurisdiction, reflecting no prior Liens encumbering the properties of any Credit Party, other than those permitted under Section 9.2.

The Term Agent (or, at the Term Agent’s direction, its counsel) shall notify the Borrower of the Initial Closing Date, and such notice shall be conclusive and binding.

ARTICLE VI

CONDITIONS PRECEDENT TO EACH CLASS OF LOANS

The agreement of each Lender to make any Loan (in each case, with respect to a Class of Loans) requested to be made by it on any date on or after the Initial Closing Date, is subject to the satisfaction of the following conditions precedent:

6.1 Executed Term Loan Supplement. The Term Agent shall have received (including by facsimile or other electronic means) the Term Loan Supplement for such Class of Loans, executed and delivered by a duly Authorized Officer of the Borrower, the Term Agent and each Lender of such Class of Loans.

6.2 Secretary’s Certificates. The Term Agent shall have received a certificate of the secretary or an assistant secretary of the Borrower containing specimen signatures of the Persons authorized to execute the Term Loan Supplement for such Class of Loans, together with (a) a copy of the resolutions of the Board of Directors or a duly authorized committee thereto (or other equivalent governing body) of the Borrower authorizing the execution, delivery and performance of such Term Loan Supplement and (b) true and complete copies of each of the organizational documents of the Borrower as of the Closing Date for such Class of Loans (or a certification that the organizational documents of the Borrower attached to a certificate of the secretary or an assistant secretary of the Borrower and delivered to the Term Agent in connection with another Class of Loans are true and complete copies of the same as of such Closing Date).

6.3 Good Standing Certificate of the Credit Parties. The Term Agent shall have received a certificate of good standing (or the equivalent) from the appropriate governing agency of each Credit Party’s jurisdiction of organization (to the extent good standing (or the equivalent) has meaning in such jurisdiction).

6.4 Closing Certificate. The Term Agent shall have received a certificate of the Borrower, dated the Closing Date for such Class of Loans, substantially in the form of Exhibit B.

6.5 Solvency Certificate. The Term Agent shall have received a solvency certificate from the chief financial officer or controller (or other financial officer) of the Borrower, dated as of the Closing Date for such Class of Loans.

6.6 No Default; Representations and Warranties. At the time of each Credit Event and also immediately after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing, (b) all representations and warranties made by any Credit Party contained herein after giving effect to the applicable Term Loan Supplement (other than, during a Specified Period, those set forth in Sections 7.4 and 7.20), in such Term Loan Supplement or in the Security Documents shall be, to the knowledge of the Authorized Officers of the Borrower, true and correct in all material respects (unless such representations and warranties are already qualified by materiality or Material Adverse Effect, in which case they are true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (unless such representations and warranties are already qualified by materiality or Material Adverse Effect, in which case they are true and correct in all respects) as of such earlier date) and (c) other than during a Specified Period, to the knowledge of the Authorized Officers of the Borrower, no Material Adverse Effect has occurred since December 31, 2015.

6.7 Conditions Precedent in Term Loan Supplement. Prior to any Credit Event with respect to a Class of Loans, all conditions precedent included in the applicable Term Loan Supplement for such Class of Loans shall be satisfied.

The Term Agent (or, at the Term Agent’s direction, its counsel) shall notify the Borrower of the Closing Date for such Class of Loans, and such notice shall be conclusive and binding.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans as provided for herein, the Borrower makes, on the Initial Closing Date and on the Closing Date of each Class, the following representations and warranties to the Term Agent and, on each Closing Date for a Class of Loans, the following representations and warranties to the Lenders of such Class:

7.1 Corporate Status. Each of the Borrower and each Restricted Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged, and (c) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except in each case referred to in clauses (b) and (c), where the failure to have such power and authority or be so qualified would not reasonably be expected to result in a Material Adverse Effect.

7.2 Corporate Power and Authority; Enforceability. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

7.3 No Violation. None of the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party or the compliance with the terms and provisions thereof will (a) contravene any material applicable provision of any material Requirement of Law, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) except to the extent such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Credit Party or any of the Restricted Subsidiaries.

7.4 Litigation. Except as set forth on Schedule 7.4, as of the Initial Closing Date, or as disclosed in the Term Loan Supplement for a Class of Loans, as of the Closing Date for such Class, there are no actions, suits or proceedings pending or, to the knowledge of an Authorized Officer of the Borrower, threatened with respect to the Borrower or any of its Restricted Subsidiaries, that would reasonably be expected to result in a Material Adverse Effect.

7.5 Margin Regulations. The proceeds of the Loans will not be used by the Borrower or any of the Subsidiaries in violation of the provisions of Regulation T, Regulation U or Regulation X. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock.

7.6 Governmental Approvals. The execution, delivery and performance of each Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Security Documents, (c) any reports required to be filed by the Borrower with the SEC pursuant to the Exchange Act, (d) those that may be required from time to time in the ordinary course of business that may be required to comply with certain covenants contained in the Credit Documents and (e) such consents, approvals, registrations, filings or actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

7.7 Investment Company Act. No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7.8 True and Complete Disclosure.

(a) None of the written factual information and written data (taken as a whole) furnished by or on behalf of the Borrower, any of the Subsidiaries or any of their respective authorized representatives to the Term Agent on or before the Initial Closing Date, or to the Term Agent and/or the Lenders of a Class on or before the Closing Date of such Class (including all such information and data contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time (after giving effect to all supplements so furnished prior to such time) in light of the circumstances under which such information or data was furnished; it being understood and agreed that for purposes of this Section 7.8(a), such factual information and data shall not include pro forma financial information, projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.

(b) The projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in Section 7.8(a) were based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made; it being recognized by the Term Agent and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and the Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

7.9 Financial Condition; Financial Statements.

(a) On the Initial Closing Date, the Historical Financial Statements present fairly in all material respects the combined consolidated financial position of the Borrower and the combined consolidated Subsidiaries at the dates of such information and for the period covered thereby and have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes thereto, if any, subject, in the case of the unaudited financial information, to changes resulting from audit, normal year end audit adjustments and the absence of footnotes.

(b) On the Initial Closing Date, neither the Borrower nor any Restricted Subsidiary has any material Indebtedness (including Disqualified Stock), off balance sheet liabilities, partnership liabilities for taxes or unusual forward or long-term commitments that, in each case, are not reflected or provided for in the Historical Financial Statements, except as would not reasonably be expected to have a Material Adverse Effect.

7.10 Tax Matters. Except where the failure of which would not be reasonably expected to have a Material Adverse Effect, each of the Borrower and the Restricted Subsidiaries has filed all United States federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid or caused to be paid all material Taxes payable by it that have become due, other than those (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided to the extent required by and in accordance with GAAP.

7.11 Compliance with ERISA. No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect. Each Plan is in compliance with applicable provisions of ERISA, the Code and other applicable laws except to the extent failure to comply would not reasonably be expected to result in a Material Adverse Effect.

7.12 Subsidiaries. Schedule 7.12 lists each Material Subsidiary of the Borrower existing on the Initial Closing Date. Each Guarantor, Material Subsidiary and Unrestricted Subsidiary as of the Initial Closing Date has been so designated on Schedule 7.12.

7.13	Environmental Laws.

(a) On the Initial Closing Date, except as would not reasonably be expected to have a Material Adverse Effect: (i) the Borrower and each of the Restricted Subsidiaries and all Oil and Gas Properties are in compliance with all applicable Environmental Laws; (ii) neither the Borrower nor any Restricted Subsidiary has received written notice of any liability under any applicable Environmental Law; (iii) neither the Borrower nor any Restricted Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any applicable Environmental Law at any location; and (iv) there has been no release or, to the knowledge of any Authorized Officer of the Borrower, threatened release of any Hazardous Materials at, on or under any Oil and Gas Properties currently owned or leased by the Borrower or any of its Restricted Subsidiaries.

(b) On the Initial Closing Date, except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of the Restricted Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Oil and Gas Properties or facility in a manner that would reasonably be expected to give rise to liability of the Borrower or any Restricted Subsidiary under any applicable Environmental Law.

7.14 Properties. Each Credit Party has good and defensible title to all of its material properties and assets, free and clear of all Liens other than Liens permitted under Section 9.2 and of all impediments to the use of such properties and assets in such Credit Party’s business, except that no representation or warranty is made with respect to any oil, gas or mineral property or interest to which no Proved Reserves are properly attributed. Except for Liens permitted under Section 9.2, each Credit Party will respectively own in the aggregate, in all material respects, the net interests in production attributable to all material wells and units owned by the Credit Party. The ownership of such properties shall not in the aggregate in any material respect obligate such Credit Party to bear the costs and expenses relating to the maintenance, development and operations of such properties in an amount materially in excess of the working interest of such properties. Each Credit Party has paid in all material respects all royalties payable under the oil and gas leases to which it is operator, except those contested in accordance with the terms of the applicable joint operating agreement or otherwise contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or such other Credit Party, as the case may be.

7.15 Solvency. The Borrower, on a consolidated basis with its Restricted Subsidiaries, is Solvent.

7.16 Hedge Agreements. As of the Initial Closing Date, the Hedge Agreements of the Credit Parties are in compliance with Section 9.10.

7.17 No Default. On the Initial Closing Date, no Credit Party is in default under or with respect to any Contractual Requirement that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Credit Document.

7.18 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, the Subsidiaries and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, the Subsidiaries and their respective officers and employees and, to the knowledge of the Authorized Officers of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of (a) the Borrower, any of the Subsidiaries or, to the knowledge of the Authorized Officers of the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Authorized Officers of the Borrower, any agent of the Borrower or any of the Subsidiaries that will act in any capacity in connection with or benefit from the Facility, is a Sanctioned Person. No Loan, use of proceeds or other Transactions will violate Anti-Corruption Laws or applicable Sanctions.

7.19 Pari Passu or Priority Status. Neither the Borrower nor any other Credit Party has taken any action which would cause the claims of unsecured creditors of the Borrower or of any other Credit Party, as the case may be (other than claims of such unsecured creditors to the extent that they are statutorily preferred or Permitted Liens), to have priority over the claims of the Term Agent and the Term Loan Secured Parties against the Borrower and such other Credit Party under this Agreement or the other Credit Documents.

7.20 No Material Adverse Effect. No Material Adverse Effect has occurred since December 31, 2015.

7.21 EEA Financial Institution. No Credit Party is an EEA Financial Institution.

ARTICLE VIII

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees with the Lenders from and after the Closing Date until Facility Termination, as follows:

8.1 Information Covenants. The Borrower will furnish to the Term Agent (which shall promptly make such information available to the Lenders in accordance with customary practice):

(a) Annual Financial Statements. As soon as available and in any event within five (5) Business Days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 95 days after the end of each such fiscal year), the audited consolidated balance sheet of the Borrower and the Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years, all in reasonable detail and prepared in accordance with GAAP and certified by independent certified public accountants of recognized national standing whose opinion shall not be materially qualified with a “going concern” or like qualification or exception (other than with respect to, or resulting from, the occurrence of any Class Maturity Date within one year from the date such opinion is delivered).

(b) Quarterly Financial Statements. As soon as available and in any event within five (5) Business Days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 60 days after the end of each such quarterly accounting period), the consolidated balance sheet of the Borrower and the Subsidiaries as at the end of such quarterly period and the related consolidated statements of operations, shareholders’ equity and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows, of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes.

(c) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Subsidiaries (other than amendments to any registration statement, exhibits to any registration statement and, if applicable, any registration statements on Form S-8), and with reasonable promptness, but subject to the limitations set forth in the last two sentences of Section 12.15, such other information (financial or otherwise) as the Term Agent on its own behalf or on behalf of any Lender (acting through the Term Agent) may reasonably request in writing from time to time. Notwithstanding anything to the contrary contained herein, neither the Borrower nor any Restricted Subsidiary will be required to disclose, or permit the discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Term Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

Documents required to be delivered pursuant to Section 8.1(a), (b) and (c) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 12.2, (ii) on which such documents are transmitted by electronic mail to the Term Agent or (iii) on which such documents are filed of record with the SEC. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of such documents from the Term Agent and maintaining its copies of such documents.

(d) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 8.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth a specification of any change in the identity of the Restricted Subsidiaries, Material Subsidiaries, Guarantors and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Material Subsidiaries, Guarantors and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be.

(e) Reserve Certificates. During any Collateral Requirement Period, on or before March 31st and September 30th of each year, beginning March 31, 2017, the Borrower shall furnish to the Term Agent (i) a certificate of an Authorized Officer of the Borrower setting forth, as of the immediately preceding Specified Date, summary valuation information as to the Proved Reserves of the Borrower and the Subsidiaries as of the Specified Date (including the aggregate values attributed by the Borrower and its independent engineers to the respective portions of such Proved Reserves valued by them) and confirming that the Collateral subject as of the Specified Date to perfected Liens securing the Obligations included Oil and Gas Properties of the Credit Parties that accounted for not less than 80% (subject to the Collateral Sale Cure) of the PV-9 attributable to the Proved Reserves of the Borrower and the Subsidiaries at such date in accordance with Section 8.9(b) (each such certificate, accompanied by the letter described in clause (ii), a “Reserve Certificate”), and (ii) a letter from the Borrower’s independent petroleum engineers confirming that the summary information included in such Authorized Officer’s certificate reflects the values attributed by the Borrower and its independent engineers to the portions of the Proved Reserves valued by them.

(f) Notice of Default. Promptly after an Authorized Officer of the Borrower obtains actual knowledge thereof, notice of the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto.

(g) Mortgage Filing Status. If requested by any Lender during the 90 days after the Initial Closing Date, the Borrower shall provide an update to the Term Agent for the benefit of such Lender as to the status of the filings of any Mortgages required pursuant to Section 8.9(a). Upon the completion of delivery of all documents, evidence and opinions required to be delivered to the Collateral Trustee pursuant to the first sentence of Section 8.9(a) with respect to properties owned on the Initial Closing Date, the Borrower shall provide notice to the Term Agent and the Term Agent shall make such notice available to each of the Lenders in accordance with its customary practice.

The Borrower and each Lender hereby acknowledges that the Term Agent will make information available to the Lenders by posting the information on IntraLinks or another similar electronic system (the “Platform”). Each Lender agrees that any document or notice posted on the Platform by the Term Agent shall be deemed to have been delivered to the Lenders. The Borrower and the Lenders further agree that, to the extent reasonably practicable, any document delivered to the Term Agent for purposes of compliance with any provision of this Agreement or for dissemination to any other party hereto shall be delivered to the Term Agent in electronic form capable of being posted to the Platform.

The Borrower and each Lender understands that the distribution of materials and other communications through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, and each agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Term Agent, as determined by a final non-appealable judgment of a court of competent jurisdiction.

The Platform is provided “as is” and “as available”. Neither the Term Agent, any other agent nor any of their respective Affiliates warrants the accuracy or completeness of the information contained on the Platform or the adequacy of the Platform and each expressly disclaims liability for errors or omissions in the information contained on the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects is made by the Term Agent, any other agent or any of their respective Affiliates in connection with the information contained on the Platform.

8.2 Books and Records. The Borrower will, and will cause each of the Restricted Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.

8.3 Maintenance of Insurance.

(a) The Borrower will, and will cause each Restricted Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business.

(b) During any Collateral Requirement Period (and only during any Collateral Requirement Period), the Collateral Trustee, on behalf of the Term Loan Secured Parties, shall be an additional insured on any such liability insurance as its interests may appear and, if property insurance is obtained, the Collateral Trustee shall be an additional loss payee under any such property insurance; provided that, so long as no Event of Default has occurred and is then continuing, the Term Loan Secured Parties will provide any proceeds of such property insurance to the Borrower to the extent that the Borrower undertakes to apply such proceeds to the reconstruction, replacement or repair of the property insured thereby. During any Collateral Requirement Period (and only during any Collateral Requirement Period), the Borrower shall use commercially reasonable efforts to ensure that all policies of insurance required by the terms of this Agreement or any Security Document shall provide that each insurer shall endeavor to give at least 30 days’ prior written notice to the Collateral Trustee of any cancellation of such insurance (or at least 10 days’ prior written notice in the case of cancellation of such insurance due to non-payment of premiums).

8.4 Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a material Lien upon any properties of the Borrower or any of the Restricted Subsidiaries; provided that neither the Borrower nor any of the Restricted Subsidiaries shall be required to pay or discharge any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto to the extent required by, and in accordance with, GAAP or the failure to pay or discharge would not reasonably be expected to result in a Material Adverse Effect.

8.5 Existence. The Borrower will do, and will cause each Restricted Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its legal existence, corporate (or equivalent) rights and authority, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Restricted Subsidiaries may consummate any transaction permitted under Sections 9.3, 9.4 or 9.5 or to the extent permitted by each Term Loan Supplement in respect of each Class of Loans then outstanding under any covenant governing Dispositions or Investments contained therein.

8.6 Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

8.7 Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, except in each case where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect:

(a) operate its Oil and Gas Properties and other material properties or cause such Oil and Gas Properties and other material properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable Contractual Requirements and all applicable Requirements of Law, including applicable proration requirements and applicable Environmental Laws, and all applicable Requirements of Law of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;

(b) keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted) and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material properties, including all equipment, machinery and facilities; and

(c) to the extent a Credit Party is not the operator of any property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.7.

8.8 Unrestricted Subsidiaries.

(a) Unless designated as an Unrestricted Subsidiary as of the date hereof on Schedule 7.12 or thereafter in compliance with Section 8.8(b), any Person that is or becomes a Subsidiary of the Borrower shall be a Restricted Subsidiary.

(b) The Borrower may designate by written notification thereof to the Term Agent, any Subsidiary of the Borrower, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if immediately after giving effect to such designation, (i) no Event of Default shall have occurred and be continuing, (ii) such Unrestricted Subsidiary will be in compliance with Section 8.8(d), (iii) the Borrower shall be in compliance with Section 9.5, (iv) such Unrestricted Subsidiary is not a “restricted subsidiary” under, or guarantor of, the Revolving Credit Agreement, the Indentures or any other Indebtedness permitted under Section 9.1(a), Section 9.1(r) or Section 9.1(u) and (v) during any Collateral Requirement Period, the Borrower shall deliver a certificate of an Authorized Officer to the effect that after giving effect to such designation, the Collateral subject to perfected Liens securing the Obligations includes Oil and Gas Properties of the Credit Parties that accounted for not less than 80% of the PV-9 attributable to the Proved Reserves of the Borrower and the Subsidiaries as reflected in the most recent Reserve Certificate delivered pursuant to Section 8.1(e) after giving effect to exploration and production activities, acquisitions, Dispositions and production since the Specified Date of such Reserve Certificate.

(c) The Borrower may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if immediately after giving effect to such designation, (i) the representations and warranties of each Credit Party contained in each of the Credit Documents are true and correct in all material respects on and as of such date of the designation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such earlier date) and (ii) no Event of Default would be continuing.

(d) No Unrestricted Subsidiary will be the owner or holder of Stock of any Group Member.

8.9 Guarantors, Grantors and Collateral.

(a) (i) Within 90 days of the Initial Closing Date, the Borrower shall, or shall cause the Guarantors to, (1) execute and deliver to the Collateral Trustee, as mortgagee or beneficiary, as applicable, such Mortgages or amendments to Mortgages, together with satisfactory evidence of the completion (or satisfactory arrangements for the completion, which will include delivery of recordable originals of such Mortgages in the proper recorders’ offices or appropriate public records and payment of any taxes or fees in connection therewith) of all recordings and filings of such Mortgages or amendments to Mortgages as may be necessary to create a valid, perfected first-priority Lien (subject to Permitted Liens, the Intercreditor Agreement and the Collateral Trust Agreement), against the Oil and Gas Properties and related assets of the Borrower and the Guarantors that are subject to Liens securing obligations owing to the Revolving Secured Parties on the Initial Closing Date and (2) as of the date that each such Mortgage is so executed and delivered, cause its counsel for the jurisdiction in which the relevant Oil and Gas Properties and related assets are located to execute and deliver to the Collateral Trustee a favorable opinion of counsel with respect thereto in form and substance reasonably satisfactory to the Collateral Trustee. In addition, from and after the Initial Closing Date, if the Borrower or any Guarantor acquires any property or asset that constitutes collateral for obligations owing to the Revolving Secured Parties (or the holders of any other Indebtedness permitted under Section 9.1(a), (r) or (u)), and the Revolving Credit Agreement (or the agreement or instrument governing such other Indebtedness permitted under Section 9.1(a), (r) or

(u)) requires any supplemental security document for such collateral or other actions to achieve a perfected Lien on such collateral, the Borrower shall, or shall cause the applicable Guarantors to, promptly, to the extent permitted by applicable law, execute and deliver to the Collateral Trustee appropriate Security Documents (or amendments thereto) in such form as shall be necessary in the Collateral Trustee’s reasonable discretion to grant the Collateral Trustee a perfected first-priority Lien on such Collateral or take such other actions in favor of the Collateral Trustee as shall be reasonably necessary to grant a valid and enforceable perfected first-priority Lien on such Collateral to the Collateral Trustee, for the benefit of the Term Loan Secured Parties, in each case, subject to the terms of this Agreement, the Collateral Trust Agreement, the Intercreditor Agreement and the other Credit Documents. For the avoidance of doubt, the Collateral will not include any Excluded Property unless any such property constitutes collateral for the obligations owing to the Revolving Secured Parties or other Indebtedness permitted under Section 9.1(a), (r) or (u).

(b) During any Collateral Requirement Period, (i) the Borrower will cause to be executed and delivered for recording additional Mortgages or supplements or amendments to existing Mortgages as may be necessary in order to maintain Collateral subject to perfected Liens securing the Obligations that includes Oil and Gas Properties of the Credit Parties that account for not less than 80% of the PV-9 attributable to the Proved Reserves of the Borrower and the Subsidiaries, and will internally confirm compliance with such requirement as of the last day of each calendar quarter (using the last day of the prior calendar quarter as the Reserve Date), and (ii) as of the date of any Collateral Sale permitted under Section 9.4, release of Collateral pursuant to Section 12.16(a)(ii) or (iii) or designation of a Subsidiary as an Unrestricted Subsidiary pursuant to Section 8.8, the Borrower will cause the Collateral subject to perfected Liens securing the Obligations to include Oil and Gas Properties of the Credit Parties that represent, as of such date and after giving effect to such Collateral Sale, release or designation, not less than 80% of the PV-9 attributable to the Proved Reserves of the Borrower and the Subsidiaries as reflected in the most recent Reserve Certificate delivered pursuant to Section 8.1(e) or, if the Borrower has determined the PV-9 attributable to the Proved Reserves of the Borrower and the Subsidiaries (an “Interim PV-9 Determination”) as of a more recent Reserve Date, in each case after giving effect to exploration and production activities, acquisitions, Dispositions and production since the Specified Date of such Reserve Certificate or, if applicable, the Reserve Date used for such Interim PV-9 Determination; provided that, in the case of a Collateral Sale permitted under Section 9.4, the Borrower shall be deemed to be in compliance with its obligations under this Section 8.9(b) so long as (i) as of the date of such Collateral Sale and as of the first day of any calendar quarter that is within 60 days after the date of such Collateral Sale, the Collateral subject to perfected Liens securing the Obligations includes Oil and Gas Properties of the Credit Parties that represent, as of such dates and after giving effect to such Collateral Sale, not less than 70% of the PV-9 attributable to the Proved Reserves of the Borrower and the Subsidiaries as reflected in the most recent Reserve Certificate delivered pursuant to Section 8.1(e) or Interim PV-9 Determination, as appropriate, after giving effect to exploration and production activities, acquisitions, Dispositions and production since the Specified Date of such Reserve Certificate or, if applicable, the Reserve Date used for such Interim PV-9 Determination, and (ii) within 60 days after the date of such Collateral Sale, additional Mortgages or supplements or amendments to existing Mortgages shall be delivered for recording such that the Collateral subject to perfected Liens securing the Obligations includes Oil and Gas Properties of the Credit Parties that account for not less than 80% of the PV-9 attributable to the Proved Reserves of the Borrower and the Subsidiaries as reflected in the most recent Reserve Certificate delivered pursuant to Section 8.1(e) or the Interim PV-9 Determination, as appropriate, after giving effect to exploration and production activities, acquisitions, Dispositions and production since the Specified Date of such Reserve Certificate or, if applicable, the Reserve Date used for such Interim PV-9 Determination.

(c) Subject to any applicable limitations set forth in the Credit Documents, the Borrower will cause (i) any direct or indirect Material Subsidiary (other than an Excluded Subsidiary) formed or otherwise purchased or acquired after the Initial Closing Date, (ii) any direct or indirect Material Subsidiary of the Borrower that ceases to be an Excluded Subsidiary, in each case that guarantees obligations owing to the Revolving Secured Parties or other Indebtedness permitted under Section 9.1(a), (r) or (u), to execute a supplement to the Guarantee and a supplement to the Security Agreement and become a Guarantor and Grantor (as defined in the Security Agreement) within 60 days from the date of such formation, acquisition or cessation, as applicable, and (iii) its counsel to deliver customary opinions regarding the enforceability of such guaranty and the creation and perfection of the liens and security interests granted pursuant to such documents.

(d) Notwithstanding the foregoing, the Borrower will not be required to take any action to perfect a Lien on any of its or the Subsidiaries’ personal property unless perfection may be accomplished by (A) the filing of a Uniform Commercial Code financing statement in Borrower’s or a Subsidiary’s respective jurisdiction of formation, or in the case of as-extracted collateral and goods that are or are to become fixtures or collateral in connection with a Mortgage, the filing of a financing statement filed as a fixture filing, a UCC-1 affecting as-extracted collateral or as a financing statement covering such property both centrally and in the county in which such collateral or fixtures are located, (B) delivery of certificates representing pledged Stock or Stock Equivalents consisting of certificated securities together with appropriate endorsements or transfer powers, (C) granting the Collateral Trustee “control” (within the meaning of the relevant Uniform Commercial Code) over any pledged Stock or Stock Equivalents consisting of uncertificated securities or (D) granting the Collateral Trustee “control” (within the meaning of the relevant Uniform Commercial Code) over any Deposit Accounts (other than Excluded Deposit Accounts) and Securities Accounts (other than Excluded Securities Accounts) by entering into control agreements with, and reasonably satisfactory to, the Collateral Trustee and the account bank for such Deposit Account or securities intermediary for such Securities Account, as applicable.

(e) Within 30 days of the Initial Closing Date, the Borrower shall, and shall cause each other Credit Party to, subject all Deposit Accounts and Securities Accounts (in each case excluding any Excluded Deposit Accounts and Excluded Securities Accounts) that are (as of the Initial Closing Date) subject to an agreement granting the Revolving Agent “control” (within the meaning of the relevant Uniform Commercial Code) to an agreement or amendment to such existing agreements reasonably satisfactory to the Collateral Trustee granting the Collateral Trustee “control” (within the meaning of the relevant Uniform Commercial Code) over such Deposit Accounts and Securities Accounts.

(f) The Borrower shall promptly provide to the Term Agent copies of all notices, documents, certificates and instruments delivered to the Collateral Trustee pursuant to the Security Documents.

(g) Collateral Trust Agreement and Intercreditor Agreement. This Section 8.9 and Section 12.16 and the provisions of each Security Document are subject to the terms, conditions and benefits set forth in the Collateral Trust Agreement, the Intercreditor Agreement and any Pari Passu Intercreditor Agreement. The Borrower and each Guarantor consents to, and agrees to be bound by, the terms of the Collateral Trust Agreement, Intercreditor Agreement and any Pari Passu Intercreditor Agreement, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance with the terms thereof. Each Lender (a) consents to the priority of payments provided for in the Collateral Trust Agreement and the priority of Liens provided for in the Intercreditor Agreement and, so long as in accordance with the terms of this Agreement and each applicable Term Loan Supplement, any Pari Passu Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Collateral Trust Agreement, Intercreditor Agreement and any Pari Passu Intercreditor Agreement and (c) authorizes and instructs the Term Agent on behalf of each Lender to enter into the Collateral Trust Agreement as the Original Term Loan Agent (as defined in the Collateral Trust Agreement), to join the Intercreditor Agreement as a Priority Lien Representative (as defined in the Intercreditor Agreement) on behalf of such Lenders and to enter into or join any Pari Passu Intercreditor Agreement on behalf of such Lenders as an authorized representative of such Lenders. In addition, each Lender authorizes and instructs the Term Agent to enter into any amendments or joinders, without the consent of any Lender, to (i) the Intercreditor Agreement to add additional Indebtedness as Priority Lien Debt, Parity Lien Debt or Junior Lien Debt and add other parties (or any authorized agent or trustee therefor) holding such Indebtedness thereto and to establish that the Lien on any Collateral securing such Indebtedness ranks equally with the Liens on such Collateral securing the other Priority Lien Debt, Parity Lien Debt or Junior Lien Debt, as applicable, then outstanding and (ii) the Collateral Trust Agreement to add additional Indebtedness as Revolver Debt or Term Loan Debt and add other parties (or any authorized agent or trustee therefor) holding such Indebtedness thereto and to establish that the Lien on any Collateral securing such Indebtedness ranks equally with the Liens on such Collateral securing the other Revolver Debt or Term Loan Debt, as applicable, then outstanding, in each case, where the incurrence of such secured Indebtedness is permitted by this Agreement. The foregoing provisions are intended as an inducement to the lenders under the Revolving Credit Agreement to extend credit to the Borrower and certain of the Subsidiaries, and such lenders are intended third party beneficiaries of such provisions and the provisions of the Collateral Trust Agreement and, if applicable, any Pari Passu Intercreditor Agreement.

8.10 Use of Proceeds.

(a) The Borrower will use the proceeds of the Loans (i) to pay Transaction Expenses, (ii) to fund, in part, tender offers by the Borrower for senior unsecured notes issued by the Borrower and to pay fees and expenses in connection with such tender offer, (iii) for general corporate purposes of the Borrower and the Subsidiaries and (iv) with respect to any Class of Loans, for any other purposes specified in the applicable Term Loan Supplement for such Class of Loans.

(b) The Borrower shall not use, and shall procure that the Subsidiaries and its or their respective directors, officers, employees and agents shall not use the proceeds of any Loan (i) in furtherance of an offer, a payment, a promise to pay, or an authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions by the Borrower or any of the Subsidiaries.

8.11 Further Assurances. During a Collateral Requirement Period:

(a) Subject to the applicable limitations set forth in Section 8.9, the Collateral Trust Agreement and the other Security Documents, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture, filings, assignments of as-extracted collateral, mortgages, deeds of trust and other documents) that may be required under any applicable Requirements of Law, or that the Collateral Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.

(b) Notwithstanding anything herein to the contrary, if the Collateral Trustee and the Borrower reasonably determine in writing that the cost of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents.

(c) Notwithstanding anything to the contrary contained herein or in any other Credit Document, to the extent that the Borrower or any Guarantor delivers Mortgages or amendments or supplements to prior Mortgages naming the Collateral Trustee, as mortgagee or beneficiary, no local counsel opinion or opinions to the effect that the Collateral Trustee has a valid and perfected Lien with respect to such Mortgaged Property (subject to customary assumptions and qualifications) will be required to be delivered to the extent Mortgages have previously been recorded in the public records of the state applicable to such additional Mortgages or amendments or supplements to prior Mortgages, unless a corresponding opinion has been or will be delivered to the Revolving Agent pursuant to the Revolving Credit Agreement.

ARTICLE IX

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees with the Lenders from and after the Initial Closing Date until Facility Termination, as follows:

9.1 Limitations on Indebtedness. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than the following:

(a) Indebtedness of the Credit Parties, including under the Credit Documents, and any Permitted Refinancing Indebtedness of the Credit Parties in respect of any Indebtedness incurred under this clause (a), in an aggregate outstanding principal amount not to exceed the Maximum Aggregate Amount; provided, in each case, that (i) such Indebtedness constitutes Permitted Pari Passu Secured Indebtedness, with the priority in the payment of Foreclosure Proceeds as set forth in the Collateral Trust Agreement (or a Pari Passu Intercreditor Agreement) and otherwise in compliance with the Term Loan Supplements of each Class of Loans then outstanding, and (ii) with respect to any mandatory prepayments or mandatory offers to prepay such Indebtedness, such Indebtedness may participate in such mandatory prepayments or mandatory prepayment offers on a pro rata basis (or on a basis that is less than a pro rata basis, but not on a greater than pro rata basis) with any other Permitted Pari Passu Secured Indebtedness then outstanding;

(b) Intercompany loans and advances made by the Borrower to any Restricted Subsidiary or made by any Restricted Subsidiary to the Borrower or its Restricted Subsidiaries;

(c) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(d) subject to compliance with Section 9.5, Guarantee Obligations of (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided that (A) if the Indebtedness being guaranteed under this Section 9.1(d) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Obligations or the Guarantee of the Obligations, as applicable, of the Borrower or such Restricted Subsidiary, on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness, and (B) no guarantee by any Restricted Subsidiary of any Indebtedness under clause (a) above or clause (g), clause (r) or clause (u) below) shall be permitted unless such Restricted Subsidiary shall have also provided a guarantee of the Obligations substantially on the terms set forth in the Guarantee;

(e) Guarantee Obligations incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors, licensees or sublicensees;

(f) (i) Indebtedness incurred within 270 days of, or assumed in connection with, the acquisition, construction, lease, repair, replacement, expansion or improvement of fixed or capital assets to finance the acquisition, construction, lease, repair, replacement expansion, or improvement of such fixed or capital assets, (ii) Indebtedness arising under Capital Leases and (iii) any Permitted Refinancing Indebtedness issued or incurred to Refinance any such Indebtedness incurred in reliance on clause (f)(i); provided, in each case, that any Liens securing such Indebtedness do not apply to any assets other than the assets referred to in clause (f)(i) or subject to the Capital Leases referred to in clause (f)(ii);

(g) Indebtedness (other than Indebtedness referred to in clauses (a), (r) and (u) of this Section) outstanding on the Initial Closing Date and listed on Schedule 9.1, and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(h) during any period other than during an Interim Covenant Period, (i) Indebtedness of a Person or Indebtedness attaching to the assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person or any of its Subsidiaries) or Indebtedness attaching to the assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Initial Closing Date as the result of a transaction permitted under this Agreement, provided that (A) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, and (B) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries), and (ii) any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(i) during any period other than an Interim Covenant Period, Indebtedness consisting of secured financings by a Foreign Subsidiary in which no Credit Party’s assets are used to secure such Indebtedness;

(j) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice;

(k) obligations in respect of Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(l) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(m) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with any acquisition or Disposition permitted hereunder;

(n) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) obligations contained in firm transportation or supply agreements or other take or pay contracts, in each case arising in the ordinary course of business;

(o) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or the Subsidiaries, any direct or indirect parent thereof) and the Restricted Subsidiaries incurred in the ordinary course of business;

(p) during any period other than during an Interim Covenant Period, Indebtedness to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) permitted by Section 9.6;

(q) Indebtedness associated with bonds or surety obligations required by Requirements of Law or by Governmental Authorities in connection with the operation of Oil and Gas Properties in the ordinary course of business;

(r) (i) Indebtedness of the Credit Parties under the Revolving Credit Agreement; provided that (1) the aggregate principal amount of all Indebtedness incurred in reliance on this clause (r) shall not exceed the greater of (A) $4,000,000,000 and (B) if a Borrowing Base is in effect under the Revolving Credit Agreement, the Borrowing Base in effect at such time and (2) such Indebtedness shall constitute “Revolver Obligations” under the Collateral Trust Agreement or shall otherwise constitute Permitted Pari Passu Secured Indebtedness (and may have priority to the Obligations in the payment of Foreclosure Proceeds as provided in the Collateral Trust Agreement or, in a substantially similar manner, in any Pari Passu Intercreditor Agreement);

(s) Indebtedness under Hedge Agreements permitted by Section 9.10;

(t) Indebtedness secured by Liens on (i) real property that is not Oil and Gas Property and that is not material to the operation of any Mortgaged Property and (ii) fixtures and personal property related to the real property in the foregoing clause (i) and that is also not material to the operation of any Mortgaged Property;

(u) unsecured Indebtedness and Junior Lien Debt of the Credit Parties; provided that such Indebtedness incurred after the Initial Closing Date (i) has a stated maturity no earlier than 91 days after the Last Maturity Date in effect at time such Indebtedness is incurred, (ii) has a Weighted Average Life to Maturity no shorter than 91 days after the longest Weighted Average Life to Maturity of any Class of Loans outstanding at the time such Indebtedness is incurred and (iii) in the case of Junior Lien Debt, (A) such Indebtedness shall be secured by Liens on all or a portion of the Collateral on a junior priority basis with the Liens on the Collateral securing the Obligations and shall not be secured by any assets of the Borrower or any Restricted Subsidiary other than the Collateral, (B) such Indebtedness shall not be guaranteed by any Subsidiaries other than the Guarantors and (C) the holders of such Indebtedness, or the administrative agent, collateral agent, trustee and/or any similar representative acting on behalf of such holders, shall have become party to the Intercreditor Agreement (or a substantially similar intercreditor agreement reasonably satisfactory to the Borrower and the Term Agent) providing that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Obligations;

(v) Indebtedness in an aggregate principal amount not to exceed $75,000,000; and

(w) all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (v) above.

9.2 Limitation on Liens Securing Funded Debt. The Borrower (i) will not, and will not permit any Restricted Subsidiary to, create, incur or assume any Funded Debt secured by any Liens (other than Permitted Liens) upon any of the properties of the Borrower or any Restricted Subsidiary and (ii) will not, and will not permit any Subsidiary to, create, incur or assume any Funded Debt secured by any Liens (other than Permitted Liens) upon the Stock or Stock Equivalents of any Restricted Subsidiary or the Stock or Stock Equivalents of any Subsidiary that owns, directly or indirectly through ownership in another Subsidiary, the Stock or Stock Equivalents of any Restricted Subsidiary.

9.3 Limitation on Fundamental Changes. Except as permitted by Section 9.4 (other than pursuant to clause (b) of the definition of the term “Collateral Sale”) or Section 9.5 (other than Section 9.5(o)), the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all its assets, except that:

(a) the Borrower may merge, consolidate or amalgamate with any Person (including any Subsidiary), provided that (i) the Borrower shall be the surviving, continuing or resulting entity or, if the foregoing is not the case, the surviving, continuing, or resulting entity shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto (iii) no Default or Event of Default has occurred and is continuing at the date of such merger, amalgamation or consolidation or would result from such consummation of such merger, amalgamation or consolidation, and (iv) if such merger, amalgamation or consolidation involves the Borrower and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Subsidiary of the Borrower (A) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation (or unless the Successor Borrower is the Borrower) shall have confirmed in an officer’s certificate delivered to the Term Agent in form and substance acceptable to the Term Agent that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement (and, during a Collateral Requirement Period, shall have confirmed that its obligations under the Security Documents shall apply to the Successor Borrower’s obligations under this Agreement), (B) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (C) an opinion of counsel and an officer’s certificate of the Borrower shall be required to be provided to the Term Agent to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Credit Document and (D) such merger, amalgamation or consolidation shall not occur during an Interim Covenant Period; provided, further, that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement;

(b) any Guarantor may merge, amalgamate or consolidate with (i) any Credit Party (provided that if the Borrower is involved in the case of any such merger, amalgamation or consolidation, the provisions of clause (a) above shall govern) or (ii) any other Person (including any other Subsidiary of the Borrower); provided that (A) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (1) a Restricted Subsidiary shall be the continuing or surviving Person or (2) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (B) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee and any applicable Mortgage and/or other Security Documents, each in form and substance as is reasonably necessary for the surviving Person to become a Guarantor and pledgor, mortgagor and grantor of Collateral for the benefit of the Term Loan Secured Parties, (C) no Default or Event of Default has occurred and is continuing on the date of such merger, amalgamation or consolidation or would result from the consummation of such merger, amalgamation or consolidation and (D) if such merger, amalgamation or consolidation involves a Subsidiary and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Restricted Subsidiary of the Borrower, such merger, amalgamation or consolidation shall not occur during an Interim Covenant Period;

(c) any Restricted Subsidiary that is not a Guarantor may merge, amalgamate or consolidate with, or Dispose of all or substantially all of its assets to, the Borrower or any other Restricted Subsidiary (provided that if the Borrower is involved in the case of any such merger, amalgamation or consolidation, the provisions of clause (a) above shall govern);

(d) any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business of such Restricted Subsidiary not otherwise Disposed of or transferred in accordance with Section 9.4 (other than pursuant to clause (b) of the definition of the term “Collateral Sale”) or Section 9.5 (other than Section 9.5(o)), or in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution; and

(e) to the extent that no Default or Event of Default would result from the consummation of such Disposition, the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 9.4 (other than pursuant to clause (b) of the definition of the term “Collateral Sale”).

9.4 Limitation on Collateral Sales. During any Collateral Requirement Period, the Borrower will not, and will not permit any of the other Credit Parties to, consummate a Collateral Sale, unless:

(a) the Borrower or any other Credit Party receives consideration at the time of such Collateral Sale at least equal to the Fair Market Value of the Collateral Disposed of (whether directly or indirectly through the Disposition of a Guarantor);

(b) at least 75% of the consideration received by the Borrower and the other Credit Parties (determined on the date of contractually agreeing to such Collateral Sale) and all other Collateral Sales since the Initial Closing Date, on a cumulative basis, is in the form of cash or Cash Equivalents; provided that the following shall be deemed to be Cash Equivalents for purposes of this clause (b) and for no other purpose:

(i) any liabilities (as shown on the Borrower’s most recent consolidated balance sheet or in the footnotes thereto or if incurred or accrued subsequent to the date of such balance sheet, such liabilities as would have been reflected in the Borrower’s consolidated balance sheet or the footnotes thereto if such incurrence or accrual had been put in place on or prior to the date of such balance sheet, as determined in good faith by the Borrower), other than contingent liabilities or liabilities that are by their terms subordinated to the Loans or any Guarantee, which (A) are assumed by the transferee of any such assets and from which the Borrower and any other applicable Credit Party shall have been validly released by all applicable creditors in writing or (B) are otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Borrower or the Subsidiaries);

(ii) any securities, notes or other obligations or assets received by the Borrower or any other Credit Party from such transferee that are converted by the Borrower or such other Credit Party into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Collateral Sale;

(iii) with respect to any Collateral Sale of Oil and Gas Properties by the Borrower or any other Credit Party in which the Borrower or such other Credit Party retains an interest in such property (whether directly or indirectly through retentions of any Stock in any Person owning such property), the costs and expenses related to the exploration, development, completion or production of such Oil and Gas Properties and activities related thereto agreed to be assumed by the transferee (or an Affiliate thereof);

(iv) Indebtedness of the Borrower or any other Credit Party that ceases to be a Credit Party as a result of such asset disposition (other than intercompany debt owed to the Borrower or any Subsidiary), to the extent that the Borrower and each other Credit Party are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Collateral Sale; and

(v) any Designated Non-Cash Consideration received by the Borrower or any other Credit Party in respect of the applicable Collateral Sale having an aggregate Fair

Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (v) at any time outstanding, not to exceed the greater of (A) $500,000,000 and (B) 2.75% of Modified ACNTA determined as of the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

(c) during any Collateral Requirement Period, at the time of any Collateral Sale for consideration in excess of $50,000,000, the Borrower shall deliver a certificate of an Authorized Officer to the effect that either (i) as of the date of such Collateral Sale, after giving effect to such Collateral Sale, the Collateral subject to perfected Liens securing the Obligations includes Oil and Gas Properties of the Credit Parties that account for not less than 80% of the PV-9 attributable to the remaining Proved Reserves of the Borrower and the Subsidiaries as reflected in the most recent Reserve Certificate delivered pursuant to Section 8.1(e) or, if the Borrower has made an Interim PV-9 Determination as of a more recent Reserve Date, such PV-9, after giving effect to exploration and production activities, acquisitions, Dispositions and production since the applicable Reserve Date or (ii) (A) as of the date of such Collateral Sale, after giving effect to such Collateral Sale, the Collateral subject to perfected Liens securing the Obligations includes Oil and Gas Properties of the Credit Parties that account for not less than 70% of the PV-9 attributable to the remaining Proved Reserves of the Borrower and the Subsidiaries as reflected in the most recent Reserve Certificate delivered pursuant to Section 8.1(e) after giving effect to exploration and production activities, acquisitions, Dispositions and production since applicable Reserve Date and (B) within 60 days after the date of such Collateral Sale, additional Mortgages or supplements or amendments to existing Mortgages shall be delivered for recording such that the Collateral subject to perfected Liens securing the Obligations includes Oil and Gas Properties of the Credit Parties that account for not less than 80% of the PV-9 attributable to the remaining Proved Reserves of the Borrower and the Subsidiaries as reflected in the most recent Reserve Certificate delivered pursuant to Section 8.1(e) or, if the Borrower has made an Interim PV-9 Determination as of a more recent Reserve Date, such PV-9, after giving effect to exploration and production activities, acquisitions, Dispositions and production since the applicable Reserve Date; and

(d) the Net Cash Proceeds of such Collateral Sale shall be applied in accordance with the requirements of Section 4.1(a).

9.5 Limitation on Investments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any Investment except:

(a) extensions of trade credit and purchases of assets and services (including purchases of inventory, supplies and materials) in the ordinary course of business;

(b) Investments in assets that constituted Cash Equivalents at the time such Investments were made;

(c) (i) Investments existing on, or made pursuant to legally binding written commitments in existence on, the Initial Closing Date in an aggregate amount not to exceed $25,000,000 except as set forth on Schedule 9.5 to this Agreement, (ii) Investments existing on the Initial Closing Date of the Borrower or any Subsidiary in any other Subsidiary and (iii) any extensions, renewals or reinvestments thereof, so long as the amount of any Investment made pursuant to this clause (iii) is not increased at any time above the amount of such Investment on the Initial Closing Date;

(d) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(e) Investments to the extent that payment for such Investments is made with Stock or Stock Equivalents (other than Disqualified Stock not otherwise permitted by Section 9.1) of the Borrower (or any direct or indirect parent thereof);

(f) Investments constituting non-cash proceeds of Dispositions of assets to the extent such Disposition is permitted by Section 9.4;

(g) Investments made to repurchase or retire Stock or Stock Equivalents of the Borrower or any direct or indirect parent thereof owned by any employee or any stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof);

(h) loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, Restricted Payments to the extent permitted to be made to such parent in accordance with Section 9.6;

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(j) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(k) advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(l) guarantee obligations of the Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(m) Investments in Industry Investments and in interests in additional Oil and Gas Properties and gas gathering systems related thereto or Investments related to farm-out, farm-in, joint operating, joint venture, joint development or other area of mutual interest agreements, other similar industry investments, gathering systems, pipelines or other similar oil and gas exploration and production business arrangements whether through direct ownership or ownership through a joint venture or similar arrangement;

(n) Investments in Hedge Agreements permitted by Section 9.1 and Section 9.10;

(o) Investments consisting of Indebtedness, fundamental changes, Dispositions, acquisitions of Funded Debt and Restricted Payments permitted under Sections 9.1, 9.3, 9.4, 9.6 (other than Section 9.6(c)) and 9.7 (other than Section 9.7(a)(vii));

(p) Investments by the Borrower or any Restricted Subsidiary in any Restricted Subsidiary;

(q) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business; and

(r) other Investments; provided that the aggregate amount of all Investments made and outstanding in reliance on this clause (r) shall not exceed the greater of (i) $500,000,000 and (ii) 2.75% of Modified ACNTA determined as of the time the Investment is made.

9.6 Limitation on Restricted Payments. The Borrower will not, and will not permit any Restricted Subsidiary to, pay any dividends (other than Restricted Payments payable solely in its Stock that is not Disqualified Stock) or return any capital to its equity holders or make any other distribution, payment or delivery of property or cash to its equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 9.5 (other than Section 9.5(o)) any Stock or Stock Equivalents of the Borrower, now or hereafter outstanding (all of the foregoing, “Restricted Payments”); except that:

(a) the Borrower may redeem in whole or in part any of its Stock or Stock Equivalents in exchange for another class of its Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents; provided that such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders in all material respects to their interests as those contained in the Stock or Stock Equivalents redeemed thereby, and the Borrower may pay Restricted Payments payable solely in the Stock and Stock Equivalents (other than Disqualified Stock not otherwise permitted by Section 9.1) of the Borrower;

(b) the Borrower may (i) redeem, acquire, retire or repurchase shares of its Stock or Stock Equivalents held by any present or former officer, manager, consultant, director or employee (or their respective Affiliates, estates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees or immediate family members) of the Borrower and the Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that the aggregate amount of all cash paid in respect of all such shares of Stock or Stock Equivalents so redeemed, acquired, retired or repurchased in any calendar year pursuant to the terms of any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement does not exceed $50,000,000; and (ii) pay Restricted Payments in an amount equal to withholding or similar Taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) and any repurchases of Stock or Stock Equivalents in consideration of such payments including deemed repurchases in connection with the exercise of stock options so long as the amount of such payments does not exceed $25,000,000 in the aggregate;

(c) to the extent constituting Restricted Payments, the Borrower may make Investments permitted by Section 9.5 (other than Section 9.5(o));

(d) to the extent constituting Restricted Payments, the Borrower may enter into and consummate transactions expressly permitted by any provision of Section 9.3;

(e) the Borrower may repurchase Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) upon exercise of stock options or warrants if such Stock or Stock Equivalents represents all or a portion of the exercise price of such options or warrants;

(f) the Borrower or any of the Restricted Subsidiaries may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any acquisition permitted hereby and (ii) so long as, immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(g) the Borrower may pay any Restricted Payment within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(h) if no Event of Default shall have occurred and be continuing or would result therefrom the Borrower may declare and pay Restricted Payments in cash in respect of accrued but unpaid dividends owing on any preferred equity issued and outstanding on the Initial Closing Date;

(i) Restricted Subsidiaries may make Restricted Payments (A) to the Borrower or any other Restricted Subsidiary and (B) ratably to all holders of its outstanding Stock and Stock Equivalents;

(j) the Borrower may make payments described in Sections 9.11(a), 9.11(c), 9.11(d), 9.11(e), 9.11(h), 9.11(i) and 9.11(j) (subject to the conditions, if any, set out therein);

(k) the Borrower or any of the Restricted Subsidiaries may make additional Restricted Payments; provided that (i) the aggregate amount of Restricted Payments made in reliance on this clause (k) shall not exceed the greater of (A) $200,000,000 and (B) 1% of Modified ACNTA determined as of the time the Restricted Payment is made and (ii) at the time of any such Restricted Payment, no Event of Default shall have occurred and be continuing or would result therefrom; and

(l) the Borrower or any of the Restricted Subsidiaries may make additional Restricted Payments; provided that (i) the amount of any such Restricted Payment shall not exceed the Available Amount at the time such Restricted Payment is made and (ii) at the time of any such Restricted Payment, no Event of Default shall have occurred and be continuing or would result therefrom.

9.7 Limitations on Junior Debt Payments and Amendments.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, optionally prepay, repurchase or redeem or otherwise defease any senior subordinated or subordinated Indebtedness (it being understood that payments of regularly scheduled cash interest in respect of, and payment of principal on the scheduled maturity date of such Indebtedness shall be permitted); provided, however, that, so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower or any Restricted Subsidiary may optionally prepay, repurchase, redeem or defease any such Indebtedness (i) with the proceeds of any Permitted Refinancing Indebtedness in respect thereof permitted by Section 9.1, (ii) by converting or exchanging such Indebtedness to Stock (other than Disqualified Stock) of the Borrower, (iii) if the scheduled maturity date of such Indebtedness is prior to the Maturity Date of each Class of Loans then outstanding, (iv) if the scheduled maturity date of such Indebtedness is not prior to the Maturity Date of each Class of Loans then outstanding, in an aggregate amount for all such prepayments, repurchases, redemptions and defeasances made in reliance on this clause (iv) not to exceed the greater of (A) $300,000,000 and (B) 1.5% of Modified ACNTA determined as of the time of such prepayment, repurchase, redemption or defeasance, (v) so long as, at the time any such prepayment, repurchase, redemption or defeasance is made in reliance on this clause (v), (A) the amount thereof shall not exceed the Available Amount at such time and (B) no Event of Default shall have occurred and be continuing or would result therefrom, (vi) with any remaining Excess Collateral Proceeds after the Credit Parties have complied with the requirements of Section 4.1(a) or (vii) as an Investment permitted by Section 9.5.

(b) The Borrower will not amend or modify the documentation governing any senior subordinated or subordinated Indebtedness or the terms applicable thereto to the extent that (i) any such amendment or modification, taken as a whole, would be adverse to the Lenders in any material respect or (ii) the documentation governing any senior subordinated or subordinated Indebtedness, as so amended or modified, would not be permitted by this Agreement to be included in the documentation governing any senior subordinated or subordinated Indebtedness that was issued at such time.

(c) During any Collateral Requirement Period, the foregoing Sections 9.7(a) and (b) of this Agreement shall be replaced by the following:

“(a) The Borrower will not, and will not permit any Restricted Subsidiary to, optionally prepay, repurchase or redeem or otherwise defease any Junior Debt (it being understood that payments of regularly scheduled cash interest in respect of, and payment of principal on the scheduled maturity date of such Junior Debt shall be permitted); provided, however, that, so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower or any Restricted Subsidiary may optionally prepay, repurchase, redeem or defease any Junior Debt (i) with the proceeds of any Permitted Refinancing Indebtedness in respect thereof permitted by Section 9.1 or with the proceeds of the Class A Loans, (ii) by converting or exchanging such Junior Debt to Stock (other than Disqualified Stock) of the Borrower, (iii) if the scheduled maturity date of such Junior Debt is prior to the Maturity Date of each Class of Loans then outstanding, (iv) if the scheduled maturity date of such Indebtedness is not prior to the Maturity Date of each Class of Loans then outstanding, in an aggregate amount for all such prepayments, repurchases, redemptions and defeasances made in reliance on this clause (iv) not to exceed the greater of (A) $300,000,000 and (B) 1.5% of Modified ACNTA determined as of the time of such prepayment, repurchase, redemption or defeasance, (v) so long as, at the time any such prepayment, repurchase, redemption or defeasance is made in reliance on this clause (v), (A) the amount thereof shall not exceed the Available Amount at such time and (B) no Event of Default shall have occurred and be continuing or would result therefrom, (vi) with any remaining Excess Collateral Proceeds after the Credit Parties have complied with the requirements of Section 4.1(a) or (vii) as an Investment permitted by Section 9.5.

(b) The Borrower will not amend or modify the documentation governing any Junior Debt or the terms applicable to any of the foregoing to the extent that (i) any such amendment or modification, taken as a whole, would be adverse to the Lenders in any material respect (it being agreed that any amendment or modification of the terms with respect to any of the Existing Contingent Convertible Notes to change (A) the stated maturity thereof or any mandatory call date applicable thereto (so long as such stated maturity or mandatory call date is not sooner than the then-current Last Maturity Date), (B) the interest rate and/or dates of cash interest payments applicable thereto, and/or the relevant rate of exchange to Stock of the Borrower would not be adverse to the Lenders in any material respect) or (ii) the documentation governing any such Junior Debt, as so amended or modified, would not (A) be permitted by this Agreement to be included in the documentation governing any senior subordinated or subordinated Permitted Additional Debt that was issued at such time or (B) permit such Indebtedness to be incurred pursuant to Section 9.1(u).”

9.8 Negative Pledge Agreements. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Requirement (other than this Agreement or any other Credit Document or any documentation in respect of (a) secured Indebtedness otherwise permitted hereunder or (b) the Credit Parties’ Oil and Gas Properties to the extent that the property covered thereby is not required to be pledged as Collateral pursuant to the Credit Documents) that limits the ability of the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Term Loan Secured Parties with respect to the Obligations or under the Credit Documents; provided that the foregoing shall not apply to Contractual Requirements that (i)(A) exist on the Initial Closing Date and (to the extent not otherwise permitted by this Section 9.8) are listed on Schedule 9.8 and (B) to the extent Contractual Requirements permitted by clause (A) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Permitted Refinancing Indebtedness incurred in compliance with Section 9.1 to Refinance such Indebtedness or obligation so long as such Permitted Refinancing Indebtedness does not expand the scope of such restriction in such Contractual Requirement, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower (or are binding on property at the time such property first becomes property of the Borrower or a Restricted Subsidiary), so long as such Contractual Requirements were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower (or such property becomes property of the Borrower or a Restricted Subsidiary), (iii) represent Indebtedness of a Restricted Subsidiary of the Borrower that is not a Guarantor to the extent such Indebtedness is permitted by Section 9.1 so long as such Contractual Requirement applies only to such Subsidiary, (iv) arise pursuant to agreements entered into with respect to any Disposition permitted hereunder and are applicable solely to assets which are the subject of such Disposition, (v) are customary provisions in joint venture agreements or agreements governing property held with a common owner and other similar agreements or arrangements (with a third party acting as a co-venturer) relating solely to such joint venture or property or otherwise arise in (A) agreements which restrict the Disposition or distribution of assets or property in oil and gas leases, joint operating agreements, joint exploration and/or development agreements, participation agreements or (B) any production sharing contract or similar instrument on which a Lien cannot be granted without the consent of a third party and, in each case, other similar agreements entered into in the ordinary course of the oil and gas exploration and development business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 9.1, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 9.1 to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary or in leases prohibiting Liens on retained property rights of the lessor in connection with operations of the lessee conducted on the leased property, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) restrict the use of cash or other deposits imposed by customers or suppliers under contracts entered into in the ordinary course of business, (xii) are imposed by any Requirement of Law, (xiii) exist under any documentation governing any Permitted Refinancing Indebtedness incurred in compliance with Section 9.1 to Refinance any Indebtedness but only to the extent such Contractual Requirement was contained in the document evidencing the Indebtedness being refinanced, (xiv) are customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the Subsidiaries to meet their ongoing obligations, (xv) relate to property, an interest in which has been granted or conveyed to a Royalty Trust, YieldCo or a master limited partnership or which is subject to a term net profits interest, and (xvi) are restrictions regarding licenses or sublicenses by the Borrower and its Restricted Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property)(clauses (i) through (xvi), collectively, “Permitted Restrictions”).

9.9 Limitation on Subsidiary Distributions. The Borrower will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Stock or with respect to any other interest or participation in, or measured by, its profits or transfer any property to the Borrower or any Restricted Subsidiary except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) Contractual Requirements in effect on the Initial Closing Date that are described on Schedule 9.9 or pursuant to the Credit Documents;

(b) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on transferring the property so acquired;

(c) Requirement of Law or any applicable rule, regulation or order;

(d) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(e) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Stock or assets of such Subsidiary;

(f) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 9.1 and 9.2 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(g) restrictions on cash or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business;

(h) other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Initial Closing Date pursuant to Section 9.1 and either (i) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Borrower, taken as a whole, as determined by an Authorized Officer of the Borrower in good faith, than the provisions contained in this Agreement or (ii) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by an Authorized Officer of the Borrower in good faith, to make scheduled payments of cash interest on the Obligations when due;

(i) customary provisions in joint venture agreements or agreements governing property held with a common owner and other similar agreements or arrangements relating solely to such joint venture or property;

(j) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(k) provisions contained in agreements which prohibit the transfer of all or substantially all of the assets of the obligor thereunder unless the transferee shall assume the obligations of the obligor under such agreement;

(l) Permitted Restrictions; and

(m) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (l) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

9.10 Hedge Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Hedge Agreements with any Person other than (a) Hedge Agreements not for speculative purposes entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has or may have exposure (including with respect to commodity prices), (b) Hedge Agreements not for speculative purposes entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary and (c) other Hedge Agreements not for speculative purposes permitted under the risk management policies approved by the Borrower’s Board of Directors from time to time. It is understood that for purposes of this Section 9.10, the following Hedge Agreements shall not be deemed speculative or entered into for speculative purposes: (i) any commodity Hedge Agreement intended, at inception of execution, to hedge or manage any of the risks related to existing and or forecasted Hydrocarbon production of the Borrower or its Restricted Subsidiaries (whether or not contracted), and (ii) any Hedge Agreement intended, at inception of execution, (A) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of the Borrower or its Restricted Subsidiaries, (B) for foreign exchange or currency exchange management, (C) to manage commodity portfolio exposure associated with changes in interest rates or (D) to hedge any exposure that the Borrower or its Restricted Subsidiaries may have to counterparties under other Hedge Agreements such that the combination of such Hedge Agreements is not speculative taken as a whole.

9.11 Transactions with Affiliates. The Borrower will not, and will not permit any of the Restricted Subsidiaries to conduct, any material transaction with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries or any entity that becomes a Restricted

Subsidiary as a result of such transaction), unless the terms of such transaction (taken as a whole) are substantially at least as favorable to the Borrower or such Restricted Subsidiary as it would obtain at the time in a comparable arm’s-length transaction (which includes, for the avoidance of doubt, any transaction consummated for Fair Market Value) with a Person that is not an Affiliate (or, if no comparable transaction is available with which to compare such transaction, such transaction is otherwise fair to the Borrower or the relevant Restricted Subsidiary as determined by an Authorized Officer of the Borrower in good faith), which, if involving aggregate payments or consideration in excess of $100,000,000, shall be determined by the Board of Directors of the Borrower or such Subsidiary in good faith (as evidenced by a certificate of an Authorized Officer delivered to the Term Agent); provided that the foregoing restrictions shall not apply to:

(a) the payment of Transaction Expenses,

(b) loans, advances and other transactions between or among the Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower or such Subsidiary, but for the Borrower’s or such Subsidiary’s ownership of Stock or Stock Equivalents in such joint venture or such Subsidiary) to the extent otherwise permitted under this Article IX,

(c) employment and severance arrangements and health, disability, retirement savings, employee benefit and similar insurance or benefit plans between the Borrower (or any direct or indirect parent thereof) and the Subsidiaries and their respective directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Stock or Stock Equivalents pursuant to put/call rights or similar rights with current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the Board of Directors of the Borrower (or any direct or indirect parent thereof),

(d) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of, or in connection with any services provided to, the Borrower and the Subsidiaries,

(e) transactions pursuant to agreements in existence on the Initial Closing Date and set forth on Schedule 9.11 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect,

(f) Restricted Payments, redemptions, repurchases and other actions permitted under Section 9.6 or 9.7,

(g) any issuance of Stock or Stock Equivalents or other payments, awards or grants in cash, securities, Stock, Stock Equivalents or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the Board of Directors of the Borrower (or any direct or indirect parent thereof),

(h) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and the Subsidiaries,

(i) payments by the Borrower (or any direct or indirect parent thereof) and the Subsidiaries pursuant to tax sharing agreements among the Borrower (and any such parent) and the Subsidiaries on customary terms; provided that payments by Borrower and the Subsidiaries under any such tax sharing agreements shall not exceed the excess (if any) of the amount they would have paid on a standalone basis over the amount they actually pay directly to Governmental Authorities, and

(j) customary agreements and arrangements with Royalty Trusts, YieldCos and master limited partnerships that comply with the affiliate transaction provisions of such Royalty Trust, YieldCo or master limited partnership agreement.

9.12 Change in Business. The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and its Restricted Subsidiaries on the date hereof and other business activities incidental or reasonably related thereto.

9.13 Use of Proceeds. The Borrower will not, and will not permit any of the Subsidiaries to, use the proceeds of any Loans in violation of the provisions of Regulation T, Regulation U or Regulation X of the Board.

9.14 Anti-Layering. The Borrower will not, and will not permit any of the other Credit Parties to, create, incur, assume or suffer to exist (a) any Lien on any Collateral for the benefit of any holders of any Indebtedness (or for the benefit of any administrative agent, collateral agent, trustee and/or any similar representative acting on behalf of the holders of such Indebtedness) that is contractually senior to the Lien on such Collateral securing the Obligations and contractually subordinate or junior to any Lien on such Collateral securing any other Indebtedness or (b) any Indebtedness if such Indebtedness is contractually subordinate or junior in ranking in right of payment to any other Indebtedness, unless such Indebtedness is contractually subordinate or junior in ranking in right of payment to the Obligations; provided that, in the case of this clause (b), the documentation for any Permitted Pari Passu Secured Indebtedness may provide that certain Permitted Pari Passu Secured Indebtedness may have priority over certain other Permitted Pari Passu Secured Indebtedness in the payment of Foreclosure Proceeds.

ARTICLE X

EVENTS OF DEFAULT

Upon the occurrence of any of the following specified events (each an “Event of Default”):

10.1 Payments. The Borrower shall (i) default in the payment when due of any principal of any Class of Loans or (ii) default in the payment when due of any interest on any Class of Loans, fees or of any other amounts owing hereunder or under any other Credit Document and such default shall continue for five or more days (provided that such event shall not, by itself, be an Event of Default with respect to any other Class of Loans).

10.2 Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party in this Agreement or in any Security Document or any certificate delivered or required to be delivered pursuant hereto or thereto (in the case of any Class of Loans, as such representation, warranty or statement shall have been modified or deleted in the Term Loan Supplement for such Class) shall prove to be untrue or misleading in any material respect on the date as of which made or deemed made.

10.3 Covenants. Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 8.1(e), 8.5 (solely with respect to the Borrower), 8.10(b) or Article IX; or

(b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Sections 10.1, 10.2 or 10.3(a)) contained in this Agreement or any Security Document (in the case of any Class of Loans, as such covenant or agreement shall have been modified or deleted in the Term Loan Supplement for such Class) and such default shall continue unremedied for a period of at least 30 days after receipt of written notice thereof by the Borrower from the Term Agent.

10.4 Default Under Other Indebtedness. (a) The Borrower or any of the Restricted Subsidiaries shall default in any payment with respect to any Indebtedness (including, as to Loans of any Class, Loans of any other Class), or any Indebtedness in respect of any Hedge Agreement, in each case with an outstanding principal balance or termination value in excess of $125,000,000, beyond the grace period, if any, provided in the instrument or agreement under which such Indebtedness was created or (b) any such Indebtedness shall be declared to be due and payable, or shall be required to be prepaid, defeased or redeemed prior to the stated maturity thereof, other than (i) as a result of a regularly scheduled required prepayment or as a mandatory prepayment, (ii) in the case of any Indebtedness in respect of any Hedge Agreement, as a result of termination event or equivalent event under such Hedge Agreement and (iii) secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement).

10.5 Bankruptcy, Etc. The Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy”; or (b) in the case of any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action or, in connection with any such voluntary proceeding or action, the Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Specified Subsidiary; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Specified Subsidiary; or there is commenced against the Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Specified Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors.

10.6 ERISA.

(a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan or Multiemployer Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan or a Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 or of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof);

(b) there results from any event or events set forth in clause (a) of this Section 10.6 the imposition of a lien, the granting of a security interest, or a liability; and

(c) such lien, security interest or liability would be reasonably likely to have a Material Adverse Effect.

10.7 Guarantee. The Guarantee or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any Guarantor or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee.

10.8 Security Documents. During a Collateral Requirement Period, the Mortgage or any other Security Document pursuant to which the assets of the Borrower or any Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any grantor thereunder or any other Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Mortgage or any other Security Document.

10.9 Judgments. One or more monetary judgments or decrees of a court of competent jurisdiction shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability of $125,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof.

10.10 Term Loan Supplement. With respect only to such Class of Loans, the Majority Lenders with respect to any Class of Loans have directed the Term Agent to declare that an Event of Default has occurred as the result of the occurrence of any event or circumstance identified as an “Event of Default” in the Term Loan Supplement for such Class (provided that such event shall not, by itself, be an Event of Default with respect to any other Class of Loans).

Then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing with respect to a Class of Loans, the Term Agent may and, upon the written request of the Majority Lenders of such Class of Loans, shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Term Agent or any Lender to enforce its claims against the Borrower or any other Credit Party, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 10.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Term Agent as specified in clauses (x) and (y) below shall occur automatically without the giving of any such notice): (x) declare the Class Total Commitment of such Class of Loans terminated, whereupon the Class Commitment of each Lender of such Class of Loans, as the case may be, shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; and/or (y) declare the principal of, any accrued interest and fees and any applicable make-whole or other premium (as provided in any Term Loan Supplement) in respect of any or all Loans of such Class and any or all Obligations owing hereunder and thereunder with respect to such Class of Loans to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. In addition, after the occurrence and during the continuance of an Event of Default, the Term Agent and the Lenders will have all other rights and remedies available at law and equity; provided that only the Term Agent may bring an action, at law or in equity, against any Credit Party to enforce the Credit Documents.

Any amount received by the Term Agent from any Credit Party (other than Foreclosure Proceeds) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 10.5 shall be applied as set forth in the Collateral Trust Agreement and, thereafter, shall be applied:

(i) first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Term Agent in its capacity as such;

(ii) second, to the payment of unpaid accrued interest on the Loans then due and payable, pro rata to the Lenders in accordance with such interest; and

(iii) third, to the payment of unpaid principal of and any applicable make-whole or other premium (as provided in any Term Loan Supplement) on the Loans, pro rata to the Lenders in accordance with such principal.

Any Foreclosure Proceeds received by the Term Agent shall be applied as set forth in the Collateral Trust Agreement and, thereafter, shall be applied:

(iv) first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Term Agent in its capacity as such;

(v) second, to the Class or Classes in the order set forth in the Term Loan Supplements (and if multiple Classes are grouped together for this purpose, then to such Classes pro rata in accordance with their outstanding Obligations), and within each Class first to the payout of unpaid accrued interest on the Loans of such Class then due and payable and then to the unpaid principal of and any applicable make-whole or other premium (as provided in any Term Loan Supplement) on the Loans of such Class then due and payable, in each case pro rata to the Lenders of such Class (provided that if any Lender disclaims any benefit of a Lien over real property in accordance with Section 12.16(d), then such Lender and such Lender’s Loans shall be disregarded to the extent of any Foreclosure Proceeds otherwise attributable to such disclaimed benefit); and

(vi) last, any surplus then remaining, after all of the Obligations then due shall have been paid in full in cash, shall be paid to the Borrower or its successors or assigns or to whomever may be lawfully entitled to receive the same or as a court of competent jurisdiction may award.

ARTICLE XI

THE TERM AGENT

11.1 Appointment.

(a) Each Lender hereby irrevocably designates and appoints the Term Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Term Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Term Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Article XI are solely for the benefit of the Term Agent and the Lenders, and the Borrower shall not have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Term Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Term Agent.

(b) No Arranger shall have any right, power, obligation, liability, responsibility or duty under this Agreement and the other Credit Documents other than those applicable to the Term Agent (if such Arranger is the Term Agent) or those applicable to a Lender (if such Arranger is a Lender).

11.2 Delegation of Duties. The Term Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Term Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

11.3 Exculpatory Provisions. Neither the Term Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein or in any other Credit Document (IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE TERM AGENT AND ANY RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY, COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE)) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of the Borrower, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Term Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of the Borrower or any other Credit Party to perform its obligations hereunder or thereunder. The Term Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Term Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

11.4 Reliance. The Term Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Term Agent. The Term Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Term Agent. The Term Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Term Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Majority

Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Term Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable Requirements of Law; provided further that each of the Term Agent and the Collateral Trustee, in exercising any discretionary power granted to it under any Credit Document (including, for the avoidance of doubt, clause (j) of the definition of “Excluded Property”), to the extent there is a corresponding or substantially similar provision in the Revolving Credit Agreement or any other “Credit Document” (as defined in the Revolving Credit Agreement) is authorized and instructed by the Lenders, to exercise, and shall be protected from any liability whatsoever by exercising, such discretionary power in the same manner as the Revolving Agent has exercised or is exercising its discretionary power with respect to such corresponding or substantially similar provision. Each of the Term Agent and the Collateral Trustee may rely exclusively on a certificate of an Authorized Officer specifying the discretionary power the Revolving Agent has exercised or is exercising with respect to such corresponding or substantially similar provision. Notwithstanding the foregoing and, for the avoidance of doubt, any release of Liens on the Collateral must be in accordance with Section 12.16. For purposes of determining compliance with the conditions specified in Article VI on a Closing Date, each Lender that has signed the relevant Term Loan Supplement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender unless the Term Agent shall have received notice from such Lender prior to the proposed Closing Date for such Class of Loans specifying its objection thereto.

11.5 Notice of Default. The Term Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Term Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Term Agent receives such a notice, it shall give notice thereof to the Lenders. The Term Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders in accordance with the terms hereof; provided that unless and until the Term Agent shall have received such directions, the Term Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

11.6 Non-Reliance on Term Agent and Other Lenders. Each Lender expressly acknowledges that neither the Term Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Term Agent hereinafter taken, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the Term Agent to any Lender. Each Lender acknowledges to the Term Agent that it has, independently and without reliance upon the Term Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its credit extensions hereunder and enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Term Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Term Agent hereunder, the Term Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any other Credit Party that may come into the possession of the Term Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

11.7 Indemnification. The Lenders agree to indemnify the Term Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Commitments or Loans, as applicable, outstanding in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Term Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Term Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to the Term Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Term Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction (IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE TERM AGENT AND ANY RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY, COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE); provided, further, that no action taken in accordance with the directions of the Majority Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 11.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Term Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by the Term Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Term Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to the Term Agent for any purpose shall, in the opinion of the Term Agent, be insufficient or become impaired, the Term Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify the Term Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify the Term Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from the Term Agent’s gross negligence or willful misconduct. The agreements in this Section 11.7 shall survive the payment of the Loans and all other amounts payable hereunder.

11.8 Agent in Its Individual Capacity. The Term Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other Credit Party as though the Term Agent were not the Term Agent hereunder and under the other Credit Documents. With respect to the Loans (if any) made by it, the Term Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Term Agent, and the terms “Lender” and “Lenders” shall include the Term Agent in its individual capacity if it is a Lender.

11.9 Successor Agent. The Term Agent may at any time give notice of its resignation to the Lenders and the Borrower. If the Term Agent is a Lender and becomes a Defaulting Lender, then such Term Agent may be removed as the Term Agent, as the case may be, at the reasonable request of the Borrower and the Majority Lenders. Upon receipt of any such notice of resignation or removal, as the case may be, the Majority Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default under Section 10.1 or 10.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States but shall not, in any case, be a Defaulting Lender or an Affiliate of a Defaulting Lender; provided that, on terms, conditions and documents satisfactory to such successor Term Agent and the resigning Term Agent in consultation with the Borrower, if an Affiliate of the resigning Term Agent or, so long as no Event of Default is continuing and subject to the consent of the Borrower, a nationally recognized provider of trustee and agency services for corporate financing transactions (as determined by the Borrower) (a) is willing to accept appointment as a successor Term Agent, (b) is a bank with an office in the United States, or an Affiliate of a bank with an office in the United States, and (c) executes and delivers an acceptance of such appointment to the Borrower and the Lenders (upon which the Collateral Trustee and others may rely), then such Person shall thereupon, and without any requirement of advance notice to any Person other than the Borrower, become the successor Term Agent. If, in the case of the resignation of the Term Agent, (x) no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the Term Agent gives notice of its resignation and (y) a successor Term Agent has not accepted appointment in accordance with the proviso of the immediately preceding sentence, then the Term Agent may on behalf of and at the expense of the Borrower, petition a court of competent jurisdiction to appoint a successor Term Agent meeting the qualifications set forth above. Upon the acceptance of a successor’s appointment as the Term Agent hereunder, and upon the execution and filing or recording of such instruments or notices as may be necessary or desirable, or as the Majority Lenders may request, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Term Agent, and the retiring Term Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower (following the effectiveness of such appointment) to the successor Term Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Term Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article XI (including Section 11.7) and Section 12.5 shall continue in effect for the benefit of such retiring Term Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Term Agent was acting as the Term Agent. The retiring Term Agent shall have no responsibility or liability whatsoever for the actions or omissions of any successor Term Agent.

11.10 Withholding Tax. To the extent required by any applicable Requirement of Law, the Term Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Term Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Term Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Term Agent (to the extent that the Term Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Term Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Term Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Term Agent under this Section 11.10.

11.11 Security Documents and Guarantee.

(a) Each Lender hereby further authorizes the Term Agent to enter into the Collateral Trust Agreement with the Collateral Trustee, which on behalf of and for the benefit of the Term Loan Secured Parties, shall be the agent for and representative of the Term Loan Secured Parties with respect to the Collateral and the Security Documents. In accordance with the prior sentence, the Collateral Trustee is hereby acknowledged to be a sub-agent of the Term Agent to act with respect to the Collateral and the Security Documents, pursuant to Section 11.2, and each Lender authorizes such sub-agency and directs the Term Agent to so appoint the Collateral Trustee. It is agreed and acknowledged that the Collateral Trustee is entitled to all the rights and remedies of the Term Agent (including separate and distinct, and not derivative, indemnification and reimbursement rights (with respect to legal expenses, limited to reasonable fees, disbursements and other charges of one primary outside counsel to the Collateral Trustees of its choosing and additional special counsel as applicable (limited to one firm of special counsel, of the Collateral Trustee’s choosing per specialty))) pursuant to Section 12.5. Subject to Section 12.1 and the Collateral Trust Agreement, without further written consent or authorization from any Term Loan Secured Parties, the Term Agent or Collateral Trustee, as applicable, may (a) execute any documents or instruments necessary in connection with a Disposition of assets permitted by this Agreement, (b) release any Lien encumbering any item of Collateral that is the subject of such Disposition of assets or with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 12.1) have otherwise consented or (c) release any Guarantor from the Guarantee with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 12.1) have otherwise consented (and, in the case of any automatic release of a Guarantor in accordance with Section 12.16, execute any documents or instruments that may be necessary or advisable to evidence such release).

(b) In connection with its resignation pursuant to Section 3.22 of the Collateral Trust Agreement, the Collateral Trustee may also resign as sub-agent of the Term Agent to act with respect to the Collateral and the Security Documents at any time by giving not less than 30 days’ prior written notice addressed to the Borrower and the Term Agent (which shall promptly make such notice available to the Lenders in accordance with its customary practice). In case of the resignation of the Collateral Trustee as such sub-agent, the Lenders authorize and direct the Term Agent to appoint, and the Term Agent hereby agrees that it will appoint, as sub-agent of the Term Agent to act with respect to the Collateral and the Security Documents the successor Collateral Trustee appointed pursuant to Section 3.23 of the Collateral Trust Agreement. The resigning Collateral Trustee will fulfill its obligations with respect to the Collateral and the Security Documents until a successor Collateral Trustee is appointed pursuant to Section 3.23 of the Collateral Trust Agreement. Written notice of such appointment and designation shall be given by the Term Agent to the Grantors, but the validity of any such appointment shall not be impaired or affected by failure to give such notice or by any defect therein. Such appointment and designation shall be full evidence of the right and authority to make the same and of all the facts therein recited. Upon the making of any such appointment and designation, the Security Documents shall vest in the successor all the estate and title in and to all of the Collateral, and the successor shall thereupon succeed to all of the rights, powers, privileges, immunities and duties hereby conferred upon the Collateral Trustee herein and therein; provided, that solely for purposes of maintaining the Liens granted to the Collateral Trustee under the Security Documents for the benefit of the Term Loan Secured Parties, the retiring Collateral Trustee shall continue to be vested with such Liens as collateral trustee for the benefit of the Term Loan Secured Parties until such time as all filings and other actions necessary to continue the perfection of such Liens in favor of the successor Collateral Trustee shall have been completed (it being understood and agreed that the retiring Collateral Trustee shall have no duty or obligation to take any further action or to exercise any discretion under any Security Document). Any one such appointment and designation shall not exhaust the right to appoint and designate an additional successor but such right may be exercised repeatedly until Facility Termination. To facilitate the administration of the duties with respect to the Collateral and the Security Documents, the Term Agent may appoint multiple trustees to serve in such capacity or in such jurisdictions as the Term Agent may designate.

11.12 Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Term Agent and each Term Loan Secured Party hereby agree that no Term Loan Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Collateral Trustee or, to the extent permitted by the Collateral Trust Agreement, the Term Agent, on behalf of the Term Loan Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents and the Guarantee may be exercised solely by the Collateral Trustee or, to the extent permitted by the Collateral Trust Agreement, the Term Agent.

11.13 Term Agent and Collateral Trustee May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding, constituting an Event of Default under Section 10.5, the Term Agent or the Collateral Trustee (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Term Agent or the Collateral Trustee shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Term Agent and the Collateral Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Term Agent and the Collateral Trustee and their respective agents and counsel, to the extent due under Section 12.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Term Agent and, in the event that the Term Agent shall consent to the making of such payments directly to the Lenders, to pay to the Term Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Term Agent and its agents and counsel, to the extent due under Section 12.5.

Nothing contained herein shall be deemed to authorize the Term Agent or the Collateral Trustee to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Term Agent or the Collateral Trustee to vote in respect of the claim of any Lender in any such proceeding.

Neither the Term Agent nor the Collateral Trustee shall incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Term Agent or the Collateral Trustee (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility), as applicable, except to the extent caused by the willful misconduct or gross negligence of the Term Agent or the Collateral Trustee, as applicable, as determined by a final non-appealable judgment by a court of competent jurisdiction.

Neither the Term Agent nor the Collateral Trustee shall be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or under any other Credit Document, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Term Agent or the Collateral Trustee or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Term Agent or the Collateral Trustee, it is understood that in all cases the Term Agent and the Collateral Trustee, as applicable, shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have received such written instruction, advice or concurrence of the Majority Lenders or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents (such Lenders being referred to herein as the “Relevant Lenders”) or any agreement to which the Relevant Lenders and (i) the Term Agent or (ii) the Collateral Trustee are parties and each acting in accordance with such documents, as the Term Agent or the Collateral Trustee, as applicable, deems appropriate. Upon receipt of such written instruction, advice or concurrence from the Relevant Lenders, the Term Agent or the Collateral Trustee, as applicable, shall take such discretionary actions in accordance with such written instruction, advice or concurrence. This provision is intended solely for the benefit of the Term Agent and the Collateral Trustee and their successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto. For the avoidance of doubt, the Term Agent shall have no liability whatsoever for any action or inaction on the part of the Collateral Trustee or any successor thereto.

Each of the Term Agent and the Collateral Trustee may consult with legal counsel of its own choosing, at the reasonable and documented expense of the Borrower, as to any matter relating to this Agreement, and neither the Term Agent nor the Collateral Trustee shall incur any liability in acting in good faith in accordance with any advice from such counsel.

ARTICLE XII

MISCELLANEOUS

12.1 Amendments, Waivers and Releases. Except as expressly set forth in this Agreement or in the applicable Credit Document, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 12.1; provided that each Term Loan Supplement shall provide for the exclusive means of its waiver, amendment, modification or supplementation. The Majority Lenders of each Class may, or, with the written consent of the Majority Lenders of each Class, the Term Agent shall, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents or (b) waive in writing, on such terms and conditions may be specified, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that (i) any amendment or waiver that by its terms affects the rights or duties of Lenders under only one or more Classes of Loans, or is with reference to the Term Loan Supplement of such one or more Classes of Loans, but in each case not any other Class, shall only require the approval of the Majority Lenders of such affected Class of Loans, (ii) any amendment or waiver relating to a provision of this Agreement that under the terms of any Term Loan Supplement shall not be applicable to the Loans of the Class established thereby may be effected without the approval of any Lenders of such Class and (iii) no such waiver and no such amendment, supplement or modification shall:

(A) amend, modify or waive any provision of this Section 12.1, or amend or modify any of the provisions of Section 4.2 to the extent it would alter the ratable allocation of payments thereunder, or reduce the percentages specified in the definitions of the term “Majority Lenders”, consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 9.3(a)), allow for the amendment, modification or waiver of any provision of a Term Loan Supplement except as described therein, or alter the orders of applications set forth in the final paragraphs of Article X or modify any definition used in such final paragraph if the effect thereof would be to alter the order of payment specified therein, in each case without the written consent of each Lender directly and adversely affected thereby;

(B) amend, modify or waive any provision of Article XI without the written consent of the then-current Term Agent, as applicable, or any other former Term Agent to whom Article XI then applies in a manner that directly and adversely affects such Person,

(C) release all or substantially all of the value of the Guarantee (except as expressly permitted by the Guarantee or this Agreement) without the prior written consent of each Lender;

(D) permit the Collateral Trustee to release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by Section 12.16 of this Agreement or the Collateral Trust Agreement) without the prior written consent of each Lender;

(E) affect the rights or duties of, or any fees or other amounts payable to the Term Agent under this Agreement or any other Credit Document without the prior written consent of the Term Agent; or

(F) amend, modify or waive any provision of Article VI with respect to the Closing Date of a Class of Loans without the written consent of each Lender of such Class;

provided, further, that any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Term Agent, without the consent of any Lender, to cure any ambiguity, omission, defect or inconsistency. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Term Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Term Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Term Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

12.2 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile or email transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to the Borrower or the Term Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b) if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Term Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii)(A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Term Agent or the Lenders regarding the voluntary prepayment of any Loans shall not be effective until received.

12.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Term Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Requirements of Law.

12.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

12.5 Payment of Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse the Term Agent and the Arrangers for all of their reasonable and documented out-of-pocket costs and expenses (with respect to legal expenses, limited to reasonable fees, disbursements and other charges of one primary outside counsel to the Term Agent of its choosing and one primary outside counsel to the Arrangers, additional specialist counsel as applicable (limited to one firm of specialist counsel, of the Term Agent’s choosing, to the Term Agent per specialty and one firm of specialist counsel to the Arrangers per specialty), and one outside counsel in each appropriate local jurisdiction incurred in connection with the preparation and execution and delivery of, and any amendment, waiver, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby), (b) to pay or reimburse the Term Agent, each Arranger and each Lender for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents (with respect to attorney costs, limited to the reasonable and documented fees, disbursements and other charges of one primary outside counsel for all such Persons, taken as a whole, and, if necessary, of a single firm of local outside counsel in each material jurisdiction for all Persons, taken as a whole (unless there is an actual or perceived conflict of interest in which case each such Person with such conflict may retain its own outside counsel) and additional specialist counsel as applicable (limited to one firm of specialist counsel for all such Persons, taken as a whole, per specialty), and one outside counsel in each appropriate local jurisdiction), (c) to pay, indemnify, and hold harmless each Lender and the Term Agent from any and all recording and filing fees, and (d) to pay, indemnify, and hold harmless each Lender, the Term Agent and each Arranger and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, whether or not such proceedings are brought by the Borrower, any of its Related Parties or any other third Person (with respect to attorney costs, limited to the reasonable and documented fees, disbursements and other charges of one primary outside counsel for all such Persons, taken as a whole, and, if necessary, of a single firm of local outside counsel in each appropriate jurisdiction for all such Persons, taken as a whole (unless there is an actual or perceived conflict of interest in which case each such Person may retain its own outside counsel), with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any applicable Environmental Law (other than by such indemnified person or any of its Related Parties (other than any trustee or advisor)) or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of the Borrower, any of the Subsidiaries or any of the Oil and Gas Properties (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to the Term Agent, any Lender or any Arranger or any of their respective Related Parties with respect to Indemnified Liabilities to the extent they have been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of the party to be indemnified or any of its Related Parties (IT BEING THE INTENTION OF THE PARTIES HERETO THAT EACH LENDER, THE TERM AGENT AND EACH ARRANGER AND THEIR RESPECTIVE RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE), (ii) any material breach of any Credit Document by the party to be indemnified or (iii) disputes, claims, demands, actions, judgments or suits not arising from any act or omission by the Borrower or its Affiliates, brought by an indemnified Person against any other indemnified Person (other than disputes, claims, demands, actions, judgments or suits involving claims against the Term Agent or an Arranger in its capacity as such). NO PERSON ENTITLED TO INDEMNIFICATION UNDER CLAUSE (D) OF THIS SECTION 12.5 SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS USED BY THE TERM AGENT IS PROVIDED “AS IS” AND “AS AVAILABLE.” NONE OF THE TERM AGENT OR ANY OF ITS RELATED PARTIES WARRANTS THE ADEQUACY OF SUCH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY TERM AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH ANY COMMUNICATIONS OR ANY TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS. No Person entitled to indemnification under clause (d) of this Section 12.5, nor the Borrower or any of the Subsidiaries, shall have any liability for any special, punitive, indirect, exemplary or consequential damages (including any loss of profits, business or anticipated savings) relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Initial Closing Date); provided that the foregoing shall not negate the Borrower’s obligations with respect to Indemnified Liabilities. All amounts payable under this Section 12.5 shall be paid within 15 Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this Section 12.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 12.5 shall not apply with respect to any claims for Taxes which shall be governed exclusively by Section 4.3 and, to the extent set forth therein, with respect to any Class of Loans, any provision in the Term Loan Supplement for such Class of Loans regarding increased costs, illegality and related issues. For the avoidance of doubt, the Borrower shall not be obligated under this Section 12.5 with respect to any allocated costs of in-house counsel.

12.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Lender that makes a Loan), except that (i) except as expressly permitted by Section 9.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Term Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Lender that makes a Loan), Participants (to the extent provided in Section 12.6(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Term Agent and the Lenders and each other Person entitled to indemnification under Section 12.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees (other than an Ineligible Person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower, if such assignment includes the assignment of a Commitment with respect to a Class of Loans (but not if such assignment is of outstanding Loans);

(B) the Borrower, with such consent not be unreasonably withheld or delayed, if such assignment includes only the assignment of Loans but not of any Commitment, and to be deemed to have been given unless the Borrower shall object to a proposed assignment by written notice to the Term Agent within 10 Business Days after having received notice thereof; provided that no consent of the Borrower shall be required (i) for an assignment of only Loans to a Lender, an Affiliate of a Lender or an Approved Fund, in each case with respect to a Lender, (ii) if an Event of Default under Sections 10.1 or 10.5 has occurred and is continuing or (iii) for an assignment of Loans of any Class to the extent, if any, provided in the Term Loan Supplement related to that Class; and

(C) the Term Agent, such consent not be unreasonably withheld or delayed; provided that no consent of the Term Agent shall be required for (i) assignments in respect of the Facility if such assignment is to a Person that is a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, (ii) of Loans to the Borrower or any of its Restricted Subsidiaries pursuant to Section 12.6(g) or (iii) for an assignment of Loans of any Class to the extent, if any, provided in the Term Loan Supplement related to that Class.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to an existing Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of a Class, (1) the amount of the Commitment or Loans of a Class of the assigning

Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Term Agent) shall not be less than $1,000,000 and increments of $1,000,000 in excess thereof and (2) after giving effect to such assignment, the amount of the remaining Commitment or Loans of such Class of the assigning Lender (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Term Agent) shall not be less than $15,000,000 (unless such amount shall be zero), in each case unless the Term Agent otherwise consents (which consent shall not be unreasonably withheld or delayed); provided that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to a Class;

(C) the parties to each assignment shall execute and deliver to the Term Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500 (except as may be otherwise provided in the Term Loan Supplement for Commitments and Loans of the Class being assigned); and

(D) the assignee, if it shall not be a Lender, shall deliver to the Term Agent an Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to Section 12.6(b)(iv), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the relevant Term Loan Supplement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and such Term Loan Supplement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of any provision in the Term Loan Supplement for such Class of Loans regarding increased costs, illegality and related issues and Sections 4.3 and 12.5 and any other provisions, if any, specified in the Term Loan Supplement applicable to such Class). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.6(c).

(iv) The Term Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Term Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of various Classes of, and principal amount (and stated interest amounts) of the Loans of various Classes owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Term Agent, the Lenders and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Term Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, solely with respect to itself, each Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.6(b) (unless waived) and any written consent to such assignment required by Section 12.6(b), the Term Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.

(c) (i) Any Lender may, without the consent of the Borrower or the Term Agent, sell participations to one or more Persons other than an Ineligible Person (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement with respect to one or more Classes (including all or a portion of its Commitments and the Loans owing to it with respect to such one or more Classes); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Term Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement with respect to such one or more Classes. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (ii) of the proviso to Section 12.1 that affects such Participant, provided that the Participant shall have no right to consent to any modification to the percentage specified in the definitions of the term “Majority Lenders”. Subject to Section 12.6(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of any provision in the Term Loan Supplement for such Class of Loans regarding increased costs, illegality and related issues and Section 4.3 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to Section 12.6(b), including the requirements of clauses (e), (f) and (i) of Section 4.3).

(ii) A Participant shall not be entitled to receive any greater payment under any provision in the Term Loan Supplement for such Class of Loans regarding increased costs, illegality and related issues and Section 4.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation; provided that the Participant shall be subject to any provisions in the Term Loan Supplement for such Class of Loans regarding a Lender mitigating increased costs or taxes or illegality by designating a different lending office as if it were an assignee under clauses (a) and (b) of this Section 12.6. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans with respect to one or more Classes of Loans or other obligations with respect to such one or more Classes under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d) Any Lender may, without the consent of the Borrower or the Term Agent at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 12.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Subject to Section 12.15, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f) The words “execution”, “signed”, “signature”, and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Loans of any Class to the Borrower or any of its Restricted Subsidiaries pursuant to a Dutch Auction or open market purchase by the Borrower; provided that:

(i) the assigning Lender and the Borrower or the applicable Restricted Subsidiary purchasing such Lender’s Loans, as applicable, shall execute and deliver to the Term Agent an Assignment and Acceptance;

(ii) any Loans assigned to the Borrower or its Restricted Subsidiaries shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(iii) the Borrower shall either (A) represent and warrant to the effect that it is not in possession of any information that has not been disclosed to the auction manager, the Term Agent and “non-Public Lenders” and that could reasonably be expected to be material to a Lender’s decision to participate in an auction or an assignment (“Excluded Information”) or (B) make a statement that such representation cannot be made,

(iv) no Event of Default has occurred or is continuing; and

(v) the assignment to the Borrower or a Restricted Subsidiary and cancellation of Loans shall not constitute a mandatory or voluntary payment for purposes of Sections 4.1 and 4.2, but the aggregate outstanding principal amount of the Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased pursuant to this Section 12.6(g), and each principal repayment installment with respect to the Loans of such Class shall be reduced pro rata by the aggregate principal amount of Loans of such Class purchased hereunder.

To the extent a statement is made pursuant to Section 12.6(g)(iii)(B), each Lender making an assignment to the Borrower or its Restricted Subsidiaries acknowledges and agrees that in connection with such assignment, (1) the Borrower then may have, and later may come into possession of, Excluded Information regarding the Loans or the Credit Parties hereunder, (2) such Lender has independently and, without reliance on the Borrower, the Term Agent, any auction manager or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Borrower, the Term Agent, any auction manager or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, the Term Agent, any auction manager and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender entering into such an assignment further acknowledges that the Excluded Information may not be available to the Term Agent, any auction manager or the other Lenders.

12.7 Replacements of Lenders under Certain Circumstances.

(a) The Borrower shall, at its sole expense and cost, be permitted to replace any Lender that (i) requests reimbursement for amounts owing as a result of a Change in Law, (ii) becomes a Defaulting Lender, (iii) does not consent to any waiver or amendment desired by the Borrower requiring the consent of all Lenders, the Majority Lenders or all Lenders directly affected thereby (so long as the Majority Lenders have consented thereto), or (iv) has failed to fund Loans or has made a notification or public statement that it does not intend or expect to comply with its funding obligations hereunder, in each case as a result of its determination that a condition precedent to funding has not or cannot be satisfied pursuant to the definition of “Lender Default”, in each case, with a an Institutional Lender as the replacement Lender; provided that (A) such replacement does not conflict with any Requirement of Law, (B) no Event of Default under Sections 10.1 or 10.5 shall have occurred and be continuing at the time of such replacement, (C) the replacement Lender shall purchase, at par, all Loans and the Borrower shall pay (1) all other amounts (other than any disputed amounts), pursuant to any provision in the Term Loan Supplement for the applicable Class of Loans regarding increased costs, illegality or Section 4.3, as the case may be owing to such replaced Lender prior to the date of replacement and (2) in the case of a replacement of a Lender pursuant to clause (iii) above, an amount equal to any make whole premium or other prepayment premium provided for in the applicable Term Loan Supplement, (D) the Lender shall be subject to the consent of the Term Agent (to the extent the consent of such Person would be required if an assignment were being made to such replacement Lender under Section 12.6(b)), (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.6(b) (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Term Agent or any other Lender shall have against the replaced Lender.

(b) Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 12.7 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Term Agent and the assignee and that the Lender making such assignment need not be a party thereto.

12.8 Counterparts. Any Credit Document may be executed by one or more of the parties thereto on any number of separate counterparts (including by facsimile or other electronic transmission, i.e. a “pdf” or a “tif”), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of the Credit Documents signed by all the parties shall be lodged with the Borrower and the Term Agent.

12.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.10 Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Guarantors, the Term Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Guarantors, the Term Agent nor any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

12.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

12.12 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the nonexclusive general jurisdiction of the courts of the State of New York, County of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 12.2 at such other address of which the Term Agent shall have been notified pursuant to Section 12.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Requirements of Law or shall limit the right to sue in any other jurisdiction;

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 12.12 any special, exemplary, punitive or consequential damages; and

(f) agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

12.13 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Term Agent and the Lenders, on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Term Agent and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of the Borrower, any other Credit Parties or any of their respective Affiliates, equity holders, creditors or employees or any other Person; (iii) neither the Term Agent nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Term Agent or any Lender has advised or is currently advising any of the Borrower, the other Credit Parties or their respective Affiliates on other matters) and none of the Term Agent or any Lender has any obligation to any of the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby, in each case, except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Borrower, the other Credit Parties and their respective Affiliates will not assert any claim based on alleged breach of fiduciary duty; (v) the Term Agent and its Affiliates and each Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and none of the Term Agent or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (vi) neither the Term Agent nor any Lender has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Term Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

12.14 WAIVERS OF JURY TRIAL. THE BORROWER, THE TERM AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

12.15 Confidentiality. The Term Agent and each other Lender shall hold all information furnished by or on behalf of the Borrower or any of the Subsidiaries other than any such information that is available to such Person on a nonconfidential basis prior to disclosure by the Borrower or any such Subsidiary (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and in any event may make disclosure (a) to such Person’s Affiliates and the directors, officers, employees, attorneys, professional advisors, independent auditors, trustees and agents of such Person or such Person’s Affiliates, in each case who need to know such information in connection with the administration of the Credit Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information, are instructed to keep such Confidential Information confidential and agree to keep such Confidential Information confidential on the same terms as provided herein), (b) as required or requested by any Governmental Authority, self-regulatory agency or representative thereof purporting (on a reasonable basis, as determined by such Person) to have jurisdiction over such Person or pursuant to legal process or applicable Requirements of Law, (c) to any other party hereto, (d) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 12.15, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (y) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder or to any credit insurance provider related to the Borrower and its Obligations, (f) with the consent of the Borrower, and (g) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section 12.5, or (y) becomes available to the Term Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any Subsidiary thereof (unless the Term Agent or such Affiliate has actual knowledge that such source owes an obligation of confidence to the Borrower or any Subsidiary thereof with respect to such Confidential Information); provided that unless specifically prohibited by applicable Requirements of Law, each Lender and the Term Agent shall notify the Borrower (without any liability for a failure to so notify the Borrower) of any request made to such Person for Confidential Information by any Governmental Authority, self-regulatory agency or representative thereof or pursuant to legal process or applicable Requirements of Law (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) prior to disclosure of such Confidential Information; provided further that in no event shall any Lender or the Term Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary; provided further that, at any time after the Borrower has filed this Agreement with the SEC, the Term Agent and the Lenders may disclose the existence of this Agreement and information about the terms of this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT SUCH LENDER HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE TERM AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE TERM AGENT THAT SUCH LENDER HAS IDENTIFIED IN

ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

12.16 Release of Collateral and Guarantee Obligations; Disavowal of Liens.

(a) The Term Loan Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Trustee by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clauses (b) or (c) below, (ii) upon the Disposition of such Collateral (including as part of or in connection with any other Disposition permitted hereunder) to any Person other than the Borrower or a Subsidiary, to the extent such Disposition is made in compliance with the terms of this Agreement (and the Term Agent and the Collateral Trustee may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) upon the concurrent release of all then-existing Enumerated Liens on such Collateral if (A) such release is in connection with a substantially concurrent grant of Liens on other property or assets of comparable or greater value to the Collateral being released, as determined in good faith by the Borrower, or (B) at the time of such release (I) the amount of drawn commitments and the amount of undrawn commitments available to be borrowed under the Revolving Credit Agreement is not less than $1.0 billion and (II) the Borrower shall deliver a certificate of an Authorized Officer to the effect that after giving effect to such release and the recording of any additional Mortgages or supplements or amendments to existing Mortgages on or prior to the consummation of such release, the Collateral subject to perfected Liens securing the Obligations includes Oil and Gas Properties of the Credit Parties that accounted for not less than 80% (subject to the Collateral Sale Cure) of the PV-9 attributable to the Proved Reserves of the Borrower and the Subsidiaries as reflected in the most recent Reserve Certificate delivered pursuant to Section 8.1(e) after giving effect to exploration and production activities, acquisitions, Dispositions and production since the Specified Date of such Reserve Certificate, (iv) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (v) if the release of such Lien is approved, authorized or ratified in writing by the Majority Lenders of each Class of Loans (or such other percentage of the Lenders of each Class whose consent may be required in accordance with Section 12.1), (vi) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee and (vii) as required by the Collateral Trustee to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Trustee pursuant to the Security Documents; provided, however, that in the case of clauses (ii), (iii), or (v), such release of Liens shall be conditioned upon the concurrent release of any then-existing Enumerated Lien on such Collateral. The Term Agent may rely exclusively on a certificate of an Authorized Officer as to whether any release of Liens is permitted hereunder and, promptly upon receipt thereof, shall execute and deliver to the Collateral Trustee an instruction to execute, acknowledge and deliver documents to release such Liens. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral to the extent required by the applicable Credit Documents, except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the

Term Loan Secured Parties hereby irrevocably agree that any Guarantor shall be automatically released from the Guarantee in respect of the Facility upon (A) consummation of any transaction permitted hereunder resulting in such Guarantor becoming an Excluded Subsidiary (including an Unrestricted Subsidiary), (B) consummation of any transaction permitted hereunder resulting in such Guarantor no longer being a Subsidiary of the Borrower or (C) subject to satisfaction of the conditions set forth in clause (iii) of the first sentence of this Section 12.16, with reference in subclause (A) thereof to “the Collateral being released” being deemed to refer to the Collateral owned by such Guarantor. The Term Loan Secured Parties hereby (1) authorize the Collateral Trustee or, to the extent permitted by the Collateral Trust Agreement, the Term Agent to (all without the further consent or joinder of any Lender), and the Collateral Trustee or, to the extent permitted by the Collateral Trust Agreement, the Term Agent shall, execute and deliver any instruments, documents, and agreements necessary or desirable to effect, evidence and/or confirm the release of any Guarantor or Collateral pursuant to (and subject to the requirements of) the foregoing provisions of this Section and (2) agree that (w) the Term Agent’s entry into the Intercreditor Agreement and the Collateral Trust Agreement is reasonable and consent to such Intercreditor Agreement and Collateral Trust Agreement and to the Term Agent’s execution thereof, (x) the Term Agent is authorized, without any further consent of any Lender, to enter into or amend any other intercreditor agreement or collateral trust agreement with the agent or other representatives of the holders of Indebtedness that is permitted under this Agreement to be secured by a Lien on the Collateral that is permitted under this Agreement, in each case for the purpose of adding the holders of such Indebtedness (or their representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto (it being understood that any such amendment, amendment and restatement or supplement may make such other changes to the applicable intercreditor agreement or the applicable collateral trust agreement as, in the good faith determination of the Term Agent, are required to effectuate the foregoing), (y) the Term Agent may rely exclusively on a certificate of an Authorized Officer of the Borrower as to whether any such other Liens are permitted and (z) any such intercreditor agreement or collateral trust agreement referred to in clause (x) above and the Intercreditor Agreement and Collateral Trust Agreement, entered into by the Term Agent, shall be binding on the Lenders. Upon any such release, any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated.

(b) Notwithstanding anything to the contrary contained herein or in any other Credit Document, upon the Discharge of Priority Lien Obligations (as defined in the Intercreditor Agreement), all security interests and Liens in all Collateral and all obligations under all the Credit Documents shall be automatically released and discharged as contemplated by the Intercreditor Agreement, and the Term Agent or Collateral Trustee shall (without notice to, or vote or consent of, any Term Loan Secured Party) take such actions as shall be required, advisable or reasonably requested by the Borrower to evidence or otherwise more fully effect the foregoing, provided, however, that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c) If on any date the Ratings Condition is met and all other then-existing Enumerated Liens are concurrently released, the Liens on the Collateral will be released (upon and subject to the consummation of such transaction referred to in clause (b) of the definition of Ratings Condition in the case the Ratings Condition is satisfied under such clause (b)).

(d) If any Lender determines, acting reasonably, that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to hold or benefit from a Lien over real property pursuant to any law of the United States or any State thereof, such Lender may notify the Term Agent and disclaim any benefit of such Lien to the extent of such illegality; provided that such determination or disclaimer shall not invalidate or render unenforceable such Lien for the benefit of any other Lender.

12.17 USA PATRIOT Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time, applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), the Term Agent is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Term Agent. Accordingly, each of the parties agree to provide to the Term Agent, upon the Term Agent’s request from time to time, such identifying information and documentation as may be available for such party in order to enable the Term Agent to comply with Applicable Law.

12.18 Payments Set Aside. To the extent that any payment made by or on behalf of the Borrower is made to the Term Agent or any Lender, or the Term Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Term Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Term Agent upon demand its applicable share of any amount so recovered from or repaid by the Term Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

12.19 Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the monetary Obligations is rescinded or must otherwise be restored or returned by the Term Agent or any other Term Loan Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

12.20 Disposition of Proceeds. If executed and delivered, any Security Document may contain an assignment by the applicable Credit Party unto and in favor of the Collateral Trustee for the benefit of the Term Loan Secured Parties of all of such Credit Party’s interest in and to its as-extracted collateral in the form of production and all proceeds attributable thereto which may be produced from or allocated to the Collateral covered thereby. If executed and delivered, the Security Documents may further provide in general for the application of such proceeds to the satisfaction of the Obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Documents and subject to the Collateral Trust Agreement, unless an Event of Default is continuing during a Collateral Requirement Period, (a) the Term Agent and the Lenders agree that they will not instruct the Collateral Trustee to notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Collateral Trustee, and all such proceeds shall be permitted to be paid to the Borrower and the Subsidiaries, and (b) the Lenders hereby authorize the Collateral Agent and Term Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

12.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among the parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

CHESAPEAKE ENERGY CORPORATION, as the Borrower

By:	/s/ Domenic J. Dell’Osso, Jr.
Name:	Domenic J. Dell’Osso, Jr.
Title:	Executive Vice President and Chief Financial Officer

Signature Page to the Term Loan Agreement

DEUTSCHE BANK TRUST COMPANY AMERICAS, as the Term Agent

By: Deutsche Bank National Trust Company

By:	/s/ Robert S. Peschler
Name:	Robert S. Peschler
Title:	Vice President

By:	/s/ Rodney Gaughan
Name:	Rodney Gaughan
Title:	Vice President

Signature Page to the Term Loan Agreement

Schedule 7.4

Chesapeake Energy Corporation

Litigation

None.

Schedule 7.12

Chesapeake Energy Corporation

Subsidiaries

Guarantors and Material Subsidiaries

1.	Chesapeake AEZ Exploration, L.L.C.

2.	Chesapeake Appalachia, L.L.C.

3.	Chesapeake-Clements Acquisition, L.L.C.

4.	Chesapeake E&P Holding Corporation

5.	Chesapeake Energy Louisiana Corporation

6.	Chesapeake Energy Marketing, L.L.C.

7.	Chesapeake Exploration, L.L.C.

8.	Chesapeake Land Development Company, L.L.C.

9.	Chesapeake Louisiana, L.P.

10.	Chesapeake Midstream Development, L.L.C.

11.	Chesapeake NG Ventures Corporation

12.	Chesapeake Operating, L.L.C.

13.	Chesapeake Plains, LLC

14.	Chesapeake Plaza, L.L.C.

15.	Chesapeake Royalty, L.L.C.

16.	Chesapeake VRT, L.L.C.

17.	CHK Energy Holdings, Inc.

18.	CHK-MAC, L.L.C.

19.	CHK Utica, L.L.C.

20.	Compass Manufacturing, L.L.C.

21.	EMLP, L.L.C.

22.	Empress, L.L.C.

23.	Empress Louisiana Properties, L.P.

24.	GSF, L.L.C.

25.	MC Louisiana Minerals, L.L.C.

26.	MC Mineral Company, L.L.C.

27.	MidCon Compression, L.L.C.

28.	Nomac Services, L.L.C.

29.	Northern Michigan Exploration Company, L.L.C.

30.	Sparks Drive SWD, Inc.

31.	Winter Moon Energy Corporation

Unrestricted Subsidiaries

1.	CHK Cleveland Tonkawa, L.L.C.

2.	MAC-LP, L.L.C.

3.	Peake Fuel Solutions, L.L.C.

4.	Ventura, LLC

5.	Chesapeake Oilfield Services, Inc.

6.	COS Holdings, L.L.C.

Schedule 9.1

Chesapeake Energy Corporation

Indebtedness

Description	Amount
Obligations owed to Cisco Systems Capital Corporation in respect of that certain Master Installment Payment Agreement No. 4396	$888,523.75
Promissory Note, dated as of July 18, 2016, owed to the Circelli, Walter & Young, PLLC Trust Account, for the benefit of the Settling Plaintiffs in respect of the Rule 11 Settlement Agreement entered into effective as of May 21, 2016	$9,715,000.00

Schedule 9.5

Chesapeake Energy Corporation

Investments

Investment	Amount
Sundrop Fuels, Inc.	$121,000,000
Wireless Seismic Inc.	$4,000,000
ICR Holdings Corporation	$2,000,000

Schedule 9.8

Chesapeake Energy Corporation

Initial Closing Date Negative Pledge Agreements

None.

Schedule 9.9

Chesapeake Energy Corporation

Initial Closing Date Contractual Encumbrances

None.

Schedule 9.11

Chesapeake Energy Corporation

Initial Closing Date Affiliate Transactions

None.

Schedule 12.2

Chesapeake Energy Corporation

Notice Address

To the Borrower:

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, OK 73118

Attention: Treasurer

Telephone: 405-935-6119

Telecopies: 405-849-6119

Website:     www.chk.com

To the Term Agent:

Deutsche Bank Trust Company Americas

Trust and Agency Services

60 Wall Street, 16th Floor

MS NYC60-1630

New York, New York 10005

Attention: Project Finance Agency Services, Chesapeake

Fax: (732) 578-4636

EXHIBIT A

COLLATERAL TRUST AGREEMENT

dated as of August 23, 2016 among

MUFG UNION BANK, N.A.,

as Collateral Trustee

MUFG UNION BANK, N.A.,

as Revolver Agent

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Term Loan Agent

and Acknowledged and Agreed by

Chesapeake Energy Corporation and certain of its subsidiaries

THIS IS THE COLLATERAL TRUST AGREEMENT REFERRED TO IN (A) THE TERM LOAN AGREEMENT DATED AS OF AUGUST 23, 2016, AMONG CHESAPEAKE ENERGY CORPORATION, CERTAIN OF ITS SUBSIDIARIES FROM TIME TO TIME PARTY THERETO AND DEUTSCHE BANK TRUST COMPANY AMERICAS, AS TERM LOAN AGENT, AND (B) THE CREDIT AGREEMENT DATED AS OF DECEMBER 15, 2014, AMONG CHESAPEAKE ENERGY CORPORATION, CERTAIN OF ITS SUBSIDIARIES FROM TIME TO TIME PARTY THERETO AND MUFG UNION BANK, N.A., AS ADMINISTRATIVE AGENT.

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COLLATERAL TRUST AGREEMENT, dated as of August 23, 2016, (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), among MUFG UNION BANK, N.A., as collateral trustee for the Revolver Secured Parties and the Term Loan Secured Parties, each as referred to below (in such capacity, the “Collateral Trustee”), MUFG UNION BANK, N.A., as administrative agent for the Revolver Secured Parties referred to herein (in such capacity, and together with its successors and assigns in such capacity, the “Revolver Agent”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent for the Term Loan Secured Parties referred to herein (in such capacity, and together with its successors in such capacity, the “Original Term Loan Agent”) and acknowledged and agreed by Chesapeake Energy Corporation, an Oklahoma corporation (the “Borrower”) and the other Grantors party hereto.

WHEREAS, the Borrower, MUFG Union Bank, N.A., as administrative agent (in such capacity, the “Original Revolver Agent”), and the lenders party thereto from time to time, entered into that certain Credit Agreement dated as of December 15, 2014 (as amended, restated, supplemented, modified or refinanced from time to time prior to the date hereof and thereafter in accordance with the terms of this Agreement, the “Original Revolver Credit Agreement”), providing for a revolving credit facility of up to $4,000,000,000 (the “Original Revolver Credit Facility”);

WHEREAS, the Borrower and the Original Term Loan Agent are entering into that certain Term Loan Agreement, dated as of the date hereof (as amended, restated, supplemented, modified or refinanced from time to time in accordance with the terms of this Agreement, the “Original Term Loan Credit Agreement”), providing for a term credit facility (the “Original Term Loan Credit Facility”);

WHEREAS, the Original Revolver Agent is party to that certain Intercreditor Agreement, dated as of December 23, 2015 (the “Second Lien Intercreditor Agreement”), between the Original Revolver Agent and Deutsche Bank Trust Company as the Second Lien Collateral Trustee (as defined therein), pursuant to which the Revolver Obligations constitute “Priority Lien Obligations” under and as defined in the Second Lien Intercreditor Agreement;

WHEREAS, the Revolver Obligations are secured by the Revolver Collateral pursuant to the terms of the Revolver Documents;

WHEREAS, the Term Loan Obligations are secured by the Term Loan Collateral pursuant to the terms of the Term Loan Documents;

WHEREAS, pursuant to Section 4.04(b) of the Second Lien Intercreditor Agreement, the Borrower has designated the Original Term Loan Credit Facility as an “Additional Priority Lien Debt Facility” under (and as defined in) the Second Lien Intercreditor Agreement, and the Term Loan Obligations constitute (together with the Revolver Obligations) “Priority Lien Obligations” under (and as defined in) the Second Lien Intercreditor Agreement and the Original Term Loan Agent has executed a “Priority Confirmation Joinder” under (and as defined in) the Second Lien Intercreditor Agreement;

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WHEREAS, this Agreement sets forth the terms on which each Priority Secured Party (other than the Collateral Trustee) has appointed the Collateral Trustee to act as the collateral trustee for the present and future holders of the Priority Obligations to receive, hold, maintain, administer and distribute the Shared Collateral at any time delivered to the Collateral Trustee or the subject of the Security Documents, and to enforce the Security Documents and all interests, rights, powers and remedies of the Collateral Trustee with respect thereto or thereunder and the proceeds thereof;

WHEREAS, the Revolver Documents and the Term Loan Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Shared Collateral; and

WHEREAS, in order to induce the Original Revolver Agent and the other Revolver Secured Parties to consent to the incurring of the Term Loan Obligations and to induce the Revolver Secured Parties to continue to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower, the Original Term Loan Agent, on behalf of the Term Loan Secured Parties, has agreed to the provisions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Original Revolver Agent (for itself and on behalf of the Revolver Secured Parties) and the Original Term Loan Agent (for itself and on behalf of the Term Loan Secured Parties) agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Construction; Certain Defined Terms. (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any reference herein to any agreement, instrument, other document, statute or regulation shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vi) the term “or” is not exclusive and (vii) the term “exercise of rights and remedies” or terms of like import include remedial acts to which the Borrower or a Grantor consent or assist.

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(b) All terms used in this Agreement that are defined in Article 1, 8 or 9 of the New York UCC (whether capitalized herein or not) and not otherwise defined herein have the meanings assigned to them in Article 1, 8 or 9 of the New York UCC. If a term is defined in Article 9 of the New York UCC and another Article of the UCC, such term shall have the meaning assigned to it in Article 9 of the New York UCC.

(c) Unless otherwise indicated, capitalized terms used but not defined herein shall have the meaning given to such terms in the Revolver Credit Agreement as in effect on the date hereof (or as any such defined term may be amended in a manner not materially adverse to the holders of Term Loan Obligations).

(d) As used in this Agreement, the following terms have the meanings specified below:

“Accounts” has the meaning assigned to such term in Section 5.01.

“Additional Term Loan Credit Facility” means any credit agreement, indenture, note or other definitive loan agreement governing Indebtedness for which the requirements of Section 6.04(b) of this Agreement have been satisfied, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time in accordance with each applicable Priority Debt Document; provided that neither the Original Term Loan Credit Facility nor any Term Loan Substitute Credit Facility shall constitute an Additional Term Loan Credit Facility at any time.

“Additional Term Loan Documents” means each Additional Term Loan Credit Facility and the Additional Term Loan Security Documents.

“Additional Term Loan Obligations” means, with respect to any Grantor, any obligations of such Grantor owed to any Additional Term Loan Secured Party (or any of its Affiliates) in respect of the Additional Term Loan Documents.

“Additional Term Loan Secured Parties” means, at any time, the trustee, agent or other representative of the holders of any Series of Term Loan Debt who maintains the transfer register for such Series of Term Loan Debt (other than the Original Term Loan Credit Facility or any Term Loan Substitute Credit Facility), the beneficiaries of each indemnification obligation undertaken by any Grantor under any Additional Term Loan Document and each other holder of, or obligee in respect of, any holder or lender pursuant to any Series of Term Loan Debt outstanding at such time; provided that the Original Term Loan Secured Parties shall not be deemed Additional Term Loan Secured Parties.

“Additional Term Loan Security Documents” means the Additional Term Loan Credit Facility (insofar as the same grants a Lien on the Shared Collateral) and any other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements, or grants or transfers for security, now existing or entered into after the date hereof, executed and delivered by the Borrower or any other Grantor creating (or purporting to create) a Lien upon the Term Loan Collateral in favor of the Additional Term Loan Secured Parties.

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“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Authorized Officer” shall mean as to any Person the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, the Vice President-Finance, the General Counsel, any Senior Vice President or any Executive Vice President of such Person (or, in the case of any limited partnership without its own officers, any of the foregoing of the general partner of such limited partnership). Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower or any other Grantor, and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Banking Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including pursuant to any agreement in respect of the foregoing.

“Banking Services Obligations” means any and all Obligations of the Borrower or any other Grantor, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Provider” means any Person (other than the Borrower or any Subsidiary) that (a) at the time it enters into an agreement governing Banking Services is a lender under the Revolver Credit Agreement, the administrative agent under the Revolver Credit Agreement or an Affiliate of any of them or (b) at any time after it enters into an agreement governing Banking Services, becomes a lender under the Revolver Credit Agreement, the administrative agent under the Revolver Credit Agreement or an Affiliate of any of them.

“Bankruptcy Code” means Title 11 of the United States Code (as amended, from time to time).

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law providing for the relief of debtors.

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“Board of Directors” means, as to any Person, the board of directors or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Business Day” means any day on which the New York Stock Exchange is open for trading and which is not a Legal Holiday.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock, partnership or limited liability company interests or other equity securities (including, without limitation, beneficial interests in or other securities of a trust) and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common stock and preferred stock of such Person.

“Collateral Trustee” has the meaning assigned to such term in the preamble hereto.

“Collateral Trust Joinder” means an agreement substantially in the form of Exhibit B hereto.

“Controlling Priority Debt Representative” means, the Revolver Agent until the Discharge of Revolver Obligations and thereafter, the Term Loan Agent.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Original Revolver Credit Agreement and the Original Term Loan Credit Agreement) or commercial paper facilities, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables) or letters of credit, in each case, as amended, extended, restated, renewed, refunded, replaced (whether contemporaneously or otherwise) or refinanced (in each case with Credit Facilities), supplemented or otherwise modified (in whole or in part and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“DIP Financing” has the meaning assigned to such term in Section 6.02(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 6.02(b).

“DIP Lenders” has the meaning assigned to such term in Section 6.02(b).

“Discharge of Priority Obligations” means the occurrence of the Discharge of Revolver Obligations and the Discharge of Term Loan Obligations.

“Discharge of Revolver Obligations” means the occurrence of all of the following:

(a) termination or expiration of all commitments to extend credit that would constitute Revolver Debt;

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(b) payment in full in cash of the principal of and interest and premium (if any) on all Revolver Debt (other than any undrawn letters of credit), including the payment in full in cash of all Post-Petition Interest with respect to the Revolver Debt and, for the avoidance of doubt, all amounts drawn under letters of credit constituting Revolver Obligations for which the issuing bank has not been reimbursed by the Borrower;

(c) discharge or cash collateralization in an amount equal to 103% of the sum of the aggregate undrawn amount of all then outstanding letters of credit constituting Revolver Obligations and the aggregate fronting and similar fees which will accrue thereon through the stated expiry of such letters of credit;

(d) payment of all obligations under Hedging Obligations to the extent they are secured under the terms of the Revolver Documents then due and payable (or, with respect to any particular Hedge Agreement, termination of such agreement and payment in full in cash of all obligations thereunder or such other arrangements as have been made by the counterparty thereto (and communicated to the Revolver Agent) pursuant to the terms of the Revolver Credit Agreement); and

(e) payment in full in cash of all other Revolver Obligations that are outstanding and unpaid at the time the Revolver Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at or prior to such time);

provided that, if, at any time after the Discharge of Revolver Obligations has occurred, the Borrower enters into any Revolver Document evidencing a Revolver Obligation which incurrence is not prohibited by the applicable Priority Debt Documents, then such Discharge of Revolver Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement with respect to such new Revolver Obligations (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Revolver Obligations), and, from and after the date on which the Borrower designates such Indebtedness as Revolver Debt in accordance with this Agreement, the obligations under such Revolver Document shall automatically and without any further action be treated as Revolver Obligations for all purposes of this Agreement, including for purposes of the priorities and rights in respect of recovery on the Shared Collateral set forth in this Agreement, any Term Loan Obligations shall be deemed to have been at all times Term Loan Obligations and at no time Revolver Obligations. For the avoidance of doubt, a Replacement as contemplated by Section 6.04(a) shall not be deemed to cause a Discharge of Revolver Obligations.

“Discharge of Term Loan Obligations” means the payment in full of all Term Loan Obligations, including the payment in full in cash of all Post-Petition Interest with respect to the Term Loan Debt (other than indemnification and other contingent obligations for which no claim has been asserted at the relevant time of determination) and the termination or expiration of all commitments to extend credit that would constitute Term Loan Debt.

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“Disposition” shall mean any sale, lease, exchange, assignment, license, contribution, transfer or other disposition. “Dispose” shall have a correlative meaning.

“Enforcement Action” means, with respect to any Priority Obligations, (a) the taking of any action to enforce any Lien in respect of the Shared Collateral, including the institution of any foreclosure proceedings, the noticing of any public or private sale or other disposition under the Bankruptcy Code or any attempt to vacate or obtain relief from a stay or other injunction restricting any other action described in this definition, (b) the exercise of any right or remedy provided to a secured creditor on account of a Lien under the Priority Documents (including, in either case, any delivery of any notice to seek to obtain payment directly from any account debtor of the Borrower or any Guarantor or the taking of any action or the exercise of any right or remedy in respect of the setoff or recoupment against, collection or foreclosure on or marshalling of the Shared Collateral or proceeds of Shared Collateral), under applicable law, at equity, in an Insolvency or Liquidation Proceeding or otherwise, including the acceptance of Shared Collateral in full or partial satisfaction of a Lien, (c) the sale, assignment, transfer, lease, license, or other disposition as a secured creditor on account of a Lien of all or any portion of the Shared Collateral, by private or public sale (judicial or non-judicial) or any other means, (d) the solicitation of bids from third parties to conduct the liquidation of all or a portion of the Shared Collateral as a secured creditor on account of a Lien, (e) the exercise of any other enforcement right relating to the Shared Collateral (including the exercise of any voting rights relating to any capital stock composing a portion of the Collateral) whether under the Priority Debt Documents, under applicable law of any jurisdiction, in equity, in an Insolvency or Liquidation Proceeding, or otherwise, or (f) the appointment of a receiver, manager or interim receiver of all or any portion of the Shared Collateral or the commencement of, or the joinder with any creditor in commencing, any Insolvency or Liquidation Proceeding against the Borrower or any Grantor or any assets of the Borrower or any Grantor.

“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grantor” means the Borrower, each subsidiary of the Borrower that shall have granted any Lien in favor of any of the Revolver Agent, the Term Loan Agent or the Collateral Trustee on any of its assets or properties to secure any of the Priority Secured Obligations.

“Hedge Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing

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(including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement and (c) other agreements or arrangements designed to protect a Person or any subsidiary thereof against fluctuations in interest rates, commodity prices or currency exchange rates. Notwithstanding the foregoing, agreements or obligations entered into in the ordinary course of business to physically buy or sell any commodity produced from the Borrower’s and the Subsidiaries’ Oil and Gas Properties or electricity generation facilities under an agreement that has a tenor under 90 days shall not be considered Hedge Agreements.

“Hedge Bank” means any Person (other than the Borrower or any Subsidiary) that (a) at the time it enters into a Hedge Agreement is a lender under the Revolver Credit Agreement, the administrative agent under the Revolver Credit Agreement or an Affiliate of any of them or (b) at any time after it enters into a Hedge Agreement, becomes a lender under the Revolver Credit Agreement, the administrative agent under the Revolver Credit Agreement or an Affiliate of any of them.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person incurred in the normal course of business and not for speculative purposes under Hedge Agreements.

“Indemnified Liabilities” means any and all liabilities (including all environmental liabilities), obligations, losses, damages, penalties, actions, judgments, suits, costs, taxes, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, performance, administration or enforcement of this Agreement or any of the other Security Documents, including any of the foregoing relating to the use of proceeds of any Revolver Debt or Term Loan Debt or the violation of, noncompliance with or liability under, any law (including environmental laws) applicable to or enforceable against the Borrower, any subsidiary of the Borrower or any other Grantor or any of the Shared Collateral and all reasonable costs and expenses (including reasonable fees and expenses of legal counsel selected by the Indemnitee) incurred by any Indemnitee in connection with any claim, action, investigation or proceeding in any respect relating to any of the foregoing, whether or not suit is brought.

“Indemnitee” has the meaning assigned to such term in Section 11.18.

“Insolvency or Liquidation Proceeding” means:

(a) any case commenced by or against the Borrower or any other Grantor under the Bankruptcy Code or any other Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

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(b) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(c) any other proceeding of any type or nature including any composition agreement in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Legal Holiday” means a Saturday, a Sunday or a day on which banks and trust companies in The City of New York are not required by law or executive order to be open.

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement or a financing lease, consignment or bailment for security purposes or (b) Production Payments and the like payable out of Oil and Gas Properties; provided that in no event shall an operating lease be deemed to be a Lien.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations” means any principal (including reimbursement obligations and obligations to provide cash collateral with respect to letters of credit whether or not drawn), interest, premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness, including Post-Petition Interest, including any applicable post-default interest rate even if such interest is not enforceable, allowable or allowed as a claim in any Insolvency or Liquidation Proceeding.

“Officers’ Certificate” means a certificate signed on behalf of the Borrower by any Authorized Officer or Authorized Officers of the Borrower.

“Original Revolver Agent” has the meaning assigned to such term in the preamble hereto.

“Original Revolver Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Original Revolver Credit Facility” has the meaning assigned to such term in the recitals hereto.

“Original Term Loan Agent” has the meaning assigned to such term in the preamble hereto.

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“Original Term Loan Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Original Term Loan Credit Facility” has the meaning assigned to such term in the recitals hereto.

“Original Term Loan Documents” means the Original Term Loan Credit Agreement, the Original Term Loan Security Documents and all other loan documents, notes, guarantees, instruments and agreements governing or evidencing, or executed and delivered in connection with, the Original Term Loan Credit Agreement or any Term Loan Substitute Credit Facility.

“Original Term Loan Obligations” means, with respect to any Grantor, any Obligations of such Grantor owed to any Original Term Loan Secured Party (or any of its Affiliates) in respect of the Original Term Loan Documents.

“Original Term Loan Secured Parties” means, at any time, the Original Term Loan Agent, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Original Term Loan Document, and each holder or lender pursuant to any Original Term Loan Document outstanding at such time; provided that the Additional Term Loan Secured Parties shall not be deemed Original Term Loan Secured Parties.

“Original Term Loan Security Documents” means the Original Term Loan Credit Agreement (insofar as the same grants a Lien on the Shared Collateral), each agreement listed in Part B of Exhibit B hereto and any other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements, or grants or transfers for security, now existing or entered into after the date hereof, executed and delivered by the Borrower or any other Grantor creating (or purporting to create) a Lien upon Shared Collateral in favor of the Collateral Trustee to secure Original Term Loan Obligations.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Post-Petition Interest” means any interest, fees, expenses or other amounts that accrues or would have accrued after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable in any such Insolvency or Liquidation Proceeding.

“Priority Confirmation Joinder” means an agreement substantially in the form of Exhibit A.

“Priority Debt Documents” means the Revolver Documents and the Term Loan Documents.

“Priority Debt Representative” means the Collateral Trustee, the Revolver Agent, the Term Loan Agent and each other Priority Debt Representative that becomes a party hereto pursuant to a Priority Confirmation Joinder.

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“Priority Lien Agent” has the meaning assigned to such term in the Second Lien Intercreditor Agreement.

“Priority Liens” means, collectively, the Revolving Liens and the Term Loan Liens.

“Priority Obligations” means the Revolver Obligations and the Term Loan Obligations.

“Priority Secured Parties” means the Collateral Trustee, the Revolver Secured Parties and the Term Loan Secured Parties.

“Proceeds” means any proceeds (as defined in the New York UCC) of, from or on account of any Shared Collateral, any interest earned thereon, any insurance proceeds, any proceeds or value resulting from the Disposition of the Shared Collateral, whether such Disposition occurs during an Insolvency or Liquidation Proceeding or otherwise, any amounts to which any Priority Secured Parties are entitled under (and as defined in) the Second Lien Intercreditor Agreement and consideration received as a result of any distribution of or in respect of any Shared Collateral (or the proceeds thereof whether or not expressly characterized as such) upon any Insolvency or Liquidation Proceeding.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Recovery” has the meaning assigned to such term in Section 6.03.

“Replaces” means, (a) in respect of any agreement or facility with reference to the Revolver Credit Agreement, the Revolver Obligations or any Revolver Credit Facility (including a Revolver Substitute Credit Facility), that such agreement or facility refunds, refinances or replaces the Revolver Credit Agreement, the Revolver Obligations or such Revolver Credit Facility in whole (in a transaction that is in compliance with Section 6.04(a)) and that all commitments thereunder are terminated, or, to the extent permitted by the terms of the Revolver Credit Agreement or such Revolver Credit Facility, in part and (b) in respect of any agreement or facility with reference to the Term Loan Credit Agreement, the Term Loan Obligations or any Term Loan Credit Facility (including a Term Loan Substitute Credit Facility), that such agreement or facility refunds, refinances or replaces the Term Loan Credit Agreement, the Term Loan Obligations or such Term Loan Credit Facility in whole (in a transaction that is in compliance with Section 6.04(a)) and that all commitments thereunder are terminated, or, to the extent permitted by the terms of the Term Loan Credit Agreement or such Term Loan Credit Facility, in part. “Replace,” “Replaced” and “Replacement” shall have correlative meanings.

“Required Priority Lenders” means, collectively, the Required Revolver Lenders and the Required Term Loan Lenders.

“Required Revolver Lenders” means those “Lenders” (as defined in the Revolver Credit Agreement) and any other Person required in the Revolver Credit Agreement, required to amend, supplement or modify a provision of a “Credit Document” (as defined in the Revolver Credit Agreement), pursuant to Section 13.1 of the Revolver Credit Agreement the same as, or similar to any provision of a Security Document to be amended pursuant to Section 7.01.

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“Required Term Loan Lenders” means those “Lenders” (as defined in the Term Loan Credit Agreement) and any other Person required in the Term Loan Credit Agreement, required to amend, supplement or modify a provision of a “Credit Document” (as defined in the Term Loan Credit Agreement), pursuant to Section 12.1 of the Term Loan Credit Agreement the same as, or similar to any provision of a Security Document to be amended pursuant to Section 7.01.

“Revolver Agent” means the Original Revolver Agent, and, from and after the date of execution and delivery of a Revolver Substitute Credit Facility, the agent, collateral agent, trustee or other representative of the lenders or holders of the indebtedness and other Obligations evidenced thereunder or governed thereby, in each case, together with its successors in such capacity.

“Revolver Collateral” means all “Collateral”, as defined in the Revolver Credit Agreement or any other Revolver Document, and any other assets of any Grantor now or at any time hereafter subject to Liens which secure or purport to secure any Revolver Obligation.

“Revolver Credit Agreement” means the Original Revolver Credit Agreement and any credit agreement, loan agreement, note agreement, promissory note, indenture or any other agreement or instrument evidencing or governing the terms of any Revolver Substitute Credit Facility.

“Revolver Credit Facility” means the Original Revolver Credit Facility and any Revolver Substitute Credit Facility.

“Revolver Debt” means the indebtedness under the Original Revolver Credit Agreement and guarantees thereof (including letters of credit and reimbursement obligations with respect thereto) and indebtedness under any Revolver Substitute Credit Facility. For purposes of this Agreement, indebtedness under the Original Revolver Credit Agreement as in effect on the date hereof is permitted to be incurred under the Original Term Loan Credit Agreement.

“Revolver Documents” means the Revolver Credit Agreement, the Revolver Security Documents, the other “Loan Documents” (as defined in the Original Revolver Credit Agreement), any documents with respect to Hedging Obligations and Banking Service Obligations in each case to the extent such obligations are secured pursuant to the terms of the Revolver Security Documents, and all other loan documents, notes, guarantees, instruments and agreements governing or evidencing, or executed or delivered in connection with, any Revolver Substitute Credit Facility.

“Revolver Lien” means a Lien granted by the Borrower or other Grantor in favor of the Collateral Trustee, at any time, upon any Property of the Borrower or such Grantor or the proceeds thereof to secure Revolver Obligations (including Liens on such Revolver Collateral under the security documents associated with any Revolver Substitute Credit Facility).

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“Revolver Obligations” means Revolver Debt and all other Obligations in respect thereof, including all “Obligations” under (and as defined in) the Original Revolver Credit Agreement (including with Hedging Obligations owed to a Hedge Bank) and any other Hedging Obligations or Banking Services Obligations, as applicable. For the avoidance of doubt, Hedging Obligations and Banking Services Obligations shall only constitute Revolver Obligations to the extent that such Hedging Obligations or Banking Services Obligations, as applicable, are secured under the terms of the Revolver Documents. Notwithstanding any other provision hereof, the term “Revolver Obligations” will include accrued interest, fees, costs, and other charges incurred under the Revolver Documents, whether incurred before or after commencement of an Insolvency or Liquidation Proceeding and whether or not allowable in an Insolvency or Liquidation Proceeding.

“Revolver Secured Parties” means, at any time, the Revolver Agent, each lender or issuing bank under the Revolver Credit Agreement, each holder, provider or obligee of any Hedging Obligations owed to a Hedge Bank and Banking Services Obligations owed to a Banking Services Provider, if applicable, and any other party that is a secured party (or a party entitled to the benefits of the security) under any Revolver Document, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Revolver Document, each other Person that provides letters of credit, guarantees or other credit support related thereto under any Revolver Document and each other holder of, or obligee in respect of, any Revolver Obligations (including pursuant to a Revolver Substitute Credit Facility).

“Revolver Security Documents” means the Revolver Credit Agreement (insofar as the same grants a Lien on the Revolver Collateral), each agreement listed in Part A of Exhibit B hereto, and any other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements, or grants or transfers for security, now existing or entered into after the date hereof, executed and delivered by the Borrower or any other Grantor creating (or purporting to create) a Lien upon Revolver Collateral in favor of the Revolver Agent (which will be subsequently assigned to the Collateral Trustee as contemplated by this Agreement) (including any such agreements, assignments, mortgages, deeds of trust and other documents or instruments associated with any Revolver Substitute Credit Facility).

“Revolver Substitute Credit Facility” means any Credit Facility with respect to which the requirements contained in Section 6.04(a) of this Agreement have been satisfied and that Replaces the Revolver Credit Facility then in existence, as amended, restated, supplemented, modified or refinanced from time as permitted by this Agreement. For the avoidance of doubt, no Revolver Substitute Credit Facility shall be required to be a revolving, term or asset-based loan facility and may be a facility evidenced or governed by a credit agreement, loan agreement, note agreement, promissory note, indenture or any other agreement or instrument; provided that any Revolver Lien securing such Revolver Substitute Credit Facility shall be subject to the terms of this Agreement for all purposes (including the lien priorities as set forth herein as of the date hereof). For purposes of this Agreement the Original Revolver Credit Facility does not constitute a Revolver Substitute Credit Facility.

“Second Lien Debt” has the meaning assigned to such term in the Second Lien Intercreditor Agreement.

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“Second Lien Intercreditor Agreement” has the meaning assigned to such term in the recitals hereto.

“Security Documents” means this Agreement, the Revolver Security Documents and the Term Loan Security Documents.

“Series of Term Loan Debt” means, severally, the Original Term Loan Credit Facility and each other issue or series of Term Loan Debt (including any Additional Term Loan Credit Facility or Term Loan Substitute Credit Facility) for which a single transfer register is maintained.

“Shared Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, constituting the Revolver Collateral and/or the Term Loan Collateral.

“Standstill Period” has the meaning assigned to such term in Section 5.02.

“subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise expressly provided, all references herein to a “subsidiary” shall mean a subsidiary of the Borrower.

“Term Loan Agent” means (a) the Original Term Loan Agent, (b) from and after the date of execution and delivery of a Term Loan Substitute Credit Facility, the agent, collateral agent, trustee or other representative of the lenders or holders of the indebtedness and other Obligations evidenced thereunder or governed thereby and (c) in the case of any other Series of Term Loan Debt, the trustee, agent or representative of the holders of such Series of Term Loan Debt who is appointed as a Term Loan Agent (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Term Loan Debt, in each case together with its successors in such capacity appointed pursuant to the terms of the Original Term Loan Credit Agreement, Term Loan Substitute Credit Facility or Additional Term Loan Facility, as applicable. In any instance where Additional Term Loan Debt is issued and the trustee, agent, or representative of such Series of Term Loan Debt has become a Priority Debt Representative, the term “Term Loan Agent” shall include each Term Loan Agent at such time.

“Term Loan Credit Agreement” means the Original Term Loan Credit Agreement and any credit agreement, loan agreement, note agreement, promissory note, indenture or any other agreement or instrument evidencing or governing the terms of any Term Loan Substitute Credit Facility or Additional Term Loan Credit Facility.

“Term Loan Credit Facility” means the Original Term Loan Credit Facility and any Term Loan Substitute Credit Facility or Additional Term Loan Credit Facility.

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“Term Loan Collateral” shall mean all “Collateral”, as defined in the Term Loan Credit Agreement or any other Term Loan Document, and any other assets of any Grantor now or at any time hereafter subject to Liens which secure or purport to secure any Term Loan Obligation.

“Term Loan Debt” means the indebtedness under the Original Term Loan Credit Facility and guarantees thereof and all additional indebtedness incurred under any Additional Term Loan Documents, and all indebtedness incurred under any Term Loan Substitute Credit Facility, in each case that was permitted to be incurred and secured under the Revolver Documents and with respect to which the requirements of Section 6.04(a) or Section 6.04(b), as applicable, have been satisfied.

“Term Loan Documents” means the Original Term Loan Documents and the Additional Term Loan Documents.

“Term Loan Lien” means a Lien granted by a Term Loan Document to the Collateral Trustee, at any time, upon any Term Loan Collateral by any Grantor to secure the Term Loan Obligations (including Liens on such Term Loan Collateral under the security documents associated with any Term Loan Substitute Credit Facility).

“Term Loan Obligations” means Term Loan Debt and all other Obligations in respect thereof. Notwithstanding any other provision hereof, the term “Term Loan Obligations” will include accrued interest, premiums, fees, costs, and other charges incurred under the Term Loan Documents, whether incurred before or after commencement of an Insolvency or Liquidation Proceeding and whether or not allowable in an Insolvency or Liquidation Proceeding. As between the holders of the Term Loan Obligations, each Series of Term Loan Debt may have such rights and relative priorities (including with respect to payment) as the holders of the Term Loan Obligations may agree.

“Term Loan Secured Parties” means the Original Term Loan Secured Parties and the Additional Term Loan Secured Parties.

“Term Loan Security Documents” means Original Term Loan Security Documents and the Additional Term Loan Security Documents.

“Term Loan Substitute Credit Facility” means any Credit Facility with respect to which the requirements contained in Section 6.04(a) of this Agreement have been satisfied and that is permitted to be incurred pursuant to the Revolver Documents, the proceeds of which are used to, among other things, Replace the Original Term Loan Credit Facility and/or any Additional Term Loan Credit Facility then in existence and as amended, restated, supplemented, modified or refinanced from time in accordance with the terms of this Agreement. For the avoidance of doubt, no Term Loan Substitute Credit Facility shall be required to be a term facility and may be a facility evidenced or governed by a credit agreement, loan agreement, note agreement, promissory note, indenture or any other agreement or instrument; provided that any such Term Loan Substitute Credit Facility shall be subject to the terms of this Agreement for all purposes (including the lien priorities as set forth herein as of the date hereof) to the same extent the other Term Loan Liens securing the Term Loan Obligations are subject to this Agreement.

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“Trust Estate” has the meaning assigner to such term in Section 2.01(a).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

ARTICLE II

THE TRUST ESTATE

Section 2.01 Declaration of Trust.

(a) To secure the payment of the Priority Obligations and in consideration of the premises and the mutual agreements set forth herein, each of the Grantors, each Priority Debt Representative and each other Priority Secured Party hereby confirms the grant of Liens in favor of the Collateral Trustee, and the Collateral Trustee hereby accepts and agrees to hold, in trust under this Agreement for the benefit of all current and future Priority Secured Parties, on all of such Grantor’s right, title and interest in, to and under all Shared Collateral and on all Liens now or hereafter granted to the Collateral Trustee by each Grantor under any Security Document for the benefit of the Priority Secured Parties, together with all of the Collateral Trustee’s right, title and interest in, to and under the Security Documents, and all interests, rights, powers and remedies of the Collateral Trustee thereunder or in respect thereof and all cash and non-cash proceeds thereof (collectively, the “Trust Estate”).

(b) The Collateral Trustee and its successors and assigns under this Agreement will hold the Trust Estate in trust for the benefit solely and exclusively of all current and future Priority Secured Parties as security for the payment of all present and future Priority Obligations.

(c) Notwithstanding the foregoing, if at any time:

(i) all Liens securing the Priority Obligations have been released as provided in the Priority Debt Documents;

(ii) the Collateral Trustee holds no other property in trust as part of the Trust Estate;

(iii) no monetary obligation (other than indemnification obligations and other contingent obligations not then due and payable) is outstanding and payable under this Agreement to the Collateral Trustee or any of its co-trustees or agents (whether in an individual or representative capacity); and

(iv) the Borrower delivers to the Collateral Trustee an Officers’ Certificate stating that all Liens of the Collateral Trustee have been released in compliance with all applicable provisions of the Security Documents and that the Grantors are not required by any Security Document to grant any Lien upon any property to secure the Priority Obligations,

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then the Trust Estate arising hereunder will terminate (subject to any reinstatement pursuant to Section 6.03), except that all provisions set forth in Section 11.18 and Section 11.19 that are enforceable by the Collateral Trustee or any of its co-trustees or agents (whether in an individual or representative capacity) will remain enforceable in accordance with their terms.

(d) The parties declare and covenant that the Trust Estate will be held and distributed by the Collateral Trustee subject to the further agreements herein.

ARTICLE III

THE COLLATERAL TRUSTEE

Section 3.01 Appointment and Undertaking of the Collateral Trustee.

(a) Each Priority Secured Party (other than the Collateral Trustee) acting through its respective Priority Debt Representative and/or by its acceptance of the Security Documents applicable to it hereby appoints the Collateral Trustee to serve as collateral trustee hereunder on the terms and conditions set forth herein. Subject to, and in accordance with, this Agreement, the Collateral Trustee will, as collateral trustee, for the benefit solely and exclusively of the present and future Priority Secured Parties:

(i) accept, enter into, hold, maintain, administer and enforce all Security Documents, including all Shared Collateral subject thereto, and all Liens created thereunder, perform its obligations hereunder and under the Security Documents and protect, exercise and enforce the interests, rights, powers and remedies granted or available to it under, pursuant to or in connection with the Security Documents (including in connection with any Enforcement Action or Insolvency or Liquidation Proceeding);

(ii) take all lawful and commercially reasonable actions permitted under the Security Documents that it may deem necessary or advisable to protect or preserve its interest in the Shared Collateral subject thereto and such interests, rights, powers and remedies;

(iii) deliver and receive notices pursuant to this Agreement and the Security Documents;

(iv) sell, assign, collect, assemble, foreclose on, institute legal proceedings with respect to, take any Enforcement Action, or otherwise exercise or enforce the rights and remedies of a secured party (including a mortgagee, trust deed beneficiary and insurance beneficiary or loss payee) with respect to the Shared Collateral under the Security Documents and its other interests, rights, powers and remedies;

(v) remit as provided in Section 8.01 all cash proceeds received by the Collateral Trustee from an Enforcement Action under the Security Documents or any of its other interests, rights, powers or remedies;

(vi) execute and deliver (A) amendments and supplements to the Security Documents as from time to time authorized pursuant to Section 11.02 accompanied by an Officers’ Certificate to the effect that the amendment or supplement was permitted under Section 11.02 and (B) acknowledgements of Priority Confirmation Joinders delivered pursuant to Section 6.04;

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(vii) release or subordinate any Lien granted to it by any Security Document upon any Shared Collateral if and as required by Section 3.02, Section 5.04 or Section 6.01; and

(viii) enter into and perform its obligations and protect, exercise and enforce its interest, rights, powers and remedies under the Second Lien Intercreditor Agreement.

(b) Each party to this Agreement acknowledges and consents to the undertaking of the Collateral Trustee set forth in Section 3.01(a) and agrees to each of the other provisions of this Agreement applicable to the Collateral Trustee.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Collateral Trustee will not commence any Enforcement Action or otherwise take any action or proceeding against any of the Shared Collateral unless and until it shall have been directed by written notice from the Controlling Priority Debt Representative and then only in accordance with the provisions of this Agreement and the Second Lien Intercreditor Agreement.

(d) Notwithstanding anything to the contrary contained in this Agreement, neither the Borrower nor any of its Affiliates may serve as Collateral Trustee.

Section 3.02 Release or Subordination of Liens.

(a) The Collateral Trustee will not release or subordinate any Lien of the Collateral Trustee or consent to the release or subordination of any Lien of the Collateral Trustee, except:

(i) as directed by the Controlling Priority Debt Representative in accordance with Section 6.01;

(ii) if and to the extent, and in the manner, required by Section 4.01(a) of the Second Lien Intercreditor Agreement;

(iii) the Revolver Liens upon the Discharge of Revolver Obligations;

(iv) the Term Loan Liens upon the Discharge of Term Loan Obligations;

(v) as ordered pursuant to applicable law under a final and non-appealable order or judgment of a court of competent jurisdiction; or

(vi) as directed by each Priority Debt Representative to release or subordinate Liens on Collateral to the extent permitted by each applicable Priority Debt Document; provided that the Collateral Trustee receives an Officers’ Certificate confirming the foregoing.

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(b) Each of the Revolver Agent, the Term Loan Agent and each other Priority Debt Representative hereby agrees to direct the Collateral Trustee, pursuant to clause (a)(vi) above, to release or subordinate the Liens of the Collateral Trustee on the Collateral to the extent such release or subordination is required by the Priority Debt Documents governing the Priority Obligations for which such Person acts as Priority Debt Representative.

(c) The Collateral Trustee agrees that, upon request of the Borrower, after the occurrence of any event described in Section 3.02(a), the Collateral Trustee will execute and deliver any instruments, documents and agreements necessary or desirable to effect, evidence and/or confirm the release of any Collateral pursuant to this Section 3.02. To the extent the Collateral Trustee fails to release or subordinate the Liens of the Collateral Trustee on the Collateral to the extent required to do so in accordance with the terms of clauses (b) or (c) of this Section 3.02, the Borrower shall have the right to enforce the terms of clauses (b) and (c) of this Section 3.02 solely against the Collateral Trustee.

Section 3.03 Powers of the Collateral Trustee.

(a) The Collateral Trustee is irrevocably authorized and empowered to enter into and perform its obligations and protect, perfect, exercise and enforce its interest, rights, powers and remedies under the Security Documents (including in connection with any Enforcement Action and in any Insolvency or Liquidation Proceeding) and applicable law and in equity and to act as set forth in this Article III or, subject to the other provisions of this Agreement, as requested in any lawful written directions given to it from time to time in respect of any matter by the Controlling Priority Debt Representative.

(b) No Priority Debt Representative or holder of Priority Obligations (other than the Collateral Trustee) will have any liability whatsoever for any act or omission of the Collateral Trustee, and the Collateral Trustee will have no liability whatsoever for any act or omission of any Priority Debt Representative or any holder of Priority Obligations.

Section 3.04 Documents and Communications. The Collateral Trustee will permit each Priority Debt Representative upon reasonable written notice and at reasonable times from time to time to inspect and copy, at the cost and expense of the party requesting such copies, any and all Security Documents and other documents, notices, certificates, instructions or communications received by the Collateral Trustee in its capacity as such.

Section 3.05 For Sole and Exclusive Benefit of Holders of Priority Obligations. The Collateral Trustee will accept, hold, administer and enforce all Liens on the Shared Collateral at any time transferred or delivered to it and all other interests, rights, powers and remedies at any time granted to or enforceable by the Collateral Trustee and all other property of the Trust Estate solely and exclusively for the benefit of the present and future holders of present and future Priority Obligations, and will distribute all proceeds received by it from an Enforcement Action solely and exclusively pursuant to the provisions of Section 8.01.

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Section 3.06 Priority Lien Agent.

(a) Notwithstanding anything to the contrary in this Agreement, the Second Lien Intercreditor Agreement, the Priority Debt Documents or in any Security Documents, the parties hereto agree as follows:

(i) any reference to Priority Lien Agent in the Second Lien Intercreditor Agreement shall refer to the Collateral Trustee;

(ii) the Collateral Trustee, as Priority Lien Agent, will not be required to take any action under the Second Lien Intercreditor Agreement unless and until the Controlling Priority Debt Representative directs the Collateral Trustee in writing, as Priority Lien Agent, to take such action; and

(iii) in no event shall the Collateral Trustee, as Priority Lien Agent, be required to take any action in connection with the purchase or sale of Priority Obligations under Section 3.06 of the Second Lien Intercreditor Agreement (rather, the purchases and sales of the Priority Obligations shall be coordinated among the holders of the Second Lien Debt and the holders of the Priority Obligations (or their appointed representative)).

(b) In the event the Second Lien Intercreditor Agreement requires the delivery, or receipt, of any notice by the Priority Lien Agent, such delivery or receipt will be deemed satisfied in all respects when the Collateral Trustee makes such delivery or receives such notice; provided, that, if the Controlling Priority Debt Representative fails to provide the Collateral Trustee, as Priority Lien Agent, direction in writing in connection with any notice, then the Original Priority Lien Agent may deliver or receive such notice.

(c) The parties hereto agree that this Section 3.06 shall not be deemed to be in conflict or inconsistent with Section 9.11 of the Second Lien Intercreditor Agreement.

Section 3.07 Delivery of Copies to Priority Debt Representatives. The Borrower will deliver to each Priority Debt Representative a copy of each Officers’ Certificate delivered to the Collateral Trustee pursuant to this Agreement, together with copies of all documents delivered to the Collateral Trustee with such Officers’ Certificate. The Priority Debt Representatives will not be obligated to take notice thereof or to act thereon.

Section 3.08 Appointment of Agents and Advisors. The Collateral Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, accountants, appraisers or other experts or advisors selected by it in good faith as it may reasonably require and will not be responsible for any misconduct or negligence on the part of any of them.

Section 3.09 Other Agreements. The Collateral Trustee has accepted its appointment as collateral trustee hereunder and is bound by the Security Documents assigned to, or executed by, the Collateral Trustee as of the date of this Agreement, and, as directed in writing by the Controlling Priority Debt Representative, the Collateral Trustee shall execute additional Security Documents delivered to it after the date of this Agreement (including to secure Obligations arising under Additional Term Loan Credit Facilities to the extent such Obligations are permitted to be incurred and secured under the Priority Debt Documents); provided that such additional Security Documents do not adversely affect the rights, privileges, benefits and

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immunities of the Collateral Trustee or conflict with the terms of the Second Lien Intercreditor Agreement. The Collateral Trustee will not otherwise be bound by, or be held obligated by, the provisions of any credit agreement, indenture or other agreement governing Priority Obligations (other than this Agreement and the other Security Documents to which it is a party).

Section 3.10 Solicitation of Instructions

(a) The Collateral Trustee may at any time solicit written confirmatory instructions, in the form of a direction by the Controlling Priority Debt Representative, the other Priority Debt Representatives, an Officers’ Certificate or an order of a court of competent jurisdiction, as to any action that it may be requested or required to take, or that it may propose to take, in the performance of any of its obligations under this Agreement or the other Security Documents.

(b) No written direction given to the Collateral Trustee by the Controlling Priority Debt Representative or any other Priority Debt Representative that in the sole judgment of the Collateral Trustee imposes, purports to impose or might reasonably be expected to impose upon the Collateral Trustee any obligation or liability not set forth in or arising under this Agreement and the other Security Documents will be binding upon the Collateral Trustee unless the Collateral Trustee elects, at its sole option, to accept such direction.

(c) The Collateral Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement at the request, order or direction of the Controlling Priority Debt Representative or any other Priority Debt Representative pursuant to the provisions of this Agreement, unless such party shall have furnished to the Collateral Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities including attorneys’ fees and expenses which may be incurred therein or thereby.

Section 3.11 Limitation of Liability. The Collateral Trustee will not be responsible or liable for any action taken or omitted to be taken by it hereunder or under any other Security Document, except for its own negligence or willful misconduct as determined by a court of competent jurisdiction.

Section 3.12 Documents in Satisfactory Form. The Collateral Trustee will be entitled, but not obligated, to require that all agreements, certificates, opinions, instruments and other documents at any time submitted to it, including those expressly provided for in this Agreement, be delivered to it in a form reasonably satisfactory to it.

Section 3.13 Entitled to Rely. The Collateral Trustee may seek and conclusively rely upon, and shall be fully protected in conclusively relying upon, any judicial order or judgment, upon any advice, opinion or statement of legal counsel, independent consultants and other experts selected by it in good faith and upon any certification, instruction, notice or other writing delivered to it by the Borrower or any Grantor in compliance with the provisions of this Agreement or delivered to it by any Priority Debt Representative as to the holders of Priority Obligations for whom it acts, without being required to determine the authenticity thereof or the correctness of any fact stated therein or the propriety or validity of service thereof. The Collateral Trustee may act in reliance upon any instrument comporting with

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the provisions of this Agreement or any signature believed by it in good faith to be genuine and may assume that any Person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof or the other Security Documents has been duly authorized to do so. To the extent an Officers’ Certificate or opinion of counsel is required or permitted under this Agreement to be delivered to the Collateral Trustee in respect of any matter, the Collateral Trustee may rely conclusively on an Officers’ Certificate or opinion of counsel as to such matter and such Officers’ Certificate or opinion of counsel shall be full warranty and protection to the Collateral Trustee for any action taken, suffered or omitted by it under the provisions of this Agreement and the other Security Documents.

Section 3.14 Default. The Collateral Trustee will not be required to inquire as to the occurrence or absence of any default or event of default under the Priority Debt Documents and will not be affected by or required to act upon any notice or knowledge as to the occurrence of any such default or event of default unless and until it is directed in writing by the appropriate Priority Debt Representative.

Section 3.15 Actions by Collateral Trustee. As to any matter not expressly provided for by this Agreement or the other Security Documents, the Collateral Trustee will act or refrain from acting as directed in writing by the Controlling Priority Debt Representative and will be fully protected if it does so, and any action taken, suffered or omitted pursuant to hereto or thereto shall be binding on the holders of Priority Obligations.

Section 3.16 Security or Indemnity in Favor of the Collateral Trustee. As to any matter not expressly provided for by this Agreement or the other Security Documents, the Collateral Trustee will act or refrain from acting as directed in writing by the Controlling Priority Debt Representative and will be fully protected if it does so.

Section 3.17 Rights of the Collateral Trustee. In the event of any conflict between any terms and provisions set forth in this Agreement and those set forth in any other Security Document, the terms and provisions of this Agreement shall supersede and control the terms and provisions of such other Security Document. In the event there is any bona fide, good faith disagreement between the other parties to this Agreement or any of the other Security Documents resulting in adverse claims being made in connection with Shared Collateral held by the Collateral Trustee and the terms of this Agreement or any of the other Security Documents do not unambiguously mandate the action the Collateral Trustee is to take or not to take in connection therewith under the circumstances then existing, or the Collateral Trustee is in doubt as to what action it is required to take or not to take hereunder or under the other Security Documents, it will be entitled to refrain from taking any action (and will incur no liability for doing so) until directed otherwise in writing by a request signed jointly by the parties hereto entitled to give such direction or by order of a court of competent jurisdiction.

Section 3.18 Limitations on Duty of Collateral Trustee in Respect of Shared Collateral

(a) Beyond the exercise of reasonable care in the custody of Shared Collateral in its possession, the Collateral Trustee will have no duty as to any Shared Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon

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or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Trustee will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Shared Collateral; provided that, notwithstanding the foregoing, the Collateral Trustee will execute, file or record UCC-3 continuation statements and other documents and instruments to preserve, protect or perfect the security interests granted to the Collateral Trustee (subject to the priorities set forth herein) if it shall receive a specific written request to execute, file or record the particular continuation statement or other specific document or instrument by the appropriate Priority Debt Representative, it being understood that the Borrower and/or the applicable Grantor shall be responsible for all filings required in connection with any Security Document and the continuation, maintenance and/or perfection of any such filing or the lien and security interest granted in connection therewith (which request shall include an instruction to the Collateral Trustee to provide a copy of such request to each other Priority Debt Representative). The Collateral Trustee shall deliver to each other Priority Debt Representative a copy of any such written request. The Collateral Trustee will be deemed to have exercised reasonable care in the custody of the Shared Collateral in its possession if the Shared Collateral is accorded treatment substantially equal to that which it accords its own property, and the Collateral Trustee will not be liable or responsible for any loss or diminution in the value of any of the Shared Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Trustee in good faith.

(b) Except as provided in Section 3.18(a), the Collateral Trustee will not be responsible for the existence, genuineness or value of any of the Shared Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Shared Collateral, for the validity or sufficiency of the Shared Collateral or any agreement or assignment contained therein, for the validity of the title of any Grantor to the Shared Collateral, for insuring the Shared Collateral or for the payment of taxes, charges, assessments or Liens upon the Shared Collateral or otherwise as to the maintenance of the Shared Collateral. The Collateral Trustee hereby disclaims any representation or warranty to the current and future holders of the Priority Obligations concerning the perfection of the security interests granted to it or in the value of any Shared Collateral. The Collateral Trustee shall not be under any obligation to any Priority Debt Representative or any holder of Priority Obligations to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this or any other Security Document or the Second Lien Intercreditor Agreement or to inspect the properties, books or records of the Borrower or any Grantor.

Section 3.19 Assumptions of Rights, Not of Duties. Notwithstanding anything to the contrary contained herein:

(a) each of the parties thereto will remain liable under each of the Security Documents (other than this Agreement) to the extent set forth therein to perform all of their respective duties and obligations thereunder to the same extent as if this Agreement had not been executed;

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(b) the exercise by the Collateral Trustee of any of its rights, remedies or powers hereunder will not release such parties from any of their respective duties or obligations under the other Security Documents; and

(c) the Collateral Trustee will not be obligated to perform any of the obligations or duties of the Borrower or any Grantor.

Section 3.20 No Liability for Clean Up of Hazardous Materials. In the event that the Collateral Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any trust obligation for the benefit of another, which in the Collateral Trustee’s sole discretion may cause the Collateral Trustee to be considered an “owner or operator” under any environmental laws or otherwise cause the Collateral Trustee to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Collateral Trustee reserves the right, instead of taking such action, either to immediately resign as Collateral Trustee or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Collateral Trustee will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Trustee’s actions or inactions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

Section 3.21 Other Relationships with the Borrower or Grantors. MUFG Union Bank, N.A. and its Affiliates (and any successor Collateral Trustee and its Affiliates) may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower or any Grantor and their Affiliates as though it was not the Collateral Trustee hereunder and without notice to or consent of the Priority Secured Parties. The Priority Debt Representatives and the holders of the Priority Obligations acknowledge that, pursuant to such activities, MUFG Union Bank, N.A. or its Affiliates (and any successor Collateral Trustee and its Affiliates) may receive information regarding the Borrower or any Grantor or their Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower, such Grantor or such Affiliate) and acknowledge that the Collateral Trustee shall not be under any obligation to provide such information to the Priority Debt Representatives or the holders of the Priority Obligations. Nothing herein shall impose or imply any obligation on the part of MUFG Union Bank, N.A. (or any successor Collateral Trustee) to advance funds.

Section 3.22 Resignation or Removal of the Collateral Trustee. Subject to the appointment of a successor Collateral Trustee as provided in Section 3.23 and the acceptance of such appointment by the successor Collateral Trustee:

(a) the Collateral Trustee may resign at any time by giving not less than 30 days’ prior written notice of resignation to each Priority Debt Representative and the Borrower; and

(b) the Collateral Trustee may be removed at any time, with or without cause, by the Controlling Priority Debt Representative.

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Section 3.23 Appointment of Successor Collateral Trustee. Upon any such resignation or removal, a successor Collateral Trustee may be appointed by the Controlling Priority Debt Representative. The Collateral Trustee will fulfill its obligations under this Agreement until a successor Collateral Trustee meeting the requirements of this Section 3.23 has accepted its appointment as Collateral Trustee and the provisions of Section 3.24 have been satisfied. If no successor Collateral Trustee has been so appointed and accepted such appointment within 30 days after the predecessor Collateral Trustee gave notice of resignation or was removed, the retiring Collateral Trustee may (at the expense of the Borrower), at its option, appoint a successor Collateral Trustee, or petition a court of competent jurisdiction for appointment of a successor Collateral Trustee, which must be a bank or trust company:

(a) authorized to exercise corporate trust powers;

(b) having a combined capital and surplus of at least $250,000,000;

(c) maintaining an office in New York, New York; and

(d) that is not the Borrower or any of its Affiliates.

Section 3.24 Succession. When the Person appointed as successor Collateral Trustee accepts such appointment:

(a) such Person will succeed to and become vested with all of the rights, powers, privileges and duties of the predecessor Collateral Trustee, and the predecessor Collateral Trustee will be discharged from its duties and obligations hereunder;

(b) the predecessor Collateral Trustee will (at the expense of the Borrower) promptly transfer all Liens and collateral security and other property of the Trust Estate within its possession or control to the possession or control of the successor Collateral Trustee and will execute instruments and assignments as may be necessary or desirable or reasonably requested by the successor Collateral Trustee to transfer to the successor Collateral Trustee all Liens, interests, rights, powers and remedies of the predecessor Collateral Trustee in respect of the Security Documents or the Trust Estate; and

(c) thereafter the predecessor Collateral Trustee will remain entitled to enforce the immunities granted to it in this Agreement and the provisions of Section 11.17 and Section 11.18, and said provisions will survive termination of this Agreement for the benefit of the predecessor of the Collateral Trustee. The predecessor Collateral Trustee shall have no liability whatsoever for the actions or inactions of the successor Collateral Trustee.

Section 3.25 Merger, Conversion or Consolidation of Collateral Trustee. Any Person into which the Collateral Trustee may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Collateral Trustee shall be a party, or any Person succeeding to the business of the Collateral Trustee shall be the successor of the Collateral Trustee pursuant to Section 3.24, provided that (a) without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding, such Person

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satisfies the eligibility requirements specified in Section 3.23 and (b) prior to any such merger, conversion or consolidation, the Collateral Trustee shall have notified the Borrower and each Priority Debt Representative thereof in writing.

Section 3.26 Concerning the Collateral Trustee and the Priority Debt Representatives.

(a) Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by the parties hereto that this Agreement has been signed by each Priority Debt Representative not in its individual capacity or personally but solely in its capacity as trustee, representative or agent for the benefit of the related holders of the applicable Priority Obligations in the exercise of the powers and authority conferred and vested in it under the related Priority Debt Documents, and in no event shall such Priority Debt Representative, in its individual capacity, have any liability for the representations, warranties, covenants, agreements or other obligations of any other party under this Agreement, any Priority Debt Document or in any of the certificates, reports, documents, data notices or agreements delivered by such other party pursuant hereto or thereto. Subject to the terms and conditions set forth in this Agreement, each Priority Debt Representative will be entitled to all of the rights, privileges, protections, immunities, benefits and indemnities set forth in the Priority Debt Documents governing the applicable Priority Obligations for which such Person is acting or will act as Priority Debt Representative, in each case as if specifically set forth herein.

(b) Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by the parties hereto that this Agreement has been signed by MUFG Union Bank, N.A., not in its individual capacity or personally but in its capacity as Collateral Trustee, and in no event shall MUFG Union Bank, N.A., in its individual capacity, have any liability for the representations, warranties, covenants, agreements or other obligations of any other party under this Agreement, any Priority Debt Document or in any of the certificates, reports, documents, data notices or agreements delivered by such other party pursuant hereto or thereto.

(c) In entering into this Agreement, the Collateral Trustee shall be entitled to the benefit of every provision of the Priority Debt Documents relating to the rights, exculpations or conduct of, affecting the liability of or otherwise affording protection to the “administrative Agent” or “Collateral Trustee” thereunder. In no event will the Collateral Trustee be liable for any act or omission on the part of the Grantors, any other Priority Debt Representative or any Priority Debt Secured Party.

(d) Except as otherwise set forth herein, neither the Collateral Trustee nor any Priority Debt Representative shall be required to exercise any discretion or take any action, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) solely upon the written instructions of the applicable Priority Debt Representative as provided herein; provided that neither the Collateral Trustee nor any Priority Debt Representative shall be required to take any action that (i) it in good faith believes exposes it to personal liability unless it receives an indemnification satisfactory to it from the applicable holders of the Priority Obligations with respect to such action or (ii) is contrary to this Agreement, the Second Lien Intercreditor Agreement or applicable law.

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ARTICLE IV

PARI PASSU LIENS

Section 4.01 Lien Priorities.

(a) The grant of the Revolver Liens pursuant to the Revolver Documents and the grant of the Term Loan Liens pursuant to the Term Loan Documents create two separate and distinct Liens of equal priority on the Shared Collateral for the equal and ratable benefit of the holders of all previously existing and future Priority Obligations. Notwithstanding the foregoing or anything else to the contrary in this Agreement, the Term Loan Agent hereby acknowledges and agrees (on behalf of the Term Loan Secured Parties) that the Term Loan Secured Parties (and not the Revolver Secured Parties) bear the risk of any determination by a court of competent jurisdiction that (w) the Term Loan Obligations do not constitute “Priority Lien Obligations” under (and as defined in) the Second Lien Intercreditor Agreement, (x) any of the Term Loan Obligations are unenforceable under applicable law or are subordinated to any other obligations (including the Second Lien Obligations (as defined in the Second Lien Intercreditor Agreement)), (y) any of the Term Loan Obligations do not have an enforceable security interest in any of the Shared Collateral securing such Term Loan Obligations and/or (z) any intervening security interest exists securing any other obligations (including the Second Lien Obligations (as defined in the Second Lien Intercreditor Agreement)) on a basis ranking prior to the security interest of such Term Loan Obligations or (any such condition referred to in the foregoing clauses (w), (x), (y) or (z) with respect to any Term Loan Obligations, an “Impairment” of such Term Loan Obligations). In the event of any Impairment with respect to any Term Loan Obligations, the results of such Impairment shall be borne solely by the holders of such Term Loan Obligations, and the rights of the holders of such Term Loan Obligations (including the right to receive distributions in respect of such Term Loan Obligations pursuant to Section 8.01 or the right to equal and ratable liens on the Shared Collateral to the extent the Impairment relates to the Term Loan Liens) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Term Loan Obligations subject to such Impairment. The Revolver Agent, on behalf of the Revolver Secured Parties, agrees the Revolver Secured Parties shall not commence or support any judicial proceeding seeking an Impairment.

(b) Subject in all respects to Section 8.01, notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Priority Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Priority Debt Documents or any defect or deficiencies in the Liens securing the Priority Obligations or any other circumstance whatsoever, each Priority Secured Party hereby agrees that the Liens securing each Priority Obligation on any Shared Collateral shall be of equal priority.

(c) It is acknowledged that (i) the aggregate amount of the Revolver Obligations may be increased from time to time pursuant to the terms of the Revolver Documents, (ii) a portion of the Revolver Obligations consists or may consist of indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed or refinanced, and (iii) (A) the Revolver Documents may be replaced, restated, supplemented, restructured refinanced or

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otherwise amended or modified from time to time and (B) the Revolver Obligations may be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, in the case of the foregoing (A) and (B) all without affecting the payment priorities of the Term Loan Liens hereunder or the provisions of this Agreement defining the relative rights of the Revolver Secured Parties and the Term Loan Secured Parties. The lien priorities provided for herein shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, renewal, restatement or Replacement of either the Revolver Obligations (or any part thereof) or the Term Loan Obligations (or any part thereof), by the release of any Shared Collateral or of any guarantees for any Revolver Obligations or by any action that any Priority Debt Representative or Priority Secured Party may take or fail to take in respect of any Shared Collateral.

Section 4.02 Prohibition on Marshalling, Etc. The Term Loan Agent will not assert any marshalling, appraisal, valuation, or other similar right in respect of the Shared Collateral.

Section 4.03 No New Liens. The parties hereto agree that, so long as the Discharge of Revolver Obligations has not occurred, none of the Grantors shall, nor shall any Grantor permit any of its subsidiaries to, (a) grant or permit any additional Liens on any asset of a Grantor to secure any Term Loan Obligation, or take any action to perfect any additional Liens, unless it has granted, or substantially concurrently therewith grants (or offers to grant), a Lien on such asset of such Grantor to secure the Revolver Obligations and has taken all actions required to perfect such Liens; or (b) grant or permit any additional Liens on any asset of a Grantor to secure any Revolver Obligation, or take any action to perfect any additional Liens, unless it has granted, or substantially concurrently therewith grants (or offers to grant), a Lien on such asset of such Grantor to secure the Term Loan Obligations and has taken all actions required to perfect such Liens. Any liens granted in accordance with this Section 4.03 shall be granted in favor of the Collateral Trustee and subject to the terms of this Agreement. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, or should any Lien upon any Shared Collateral be released or become unperfected due to breach of this Agreement or due to inadvertence, neglect or error by any of the Priority Secured Parties, without limiting any other right or remedy available to the Collateral Trustee, the Revolver Agent or the other Revolver Secured Parties, the Term Loan Agent, for itself and on behalf of the other Term Loan Secured Parties, agrees that any amounts received by or distributed to any Term Loan Secured Party pursuant to or as a result of any Lien granted in contravention of this Section 4.03 or any such release or lack of perfection shall be subject to Section 5.05(b).

Section 4.04 Similar Collateral and Agreements. The parties hereto acknowledge and agree that it is their intention that the Revolver Collateral and the Term Loan Collateral be identical. In furtherance of the foregoing, the parties hereto agree (a) to cooperate in good faith in order to determine, upon any reasonable request by the Revolver Agent or the Term Loan Agent, the specific assets included in the Revolver Collateral and the Term Loan Collateral, the steps taken to perfect the Revolver Liens and the Term Loan Liens thereon and the identity of the respective parties obligated under the Revolver Documents and the Term Loan Documents in respect of the Revolver Obligations and the Term Loan Obligations, respectively, (b) that the Term Loan Security Documents creating Liens on the Shared Collateral shall be in all material respects the same forms of documents as the respective Revolver Security Documents

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creating Liens on the Shared Collateral other than (i) such modifications to such Term Loan Security Documents which are less restrictive than the corresponding Revolver Security Documents and (ii) provisions in the Term Loan Security Documents which are solely applicable to the rights and duties of the Collateral Trustee and (c) that at no time shall there be any Grantor that is an obligor in respect of the Term Loan Obligations that is not also an obligor in respect of the Revolver Obligations or an obligor in respect of the Revolver Obligations that is not also an obligor in respect of the Term Loan Obligations. The intention of the parties hereto that their interests in the Shared Collateral be identical may not be construed as a condition to the grant, attachment or perfection of any Lien held by any of the Priority Secured Parties, nor shall it be construed to confer on any third party any right, interest or priority superior to that which such party would hold in the absence of such intention. To the extent that, notwithstanding the intentions and obligations stated above, the interests of the parties hereto in the Shared Collateral are not identical, then the provisions of the last sentence of Section 4.03 above shall govern.

Section 4.05 No Implied Duty of Collateral Trustee. The Collateral Trustee will not have any duties nor will it have responsibilities or obligations other than those expressly assumed by it in this Agreement, the other Security Documents and the Second Lien Intercreditor Agreement. No implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, the other Priority Debt Documents or the Second Lien Intercreditor Agreement, or otherwise exist against the Collateral Trustee. Without limiting the generality of the foregoing sentences, the use of the term “trustee” in this Agreement with reference to the Collateral Trustee is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Collateral Trustee will not be required to take any action that is contrary to applicable law or any provision of this Agreement, the other Security Documents or the Second Lien Intercreditor Agreement.

Section 4.06 No Duties of Revolver Agent or Collateral Trustee. The Term Loan Agent, for itself and on behalf of each other Term Loan Secured Party, acknowledges and agrees that neither the Revolver Agent nor any other Revolver Secured Party shall have any duties or other obligations to any such Term Loan Secured Party with respect to any Shared Collateral, other than to transfer to the Collateral Trustee for the benefit of the Term Loan Agent any remaining Shared Collateral and any proceeds of the sale or other Disposition of any such Shared Collateral remaining in its possession following the associated Discharge of Revolver Obligations, in each case without representation or warranty on the part of the Revolver Agent or any Revolver Secured Party. In furtherance of the foregoing, the Term Loan Agent, for itself and on behalf of each other Term Loan Secured Party, acknowledges and agrees that until the Discharge of Revolver Obligations (subject to the terms of Section 5.02, including the rights of the Term Loan Secured Parties following the expiration of the Standstill Period), the Collateral Trustee at the direction of the Revolver Agent shall be entitled, for the benefit of the Revolver Secured Parties, to sell, transfer or otherwise Dispose of or deal with such Shared Collateral, as provided herein and in the Revolver Documents, without regard to any Term Loan Lien or any rights to which the Term Loan Agent or any Term Loan Secured Party would otherwise be entitled as a result of such Term Loan Lien. Without limiting the foregoing, the Term Loan Agent, for itself and on behalf of each other Term Loan Secured Party, agrees that neither the Collateral Trustee, the Revolver Agent nor any other Revolver Secured Party shall have any duty

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or obligation first to marshal or realize upon any type of Shared Collateral, or to sell, Dispose of or otherwise liquidate all or any portion of such Shared Collateral, in any manner that would maximize the return to the Term Loan Secured Parties, notwithstanding that the order and timing of any such realization, sale, Disposition or liquidation may affect the amount of proceeds actually received by the Term Loan Secured Parties from such realization, sale, Disposition or liquidation. The Term Loan Agent, for itself and on behalf of each of the other Term Loan Secured Parties waives any claim such Term Loan Secured Party may now or hereafter have against the Collateral Trustee, the Revolver Agent or any other Revolver Secured Party arising out of any actions which the Collateral Trustee, the Revolver Agent or the Revolver Secured Parties take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Shared Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Shared Collateral, and actions with respect to the collection of any claim for all or any part of the Revolver Obligations from any account debtor, guarantor or any other party) in accordance with this Agreement and the Revolver Documents or the valuation, use, protection or release of any security for the Revolver Obligations.

ARTICLE V

ENFORCEMENT RIGHTS

Section 5.01 Limitation on Enforcement Action; Prohibition on Contesting Liens. Prior to the Discharge of Revolver Obligations, the Term Loan Agent, for itself and on behalf of each Term Loan Secured Party, hereby agrees that, subject to Section 5.02 and Section 5.05(b), none of the Term Loan Agent or any other Term Loan Secured Party shall commence or instruct the Collateral Trustee to commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral under any Term Loan Document, applicable law or otherwise (including but not limited to any right of setoff or under the Second Lien Intercreditor Agreement), it being agreed that only the Collateral Trustee, at the direction of the Revolver Agent, and acting in accordance with the applicable Revolver Documents, shall have the exclusive right (and whether or not any Insolvency or Liquidation Proceeding has been commenced), to take any such actions or exercise any such remedies, in each case, without any consultation with or the consent of the Term Loan Agent or any other Term Loan Secured Party. In exercising rights and remedies with respect to the Shared Collateral, the Collateral Trustee, at the direction of the Revolver Agent and the other Revolver Secured Parties may enforce the provisions of the Revolver Documents and exercise remedies thereunder, all in such order and in such manner as the Revolver Agent and the other Revolver Secured Parties may determine in their sole discretion and regardless of whether such exercise and enforcement is adverse to the interest of any Term Loan Secured Party. Such exercise and enforcement shall include the rights of an agent appointed by them to Dispose of Shared Collateral upon foreclosure, to incur expenses in connection with any such Disposition or in connection with care or preservation of the Shared Collateral and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code, the Bankruptcy Code (including the right to credit bid) or any other applicable law or Bankruptcy Law. Without limiting the generality of the foregoing, the Collateral Trustee, at the direction of the Revolver Agent, will have the exclusive right to deal

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with that portion of the Shared Collateral consisting of deposit accounts and securities accounts (collectively “Accounts”), including exercising rights under control agreements with respect to such Accounts. The Term Loan Agent, for itself and on behalf of the other Term Loan Secured Parties, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Term Loan Security Document, or any other Term Loan Document shall be deemed to restrict in any way the rights and remedies of the Collateral Trustee on behalf of the Revolver Agent or the other Revolver Secured Parties with respect to the Shared Collateral as set forth in this Agreement. Notwithstanding the foregoing, subject to Section 5.05, the Term Loan Agent, on behalf of the Term Loan Secured Parties, may, but will have no obligation to, direct the Collateral Trustee to take all such actions (not adverse to the Revolver Liens or the rights of the Revolver Agent and the Revolver Secured Parties) it deems necessary to perfect or continue the perfection of the Term Loan Liens in the Shared Collateral or to create, preserve or protect (but not enforce) the Term Loan Liens in the Shared Collateral. Notwithstanding the foregoing, nothing herein shall limit the right or ability of the Term Loan Secured Parties to (a) purchase (by credit bid or otherwise) all or any portion of the Shared Collateral in connection with any enforcement of remedies by the Collateral Trustee at the direction of the Revolver Agent to the extent that, and so long as, the Discharge of Revolver Obligations occurs immediately after giving effect thereto, (b) direct the Collateral Trustee to file a proof of claim with respect to the Term Loan Obligations, (c) direct the Collateral Trustee to take any action in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, or (d) direct the Collateral Trustee to file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Term Loan Secured Parties or the avoidance of any Lien securing such Term Loan Obligations. The Revolving Agent agrees to notify the Term Agent of any direction given by it to the Collateral Trustee to commence any Enforcement Action in respect of the Shared Collateral; provided, that failure to give such notice shall not impair the effectiveness of such Enforcement Action, nor create any claim or cause of action against the Revolving Agent or any Revolving Secured Party.

Section 5.02 Standstill Period; Permitted Enforcement Action. Prior to the Discharge of Revolver Obligations and notwithstanding Section 5.01, both before and during an Insolvency or Liquidation Proceeding after a period of 180 days has elapsed (which period will be tolled during any period in which the Collateral Trustee is not entitled, on behalf of the Revolver Secured Parties, to enforce or exercise any rights or remedies with respect to any Shared Collateral as a result of (a) any injunction issued by a court of competent jurisdiction or (b) the automatic stay or any other stay in any Insolvency or Liquidation Proceeding) since the date on which the Term Loan Agent has delivered to the Collateral Trustee and the Revolver Agent written notice of the acceleration of any Term Loan Debt (the “Standstill Period”), the Term Loan Agent and the other Term Loan Secured Parties may direct the Collateral Trustee on their behalf to enforce or exercise any rights or remedies with respect to any Shared Collateral; provided, however that notwithstanding the expiration of the Standstill Period or anything in the Term Loan Documents to the contrary, in no event may the Term Loan Agent or any other Term Loan Secured Party direct the Collateral Trustee on their behalf to enforce or exercise any rights or remedies with respect to any Shared Collateral, or commence, join with any Person at any time in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding, if the Collateral Trustee on behalf of the Revolver Secured Parties or any other

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Revolver Secured Party shall have commenced, and shall be diligently pursuing (or shall have sought or requested relief from, or modification of, the automatic stay or any other stay or other prohibition in any Insolvency or Liquidation Proceeding to enable the commencement and pursuit thereof), the enforcement or exercise of any rights or remedies with respect to the Shared Collateral (prompt written notice thereof to be given to the Term Loan Agent by the Collateral Trustee); provided, further, that, at any time after the expiration of the Standstill Period, if neither the Collateral Trustee, the Revolver Agent nor any other Revolver Secured Party shall have commenced and be diligently pursuing (or shall have sought, and requested relief from, or modification of, the automatic stay or any other stay or other prohibition in any Insolvency or Liquidation Proceeding to enable the commencement and pursuit thereof) the enforcement or exercise of any rights or remedies with respect to any material portion of the Shared Collateral, and the Collateral Trustee, on behalf of and at the direction of the Term Loan Agent, shall have commenced the enforcement or exercise of any rights or remedies with respect to any material portion of the Shared Collateral or any such action or proceeding in respect of such rights and remedies, then for so long as the Collateral Trustee on behalf of the Term Loan Agent is diligently pursuing such rights and remedies, none of any Revolver Secured Party or the Revolver Agent shall take, or direct the Collateral Trustee on their behalf to take any action of a similar nature with respect to such Shared Collateral, or commence, join with any Person at any time in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding (provided that during such period the Revolver Agent may direct the Collateral Trustee to take, on behalf of the Revolver Secured Parties, any of the actions the Term Loan Agent is permitted to direct the Collateral Trustee to take on behalf of the Term Loan Secured Parties during the Standstill Period). Nothing contained in this Section 5.02 shall relieve the Term Loan Agent or any Term Loan Secured party of its obligations under Section 5.05(b).

Section 5.03 Insurance. Unless and until the Discharge of Revolver Obligations has occurred (subject to the terms of Section 5.02, including the rights of the Term Loan Secured Parties following expiration of the Standstill Period), the Collateral Trustee, at the direction of the Revolver Agent, shall have the sole and exclusive right, subject to the rights of the Grantors under the Revolver Documents, to adjust and settle claims in respect of Shared Collateral under any insurance policy in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Shared Collateral. Unless and until the Discharge of Revolver Obligations has occurred, and subject to the rights of the Grantors under the Revolver Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) in respect to the Shared Collateral shall be paid to the Revolver Agent pursuant to the terms of the Revolver Documents (including for purposes of cash collateralization of commitments, letters of credit and Hedge Obligations). If the Term Loan Agent or any Term Loan Secured Party shall, at any time prior to the Discharge of Revolver Obligations, receive any proceeds of any such insurance policy or any such award or payment in contravention of the foregoing, it shall pay such proceeds over to the Collateral Trustee. In addition, if by virtue of being named as an additional insured or loss payee of any insurance policy of any Grantor covering any of the Shared Collateral, the Term Loan Agent or any other Term Loan Secured Party shall have the right to adjust or settle any claim under any such insurance policy, then unless and until the Discharge of Revolver Obligations has occurred, the Term Loan Agent and any such Term Loan Secured Party shall follow the instructions of the Collateral Trustee, or of the Grantors under the

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Revolver Documents to the extent the Revolver Documents grant such Grantors the right to adjust or settle such claims, with respect to such adjustment or settlement (subject to the terms of Section 5.02, including the rights of the Term Loan Secured Parties following expiration of the Standstill Period).

Section 5.04 Notification of Release of Collateral. Each Priority Debt Representative shall give the Collateral Trustee and the other Priority Debt Representative prompt written notice of instructions to the Collateral Trustee to Dispose, and Release the Lien on, any Shared Collateral. Such notice shall describe in reasonable detail the subject Shared Collateral, the parties involved in such Disposition or Release, the place, time manner and method thereof, and the consideration, if any, received therefor; provided, however, that the failure to give any such notice shall not in and of itself in any way impair the effectiveness of any such Disposition or Release.

Section 5.05 No Interference; Payment Over.

(a) No Interference. Subject to Section 5.01, Section 5.02 and Section 6.02, the Term Loan Agent, for itself and on behalf of each Term Loan Secured Party, agrees that each Term Loan Secured Party (i) will not take or cause to be taken any action the purpose or effect of which is to give such Term Loan Secured Party any preference or priority relative to, any Revolver Lien with respect to the Shared Collateral or any part thereof, (ii) will not challenge or question (or direct the Collateral Trustee to challenge or question) in any proceeding the validity or enforceability of any Revolver Obligations or Revolver Document, or the validity, attachment or perfection of any Revolver Lien, or the validity or enforceability of the priorities, rights or duties established by the provisions of this Agreement, (iii) will not take or cause to be taken any action the purpose or effect of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other Disposition of the Shared Collateral by the Revolver Agent or the Collateral Trustee, at the direction of any Revolver Secured Party or the Revolver Agent, acting on their behalf, (iv) shall have no right to (A) direct the Collateral Trustee (except as provided in Section 5.02), the Revolver Agent or any other Revolver Secured Party to exercise any right, remedy or power with respect to any Shared Collateral or (B) consent to the exercise by the Collateral Trustee, the Revolver Agent or any other Revolver Secured Party of any right, remedy or power of the Revolver Secured Parties with respect to any Shared Collateral, (v) will not institute or cause to be instituted any suit or assert in any suit or Insolvency or Liquidation Proceeding any claim against the Collateral Trustee, the Revolver Agent or other Revolver Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and neither the Collateral Trustee, the Revolver Agent nor any other Revolver Secured Party shall be liable to any of the Term Loan Secured Parties for, any action taken or omitted to be taken by the Collateral Trustee, the Revolver Agent or other Revolver Secured Party with respect to any Shared Collateral, (vi) will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other Disposition of such Shared Collateral, (vii) will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement, (viii) will not object to forbearance by the Revolver Agent or the Collateral Trustee at the direction of the Revolver Agent or any Revolver Secured Party, and (ix) will not assert, and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling,

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appraisal, valuation or other similar right that may be available under applicable law with respect to the Shared Collateral or any similar rights a junior secured creditor may have under applicable law; provided that nothing herein shall limit the rights of any Term Loan Secured Party to enforce the terms of this Agreement. The Revolver Agent, for itself and on behalf of each Revolver Secured Party, agrees that each Revolver Secured Party (i) will not challenge or question in any proceeding the validity or enforceability of any Term Loan Obligations or Term Loan Document, or the validity, attachment or perfection of any Term Loan Lien, or the validity or enforceability of the priorities, rights or duties established by the provisions of this Agreement and (ii) will not take or cause to be taken any action the purpose or effect of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other Disposition of the Shared Collateral by the Collateral Trustee, any Term Loan Secured Party or the Term Loan Agent acting on their behalf to the extent such sale, transfer or other Disposition is permitted by the terms of this Agreement.

(b) Payment Over. The Term Loan Agent, for itself and on behalf of each other Term Loan Secured Party, hereby agrees that if any Term Loan Secured Party shall obtain possession of any Shared Collateral or shall realize any Proceeds or payment in respect of any Shared Collateral, pursuant to any rights or remedies with respect to the Shared Collateral under any Term Loan Security Document or on account of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding, to the extent permitted hereunder, at any time prior to the Discharge of Revolver Obligations secured, or intended to be secured, by such Shared Collateral, then it shall hold such Shared Collateral, Proceeds or payment in trust for the Revolver Agent and the other Revolver Secured Parties and transfer such Shared Collateral, Proceeds or payment, as the case may be, to the Collateral Trustee as promptly as practicable; provided that nothing herein shall limit the rights of the Term Loan Secured Parties to receive the payments of principal, interest, fees and other amounts under the Term Loan Documents so long as such payment is not the result of any exercise of remedies by any Term Loan Secured Party with respect to the Shared Collateral or a payment in respect of Shared Collateral or the Term Loan Secured Parties realizing any Proceeds in respect of Shared Collateral. For the avoidance of doubt, any Proceeds received by any of the Term Loan Secured Parties in connection with any Insolvency or Liquidation Proceeding shall be deemed to be the result of an exercise of remedies. Furthermore, the Term Loan Agent shall, at the Grantors’ expense, promptly send written notice to the Collateral Trustee and the Revolver Agent upon receipt of such Shared Collateral, Proceeds or payment not permitted hereunder by any Term Loan Secured Party and if directed by the Collateral Trustee, at the direction of the Revolver Agent, within five (5) days after receipt by the Collateral Trustee of such written notice, shall deliver such Shared Collateral, Proceeds or payment to the Revolver Agent in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Revolver Agent is hereby authorized to make any such endorsements as agent for the Term Loan Agent or any other Term Loan Secured Party. The Term Loan Agent, for itself and on behalf of each other Term Loan Secured Party agrees that if, at any time, it obtains written notice that all or part of any payment with respect to any Revolver Obligations previously made shall be rescinded for any reason whatsoever, it will promptly pay over to the Collateral Trustee for payment to the Revolver Agent any such Shared Collateral, Proceeds or payment not permitted hereunder received by it and then in its or the Collateral Trustee’s possession or under its or the Collateral Trustee’s direct control in respect of any such Revolver Collateral and shall promptly turn any such Shared Collateral then held by it over to the Collateral Trustee for the Revolver Agent, and the

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provisions set forth in this Agreement will be reinstated as if such payment had not been made, until the Discharge of Revolver Obligations. All Term Loan Liens will remain attached to, and enforceable against all Proceeds so held or remitted, subject to the priorities set forth in this Agreement. At any time prior to the commencement of an Insolvency or Liquidation Proceeding, anything contained herein to the contrary notwithstanding, this Section 5.05(b) shall not apply to any Proceeds of Shared Collateral realized in a transaction not prohibited by the Revolver Documents and as to which the possession or receipt thereof by the Term Loan Agent or any other Term Loan Secured Party is otherwise permitted by the Revolver Documents.

ARTICLE VI

OTHER AGREEMENTS

Section 6.01 Release of Liens. (a) Prior to the Discharge of Revolver Obligations, the Term Loan Agent, for itself and on behalf of each other Term Loan Secured Party agrees that, in the event the Collateral Trustee at the direction of the Revolver Secured Parties releases the Revolver Lien on any Shared Collateral, the Term Loan Lien on such Shared Collateral shall terminate and be released automatically and without further action if (i) such release is permitted under the Revolver Documents and the Term Loan Documents, (ii) such release is effected in connection with the Collateral Trustee’s foreclosure upon, or other exercise of rights or remedies with respect to, such Shared Collateral at the direction of the Revolver Agent (including a Disposition of Shared Collateral to which the Borrower or Grantor consents or assists), or (iii) such release is effected in connection with a sale or other Disposition of any Shared Collateral (or any portion thereof) under Section 363 or any other provision of the Bankruptcy Code if the Revolver Secured Parties shall have consented to such sale or Disposition of such Shared Collateral; provided that, in the case of each of clauses (i), (ii) and (iii), the Term Loan Liens on such Shared Collateral shall attach to (and shall remain subject to the terms of this Agreement) any Proceeds of a sale, transfer or other Disposition of Shared Collateral not paid to the Revolver Secured Parties or that remain after the Discharge of Revolver Obligations.

(b) The Term Loan Agent agrees to direct the Collateral Trustee to execute and deliver (at the sole cost and expense of the Grantors) all such releases and other instruments as shall reasonably be requested by the Revolver Agent to evidence and confirm any release of Shared Collateral provided for in this Section 6.01.

Section 6.02 Certain Agreements With Respect to Insolvency or Liquidation Proceedings.

(a) Each of the parties hereto acknowledges that this Agreement is a “subordination agreement” under New York law, New York UCC 9-339 and Section 510(a) of the Bankruptcy Code and shall continue in full force and effect, notwithstanding the commencement of any Insolvency or Liquidation Proceeding by or against the Borrower or any subsidiary of the Borrower. All references in this Agreement to the Borrower or any subsidiary of the Borrower or any other Grantor will include such Person or Persons as a debtor-in-possession and any receiver or trustee for such Person or Persons in an Insolvency or Liquidation Proceeding.

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(b) If the Borrower or any of its subsidiaries shall become subject to any Insolvency or Liquidation Proceeding and shall, as debtor(s)-in-possession, or if any receiver or trustee for such Person or Persons shall, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, the Term Loan Agent, for itself and on behalf of each Term Loan Secured Party, agrees that neither it nor any other Term Loan Secured Party will raise any objection to, contest or oppose (and shall not direct the Collateral Trustee to raise any objection to, contest or oppose), and each Term Loan Secured Party will waive any claim such Person may now or hereafter have and shall be deemed to consent to, any such DIP Financing or the Liens on the Shared Collateral securing the same (“DIP Financing Liens”), or any use, sale or lease of cash collateral that constitutes Shared Collateral or any grant of administrative expense priority under Section 364 of the Bankruptcy Code, unless the Revolver Agent opposes or objects to such DIP Financing or such DIP Financing Liens or such use of cash collateral. The Term Loan Agent will instruct the Collateral Trustee to, for itself and on behalf of the other Term Loan Secured Parties, (i) subordinate the Term Loan Liens including any replacement Liens granted as adequate protection Liens to the Term Loan Secured Parties on the Shared Collateral to any such DIP Financing Liens on the same terms as the Revolver Liens of the Revolver Secured Parties are subordinated thereto (ii) deem any replacement Liens granted as adequate protection Liens to the Term Loan Secured Parties on the Shared Collateral as Liens subject to the terms hereof (including 4.01) and (iii) agree to the terms and priority of any “carve-outs”.

(c) Prior to the Discharge of Revolver Obligations, without the consent of the Revolver Agent, in its sole discretion, the Term Loan Agent, for itself and on behalf of each Term Loan Secured Party agrees not to propose, support or enter into any DIP Financing.

(d) The Term Loan Agent, for itself and on behalf of each Term Loan Secured Party, agrees that it will not (and will not direct to the Collateral Trustee to) object to, oppose or contest (or join with or support any third party objecting to, opposing or contesting) and if requested, will consent (and will direct the Collateral Trustee to consent on behalf of the Term Loan Secured Parties) to a sale or other Disposition, a motion to sell or Dispose or the bidding procedure for such sale or Disposition of any Shared Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code (including any credit bidding under Section 363(k) of the Bankruptcy Code), if the Revolver Secured Parties shall have consented to such sale or Disposition, such motion to sell or Dispose or such bidding procedures for such sale or Disposition of such Shared Collateral.

(e) The Term Loan Agent, for itself and on behalf of each other Term Loan Secured Party waives any claim that may be had against the Collateral Trustee, the Revolver Agent or any other Revolver Secured Party arising out of any DIP Financing Liens or administrative expense priority under Section 364 of the Bankruptcy Code (in each case that is granted in a manner that is consistent with this Agreement).

(f) The Term Loan Agent, for itself and on behalf of each other Term Loan Secured Party, agrees that neither the Term Loan Agent nor any other Term Loan Secured Party will (nor will they instruct the Collateral Trustee on their behalf to) file or prosecute in any Insolvency or Liquidation Proceeding, any motion for adequate protection (or any comparable

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request for relief), including for payment of Post-Petition Interest, based upon their interest in the Shared Collateral, nor object to, oppose or contest (or join with or support any third party objecting to, opposing or contesting) (i) any request by the Revolver Agent or the Collateral Trustee on behalf of the Revolver Agent or any other Revolver Secured Party for adequate protection, including for payment of Post-Petition Interest, or (ii) any objection by the Revolver Agent or the Collateral Trustee on behalf of the Revolver Agent or any other Revolver Secured Party to any motion, relief, action or proceeding based on the Revolver Agent or Revolver Secured Parties claiming a lack of adequate protection, except that the Term Loan Secured Parties may, or may instruct the Collateral Trustee on behalf of the Term Loan Secured Parties to:

(i) freely seek and obtain relief granting adequate protection in the form of a replacement lien or additional collateral co-extensive in all respects with, but with the same relative priority to the Revolver Liens as existed prior to the commencement of the Insolvency or Liquidation Proceeding, all Liens or additional collateral granted in the Insolvency or Liquidation Proceeding to, or for the benefit of, the Revolver Secured Parties (with any such resulting collateral constituting Shared Collateral hereunder and subject to the terms of this Agreement, including Section 8.01);

(ii) freely seek and obtain relief granting adequate protection in the form of superpriority claims to the same extent granted to the Revolver Secured Parties, provided payments made on account of such superpriority claims shall be subject to the terms of this Agreement, including Section 8.01; and

(iii) freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Revolver Obligations.

(g) To the extent the Term Loan Obligations and the Revolver Obligations are classified in the same class under a plan of reorganization, (i) the Revolver Agent may direct any election under Section 1111(b) of the Bankruptcy Code with respect to such class and (ii) the Collateral Trustee on behalf of each of the Term Loan Secured Parties waives any claim it or any such Term Loan Secured Party may now or hereafter have against the Revolver Agent or any other Revolver Secured Party (or their representatives) arising out of any election by the Revolver Agent or any Revolver Secured Parties, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code.

(h) The Term Loan Agent, for itself and on behalf of each other Term Loan Secured Party, agrees that in any Insolvency or Liquidation Proceeding, neither the Term Loan Agent nor any other Term Loan Secured Party shall (nor shall they direct the Collateral Trustee to) support or vote to accept any plan of reorganization of the Borrower or any other Grantor unless (i) such plan is accepted by the Revolver Secured Parties in accordance with Section 1126(c) of the Bankruptcy Code or otherwise provides for the Discharge of Revolver Obligations on the effective date of such plan of reorganization, (ii) such Plan provides for the Discharge of Revolver Obligations, or (iii) such plan provides on account of the Revolver Obligations for the retention by the Collateral Trustee, for the benefit of the Revolver Secured Parties, of the Liens on the Shared Collateral securing the Revolver Obligations, and on all Proceeds thereof

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whenever received, and such plan also provides that any Liens retained by, or granted to, the Collateral Trustee for the Term Loan Secured Parties are only on property securing the Revolver Obligations and shall have the same relative priority with respect to the Shared Collateral or other property (including the same relative priority with respect to proceeds of such Shared Collateral or other property), respectively, as provided in this Agreement with respect to the Shared Collateral. Except as provided herein, the Term Loan Secured Parties shall remain entitled to vote their claims in any such Insolvency or Liquidation Proceeding.

(i) The Term Loan Agent, for itself and on behalf of each other Term Loan Secured Party, agrees that neither the Term Loan Agent nor any other Term Loan Secured Party shall (nor shall they direct the Collateral Trustee to) seek relief (or support any other party seeking relief), pursuant to Section 362(d) of the Bankruptcy Code or otherwise, from the automatic stay of Section 362(a) of the Bankruptcy Code or from any other stay in any Insolvency or Liquidation Proceeding in respect of the Shared Collateral without the prior written consent of the Revolver Agent.

(j) The Term Loan Agent, for itself and on behalf of each other Term Loan Secured Party, agrees that neither the Term Loan Agent nor any other Term Loan Secured Party shall (nor shall they direct the Collateral Trustee to) oppose or seek to challenge any claim by the Collateral Trustee, the Revolver Agent or any other Revolver Secured Party for allowance or payment in any Insolvency or Liquidation Proceeding of Revolver Obligations consisting of Post-Petition Interest or cash collateralization of all letters of credit to the extent of the value of the Revolver Liens (it being understood that such value will be determined without regard to the existence of the Term Loan Liens on the Shared Collateral). Neither the Revolver Agent nor any other Revolver Secured Party shall (nor shall they direct the Collateral Trustee to) oppose or seek to challenge any claim by the Collateral Trustee, the Term Loan Agent or any other Term Loan Secured Party for allowance or payment in any Insolvency or Liquidation Proceeding of Term Loan Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Term Loan Liens on the Shared Collateral; provided that if the Collateral Trustee, the Revolver Agent or any other Revolver Secured Party shall have made any claim for post-petition interest, fees or expenses in respect of the Revolver Obligations, such claim (i) shall have been approved or (ii) will be approved contemporaneously with the approval of any such claim by the Collateral Trustee, the Term Loan Agent or any Term Loan Secured Party and, to the extent the Term Loan Secured Parties receive any payment on account of such claims for post-petition interest in respect of the Term Loan Obligations and the Revolver Secured Parties are not entitled to or do not receive payment on account of their claims for post-petition interest, the amounts received by the Term Loan Secured Parties on account of post-petition interest shall be delivered to the Revolver Agent for application pursuant to Section 8.01 unless otherwise consented to the by the Revolver Agent.

(k) Without the express written consent of the Revolver Agent, none of the Collateral Trustee, the Term Loan Agent or any other Term Loan Secured Party shall (or shall join with or support any third party in opposing, objecting to or contesting, as the case may be), in any Insolvency or Liquidation Proceeding involving any Grantor, (i) oppose, object to or contest the determination of the extent of any Liens held by the Collateral Trustee on behalf of any Revolver Secured Party or the value of any claims of any such holder under Section 506(a) of the Bankruptcy Code or (ii) oppose, object to or contest the payment to the Collateral Trustee

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on behalf of the Revolver Secured Parties of interest, fees or expenses under Section 506(b) of the Bankruptcy Code. Without the express written consent of the Term Loan Agent, none of the Collateral Trustee, the Revolver Agent or any other Revolver Secured Party shall (or shall join with or support any third party in opposing, objecting to or contesting, as the case may be), in any Insolvency or Liquidation Proceeding involving any Grantor, oppose, object to or contest the determination of the extent of any Liens held by the Collateral Trustee on behalf of any Term Loan Secured Party or the value of any claims of any such holder under Section 506(a) of the Bankruptcy Code.

(l) Notwithstanding anything to the contrary contained herein, if in any Insolvency or Liquidation Proceeding a determination is made that any Lien encumbering any Shared Collateral is not enforceable for any reason, then the Term Loan Agent for itself and on behalf of each other Term Loan Secured Party agrees that, any distribution or recovery they may receive in respect of any Shared Collateral (including assets that would constitute Shared Collateral but for such determination) shall be segregated and held in trust and forthwith paid over to the Collateral Trustee for the benefit of the Revolver Secured Parties in the same form as received without recourse, representation or warranty (other than a representation of the Term Loan Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Term Loan Agent, for itself and on behalf of each other Term Loan Secured Party hereby appoints the Collateral Trustee, and any officer or agent of the Collateral Trustee, with full power of substitution, the attorney-in-fact of each Term Loan Secured Party for the limited purpose of carrying out the provisions of this Section 6.02(l) and taking any action and executing any instrument that the Collateral Trustee may deem necessary or advisable to accomplish the purposes of this Section 6.02(l), which appointment is irrevocable and coupled with an interest.

(m) The Term Loan Agent, for itself and on behalf of each other Term Loan Secured Party, hereby agrees that the Revolver Agent shall have the right to (or to instruct the Collateral Trustee on its behalf) credit bid the Revolver Obligations and further that none of the Collateral Trustee, the Term Loan Agent or any other Term Loan Secured Party shall (or shall join with or support any third party in opposing, objecting to or contesting, as the case may be) oppose, object to or contest such credit bid by the Revolver Agent. The Term Loan Secured Parties may credit bid, or instruct the Collateral Trustee to credit bid the Term Loan Obligations in accordance with Sections 363(k) or 1129 of the Bankruptcy Code or any other applicable law, only if such bid includes a cash payment sufficient to provide for the Discharge of Revolver Obligations and the Discharge of Revolver Obligations occurs immediately after giving effect to such credit bid, or if the Revolver Agent otherwise consents in writing.

(n) The Term Loan Agent, for itself and on behalf of each other Term Loan Secured Party waives any right to assert or enforce any claim under Section 506(c) or 552 of the Bankruptcy Code as against the Collateral Trustee, any Revolver Secured Party or any of the Shared Collateral.

(o) The Borrower, each Grantor, the Collateral Trustee, the Revolver Agent (on behalf of each Revolver Secured Party) and the Term Loan Agent (on behalf of each Term

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Loan Secured Party) acknowledges and intends that the grants of Liens pursuant to the Revolver Documents, on the one hand, and the Term Loan Documents, on the other hand, constitute separate and distinct grants of Liens, and because of, among other things, their differing priority in right of recovery on the Shared Collateral with respect to the Proceeds of the Shared Collateral under Section 8.01, each of the Revolver Obligations, on the one hand, and the Term Loan Obligations, on the other hand, are fundamentally different from one another and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed or confirmed (or approved) in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of any of the Revolver Secured Parties, on the one hand, and the Term Loan Secured Parties, on the other hand, constitute claims in the same class (rather than separate classes of secured claims), then the Term Loan Secured Parties hereby acknowledge and agree (i) to vote to reject such plan of reorganization or similar dispositive restructuring plan unless the Revolver Secured Parties holding greater than half in number and two-thirds in amount of the Revolver Obligations agree to accept such plan or such plan provides for the Discharge of Revolver Obligations, (ii) that all distributions from the Shared Collateral shall be made as if there were separate classes of Revolver Obligations and Term Loan Obligations against the Grantors, with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the other secured parties), the Revolver Secured Parties, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, prepetition interest and other claims, Post-Petition Interest, before any distribution is made in respect of the Term Loan Obligations (or any claims, including in respect of post-petition interest, fees or expenses, related thereto) from, or with respect to, such Shared Collateral, with each holder of the Term Loan Obligations (and/or any claim, post-petition interest, fees or expenses, related thereto) hereby acknowledging and agreeing to turn over to the Revolver Secured Parties amounts otherwise received or receivable by them from, or with respect to, such Shared Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing their aggregate recoveries. The Revolver Agent (on behalf of all Revolver Secured Parties) and the Term Loan Agent (on behalf of all Term Loan Secured Parties) each hereby agree it shall not object to or contest (or support any other party in objection or contesting) a plan of reorganization or other dispositive restructuring plan on the grounds that the Revolver Obligations and Term Loan Obligations are classified separately.

Section 6.03 Reinstatement. If any Revolver Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of any Grantor any amount (a “Recovery”) for any reason whatsoever, then the Revolver Obligations shall be reinstated to the extent of such Recovery and the Revolver Secured Parties shall be entitled to a reinstatement of Revolver Obligations with respect to all such recovered amounts. The Collateral Trustee and the Term Loan Agent, for itself and on behalf of each other Term Loan Secured Party agree that if, at any time, a Term Loan Secured Party receives notice of any Recovery, the Collateral Trustee, the Term Loan Agent and each other Term Loan Secured Party, shall promptly pay over to the Revolver Agent any payment that is not permitted hereunder to be received by the Term Loan-Secured Parties received by it and then in its possession or under its control in respect of any Shared Collateral and shall promptly turn any Shared Collateral then held by it over to the Revolver Agent (or in the instance of the Collateral Trustee any such Shared Collateral held by it for the Term Loan Secured Parties shall thereafter

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be held for the Revolver Secured Parties for distribution in accordance with Section 8.01), and the provisions set forth in this Agreement shall be reinstated as if such payment had not been made. If this Agreement shall have been terminated prior to any such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Any Shared Collateral or Proceeds thereof that is not permitted hereunder to be received by the Term Loan Secured Parties (or the Collateral Trustee for the Term Loan Secured Parties) received by the Term Loan Agent or any other Term Loan Secured Party (or the Collateral Trustee) and then in its possession or under its control on account of the Term Loan Obligations after the termination of this Agreement shall, in the event of a reinstatement of this Agreement pursuant to this Section 6.03, be held in trust for and paid over to the Collateral Trustee for the benefit of the Revolver Secured Parties for application to the reinstated Revolver Obligations until the discharge thereof. This Section 6.03 shall survive termination of this Agreement.

Section 6.04 Refinancings; Additional Term Loan Debt.

(a) The Revolver Obligations and the Term Loan Obligations may be Replaced, by any Revolver Substitute Credit Facility or Term Loan Substitute Credit Facility, respectively, in each case, without notice to, or the consent of any Priority Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof; provided, that (i) the Collateral Trustee, the Revolver Agent and the Term Loan Agent shall receive on or prior to incurrence of a Revolver Substitute Credit Facility or Term Loan Substitute Credit Facility (A) an Officers’ Certificate from the Borrower stating that (I) the incurrence thereof is permitted by each applicable Priority Debt Document and (II) the applicable requirements of this Section 6.04, have been satisfied, and (B) a Priority Confirmation Joinder executed by the holders or lenders of any indebtedness that Replaces the Revolver Obligations or the Term Loan Obligations (or an authorized agent, trustee or other representative on their behalf) and (ii) on or before the date of such incurrence, such Revolver Substitute Credit Facility or Term Loan Substitute Credit Facility is designated by the Borrower, in an Officers’ Certificate delivered to the Collateral Trustee, the Revolver Agent and the Term Loan Agent, as “Revolver Debt” or “Term Loan Debt”, as applicable, for the purposes of the Priority Debt Documents and this Agreement; provided that no series of Priority Debt may be designated as more than one of Revolver Debt or Term Loan Debt.

(b) The Borrower will be permitted to designate as an additional holder of Term Loan Obligations hereunder each Person who is, or who becomes, the registered holder of Term Loan Debt, incurred by the Borrower after the date of this Agreement to the extent, but only to the extent, permitted and otherwise in accordance with the terms of all applicable Priority Debt Documents. The Borrower may effect such designation by delivering to the Collateral Trustee, the Revolver Agent and the Term Loan Agent each of the following:

(i) an Officers’ Certificate stating that the Borrower intends to incur Additional Term Loan Obligations which will be Term Loan Debt permitted to be incurred by each applicable Priority Debt Document and secured by a Term Loan Lien, equally and ratably with all previously existing and future Term Loan Debt;

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(ii) an authorized agent, trustee or other representative on behalf of the holders or lenders of any Additional Term Loan Obligations must be designated as an additional holder of Priority Obligations hereunder and must, prior to such designation, sign and deliver on behalf of the holders or lenders of such Additional Term Loan Obligations a Priority Confirmation Joinder, and, to the extent necessary or appropriate to facilitate such transaction, a new collateral trust agreement substantially similar to this Agreement, as in effect on the date hereof.

(iii) evidence that the Borrower has duly authorized, executed (if applicable) and recorded (or caused to be recorded) in each appropriate governmental office all relevant filings and recordations deemed necessary by the Borrower and the holder of such Additional Term Loan Obligations, or its Priority Debt Representative, to ensure that the Additional Term Loan Obligations are secured by the Shared Collateral in accordance with the Term Loan Security Documents (provided that such filings and recordings may be authorized, executed and recorded following any incurrence on a post-closing basis if permitted by the Term Loan Agent for such Additional Term Loan Obligations).

Notwithstanding the foregoing, nothing in this Agreement will be construed to allow the Borrower or any other Grantor to incur additional indebtedness unless otherwise permitted by the terms of each applicable Priority Debt Document.

(c) Each of the then-existing Collateral Trustee, Revolver Agent and the Term Loan Agent shall be authorized to execute and deliver such documents and agreements (including amendments or supplements to this Agreement) as such holders, lenders, agent, trustee or other representative may reasonably request to give effect to any such Replacement or any incurrence of Additional Term Loan Obligations, it being understood that the Collateral Trustee, the Revolver Agent and the Term Loan Agent or (if permitted by the terms of the applicable Priority Debt Documents) the Grantors, without the consent of any other Priority Secured Party or (in the case of the Grantors) one or more Priority Debt Representatives, may amend, supplement, modify or restate this Agreement to the extent necessary or appropriate to facilitate such amendments or supplements to effect such Replacement or incurrence all at the expense of the Grantors. Upon the consummation of such Replacement or incurrence and the execution and delivery of the documents and agreements contemplated in the preceding sentence, the holders or lenders of such indebtedness and any authorized agent, trustee or other representative thereof shall be entitled to the benefits of this Agreement.

Section 6.05 Amendments to Priority Debt Documents. (a) Prior to the Discharge of Revolver Obligations, and except as permitted by the Revolving Loan Documents, without the prior written consent of the Revolver Agent, no Term Loan Document may be amended, supplemented, restated or otherwise modified and/or refinanced or entered into to the extent such amendment, supplement, restatement or modification and/or refinancing, or the terms of any new Term Loan Document would (i) adversely affect the payment priority rights of the Revolver Secured Parties or the rights of the Revolver Secured Parties to receive payments owing pursuant to the Revolver Documents, (ii) modify any existing rights or confer any additional rights on the Term Loan Agent or any other Term Loan Secured Party in a manner adverse to the Revolver Secured Parties (including by (A) increasing the interest rate or yields

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therein by more than 3% per annum, (B) adding mandatory prepayments or shortening the maturity date therein, in each case in contravention of the Revolver Credit Agreement), or (iii) contravene the provisions of this Agreement or the Revolver Credit Agreement (including such that the Term Loan Obligations would no longer qualify as permitted indebtedness under Section 10.1(s) of the Revolver Credit Agreement).

(b) The Term Loan Secured Parties agree to amend the Term Loan Credit Documents as directed by the Revolver Agent, provided such amendment shall only amend the Term Loan Documents to correspond to any revisions made to the Revolver Credit Documents relating to the Shared Collateral; provided however, any amendment or modification that requires the consent of all affected Term Loan Secured Parties shall require the consent of all affected Term Loan Secured Parties.

(c) Nothing in this Agreement shall supersede the provisions set forth in Section 10.1(s) of the Revolver Credit Agreement (or any successor provision thereto).

(d) To the extent the consent of the Priority Lien Agent is required to an amendment, supplement, restatement or other modification to the Second Lien Intercreditor Agreement, such consent shall only be provided if both the Revolver Agent and the Term Loan Agent agree in writing to such amendment, supplement, restatement or other modifications.

Section 6.06 Legends. The Term Loan Agent acknowledges with respect to the Term Loan Security Documents, that the Term Loan Documents (other than control agreements to which the Collateral Trustee is a party), and each associated Term Loan Security Document (other than control agreements to which the Collateral Trustee is a party) granting any security interest in the Shared Collateral will contain the appropriate legend set forth on Annex I or a legend in such other form acceptable to the Revolver Agent.

Section 6.07 Term Loan Secured Parties Rights as Unsecured Creditors; Judgment Lien Creditor. Both before and during an Insolvency or Liquidation Proceeding, any of the Term Loan Secured Parties may take, or instruct the Collateral Trustee, on their behalf, to take any actions and exercise any and all rights that would be available to a holder of unsecured claims; provided, however, that the Term Loan Secured Parties may not instruct the Collateral Trustee to take, nor shall they take any of the actions prohibited by Section 5.01, Section 5.05(a), Section 6.01 or Section 6.02 or any other provisions of this Agreement; provided, further that in the event that any of the Collateral Trustee or Term Loan Secured Parties becomes a judgment lien creditor in respect of any Shared Collateral as a result of its enforcement of the Term Loan Secured Patties’ rights as an unsecured creditor with respect to the Term Loan Obligations, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Revolver Obligations) as the Term Loan Liens are subject to this Agreement.

Section 6.08 Postponement of Subrogation. The Term Loan Agent, for itself and on behalf of each other Term Loan Secured Party, hereby agrees that no payment or distribution to any Revolver Secured Party pursuant to the provisions of this Agreement shall entitle any Term Loan Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Revolver Obligations shall have occurred. Following the Discharge of

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Revolver Obligations, but subject to the reinstatement as provided in Section 6.03, each Revolver Secured Party will execute such documents, agreements, and instruments as any Term Loan Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Revolver Obligations resulting from payments or distributions to such Revolver Secured Party by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Revolver Secured Party are paid by such Person upon request for payment thereof.

Section 6.09 Acknowledgment by the Secured Debt Representatives. Each of the Revolver Agent, for itself and on behalf of the other Revolver Secured Parties and the Term Loan Agent, for itself and on behalf of the other Term Loan Secured Parties, hereby acknowledges that this Agreement is a material inducement to enter into a business relationship, that each has relied on this Agreement to amend the Original Revolver Credit Agreement, to permit the incurrence of the Term Loan Debt and to enter into the Original Term Loan Credit Agreement, as applicable, and all documentation related thereto, and that each will continue to rely on this Agreement in their related future dealings.

ARTICLE VII

GRATUITOUS BAILMENT FOR PERFECTION OF CERTAIN SECURITY INTERESTS

Section 7.01 General. Each of the Collateral Trustee and the Revolver Agent agrees that if it shall at any time hold a Lien on any Shared Collateral that can be perfected by the possession or control of such Collateral or of any Account in which such Shared Collateral is held, and if such Shared Collateral or any such Account is in fact in the possession or under the control of the Collateral Trustee or the Revolver Agent, the Collateral Trustee or the Revolver Agent, as the case may be, will serve as gratuitous bailee (a) in the case of the Collateral Trustee, for the Revolver Agent and the Term Loan Agent and (b) (a) in the case of the Revolver Agent, for the Collateral Trustee, for the sole purpose of perfecting the Revolver Lien and the Term Loan Lien on such Shared Collateral. It is agreed that the obligations of the Collateral Trustee and the Revolver Agent and the rights of the Revolver Agent, the other Revolver Secured Parties, the Term Loan Agent and the other Term Loan Secured Parties in connection with any such bailment arrangement will be in all respects subject to the provisions of Article IV. Notwithstanding anything to the contrary herein, the Collateral Trustee and the Revolver Agent will be deemed to make no representation as to the adequacy of the steps taken by it to perfect the Revolver Liens or the Term Loan Lien on any such Shared Collateral and shall have no responsibility, duty, obligation or liability to the Revolver Agent, the other Revolver Secured Parties, the Term Loan Agent or any other Term Loan Secured Party or any other Person for such perfection or failure to perfect, it being understood that the sole purpose of this Article is to enable the Collateral Trustee to obtain a perfected Lien in such Shared Collateral to the extent, if any, that such perfection results from the possession or control of such Shared Collateral or any such Account by the Collateral Trustee or the Revolving Agent. The Collateral Trustee or the Revolver Agent acting pursuant to this Section 7.01 shall not have by reason of the Revolver Security Documents, the Term Loan Security Documents, this Agreement or any other document or theory, a fiduciary relationship in respect of any Revolver Agent, Revolver Secured Party, the Term Loan Agent or any Term Loan Secured Party. Subject to Section 6.03, from and after the Discharge of Revolver Obligations, the Collateral Trustee and the Revolver Agent shall take all

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such actions in its power as shall reasonably be requested by the Term Loan Agent (at the sole cost and expense of the Grantors) to transfer possession or control of such Shared Collateral or any such Account (in each case to the extent the Term Loan Agent has a Lien on such Shared Collateral or Account after giving effect to any prior or concurrent releases of Liens) to the Term Loan Agent for the benefit of all Term Loan Secured Parties.

Section 7.02 Deposit Accounts. Each of the Collateral Trustee and the Revolver Agent will act as gratuitous bailee on behalf of (a) in the case of the Collateral Trustee, the Revolver Agent and the Term Loan Agent and (b) in the case of the Revolver Agent, the Collateral Trustee, for the purpose of perfecting the Liens of the Revolver Secured Parties and the Term Loan Secured Parties, respectively, in such Accounts and the cash and other assets therein as provided in Section 7.01 (but will have no duty, responsibility or obligation to the Revolver Secured Parties or the Term Loan Secured Parties (including, without limitation, any duty, responsibility or obligation as to the maintenance of such control, the effect of such arrangement or the establishment of such perfection) except as set forth in the last sentence of this Section 7.02). Unless the Term Loan Liens on such Shared Collateral shall have been or concurrently are released, after the occurrence of Discharge of Revolver Obligations, the Collateral Trustee and the Revolver Agent shall, at the request of the Term Loan Agent, cooperate with the Grantors and the Term Loan Agent (at the expense of the Grantors) in permitting control of any other Accounts to be transferred to the Term Loan Agent (or for other arrangements with respect to each such Accounts satisfactory to the Term Loan Agent to be made).

ARTICLE VIII

APPLICATION OF PROCEEDS; DETERMINATION OF AMOUNTS

Section 8.01 Application of Proceeds. Prior to the Discharge of Revolver Obligations, and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, Shared Collateral or Proceeds received or payable (x) in connection with the enforcement or exercise of any rights or remedies with respect to any portion of the Shared Collateral or (y) pursuant to a plan of reorganization or similar dispositive restructuring plan, will be applied:

(a) first, to the payment of all amounts payable under this Agreement on account of the Collateral Trustee’s fees and expenses and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Collateral Trustee or any co-trustee or agent of the Collateral Trustee in connection with any Security Document, including but not limited to amounts necessary to provide for the expenses of the Collateral Trustee in maintaining and disposing of the Collateral (including, but not limited to, indemnification payments and reimbursements);

(b) second, to the Revolver Agent for application to the Revolver Obligations in accordance with the Revolver Documents, until the Discharge of the Revolver Obligations has occurred,

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(c) third, to the Term Loan Agent for application to the Term Loan Obligations in accordance with the Term Loan Documents, until the Term Loan Obligations are repaid in full and in cash, and

(d) fourth, to the Borrower or as otherwise required by the Second Lien Intercreditor Agreement or by applicable law.

Section 8.02 Determination of Amounts. Whenever a Priority Debt Representative (other than the Collateral Trustee) shall be required, in connection with the exercise of its (or the Collateral Trustee’s) rights or the performance of its (or the Collateral Trustee’s) obligations hereunder, to determine the existence or amount of any Revolver Obligations (or the existence of any commitment to extend credit that would constitute Revolver Obligations), or Term Loan Obligations, or the existence of any Lien securing any such obligations, or the Shared Collateral subject to any such Lien, it may request that such information be furnished to it in writing by the other Priority Debt Representative (other than the Collateral Trustee) and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if such Priority Debt Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Priority Debt Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. Each Priority Debt Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to the Borrower or any of its subsidiaries, any Priority Secured Party or any other Person as a result of such determination.

ARTICLE IX

NO RELIANCE; NO LIABILITY; OBLIGATIONS ABSOLUTE; CONSENT OF GRANTORS; ETC.

Section 9.01 No Reliance; Information. The Revolver Secured Parties and the Term Loan Secured Parties shall have no duty to disclose to any Term Loan Secured Party or to any Revolver Secured Party, respectively, any information relating to the Borrower or any of the other Grantors, or any other circumstance bearing upon the risk of non-payment of any of the Revolver Obligations or the Term Loan Obligations, respectively, that is known or becomes known to any of them or any of their Affiliates. In the event any Revolver Secured Party or any Term Loan Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to, any Term Loan Secured Party or any Revolver Secured Party, respectively, it shall be under no obligation (a) to make, and shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of the information so provided, (b) to provide any additional information or to provide any such information on any subsequent occasion or (c) to undertake any investigation.

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Section 9.02 No Warranties or Liability.

(a) The Revolver Agent, for itself and on behalf of the other Revolver Secured Parties, acknowledges and agrees that, except for the representations and warranties set forth in Article X, neither the Term Loan Agent nor any other Term Loan Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Term Loan Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon.

(b) The Term Loan Agent, for itself and on behalf of the other Term Loan Secured Parties, acknowledges and agrees that, except for the representations and warranties set forth in Article X, neither the Revolver Agent nor any other Revolver Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Revolver Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon.

(c) The Revolver Agent and the other Revolver Secured Parties shall have no express or implied duty to the Term Loan Agent or any other Term Loan Secured Party and the Term Loan Agent and the other Term Loan Secured Parties shall have no express or implied duty to the Revolver Agent or any other Revolver Secured Party to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of a default or an event of default under any Revolver Document and any Term Loan Document (other than, in each case, this Agreement), regardless of any knowledge thereof which they may have or be charged with.

(d) The Term Loan Agent, for itself and on behalf of each other Term Loan Secured Party hereby waives any claim that may be had against the Collateral Trustee, the Revolver Agent or any other Revolver Secured Party arising out of any actions which the Collateral Trustee, the Revolver Agent or such Revolver Secured Party takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Shared Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any Shared Collateral, and actions with respect to the collection of any claim for all or only part of the Revolver Obligations from any account debtor, guarantor or any other party) in accordance with this Agreement and the Revolver Documents and the transactions contemplated hereunder and thereunder or the valuation, use, protection or release of any security for such Revolver Obligations.

Section 9.03 Obligations Absolute. Subject in all respects to Section 4.01(c) and Section 8.02, the payment priorities provided for herein and the respective rights, interests, agreements and obligations hereunder of the Collateral Trustee, the Revolver Agent and the other Revolver Secured Parties and the Term Loan Agent and the other Term Loan Secured Parties shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Priority Debt Document;

(b) any change in the time, place or manner of payment of, or in any other term of (including the Replacing of), all or any portion of the Revolver Obligations, it being specifically acknowledged that a portion of the Revolver Obligations consists or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed;

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(c) any amendment, waiver or other modification, whether by course of conduct or otherwise, of any Priority Debt Document;

(d) the securing of any Revolver Obligations or Term Loan Obligations with any additional collateral or guarantees, or any exchange, release, voiding, avoidance or non-perfection of any security interest in any Shared Collateral or any other collateral or any release of any guarantee securing any Revolver Obligations or Term Loan Obligations;

(e) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(f) any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Borrower or any other Grantor in respect of the Revolver Obligations or the Term Loan Obligations.

Section 9.04 Grantors Consent. Each Grantor hereby consents to the provisions of this Agreement and the intercreditor arrangements provided for herein and agrees that the obligations of the Grantors under the Priority Debt Documents will in no way be diminished or otherwise affected by such provisions or arrangements (except as expressly provided herein).

ARTICLE X

REPRESENTATIONS AND WARRANTIES

Section 10.01 Representations and Warranties of Each Party. Each party hereto represents and warrants to the other parties hereto as follows:

(a) Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement.

(b) This Agreement has been duly executed and delivered by such party.

(c) The execution, delivery and performance by such party of this Agreement (i) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority of which the failure to obtain could reasonably be expected to have a material adverse effect on the rights and remedies of the parties hereto under this Agreement, (ii) will not violate any applicable law or regulation or any order of any Governmental Authority or any indenture, agreement or other instrument binding upon such party which could reasonably be expected to have a material adverse effect on the rights and remedies of the parties hereto under this Agreement and (iii) will not violate the charter, by-laws or other organizational documents of such party.

Section 10.02 Representations and Warranties of Each Representative. Each of the Revolver Agent and the Term Loan Agent represents and warrants to the other parties hereto that it is authorized under the Original Revolver Credit Agreement and the Original Term Loan Credit Agreement, as the case may be, to enter into this Agreement.

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ARTICLE XI

MISCELLANEOUS

Section 11.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) If to the Collateral Trustee, to it at:

MUFG Union Bank, N.A.

500 N. Akard, Suite 4200

Dallas, TX 75201

Attention: Randall Osterberg

Facsimile: (214) 922-4209

(b) if to the Revolver Agent, to it at:

MUFG Union Bank, N.A.

500 N. Akard, Suite 4200

Dallas, TX 75201

Attention: Randall Osterberg

Facsimile: (214) 922-4209

(c) if to the Term Loan Agent, to it at:

Deutsche Bank Trust Company Americas

Trust and Agency Services

60 Wall Street, 16th Floor

MS NYC60-1630

New York, New York 10005

Attention: Project Finance Agency Services. Chesapeake

Facsimile: (732) 578-4636

(d) if to any other Priority Debt Representative, to such address as specified in the Priority Confirmation Joinder.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if

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mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.01. As agreed to in writing among the Borrower, the Collateral Trustee, the Revolver Agent and the Term Loan Agent from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

Section 11.02 Waivers; Amendment. (a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 6.04 no amendment or supplement to the provisions of any Security Document will be effective without the approval of the Collateral Trustee, the Required Priority Lenders, and the Borrower or any other applicable Grantor party thereto, except that:

(i) any amendment or supplement that has the effect solely of:

(A) adding or maintaining Shared Collateral, securing Priority Obligations that were otherwise permitted by the terms of the Priority Debt Documents to be secured by the Shared Collateral or preserving, perfecting or establishing the Liens thereon or the rights of the Collateral Trustee or any other Priority Debt Representative therein;

(B) curing any ambiguity, omission, mistake, defect or inconsistency;

(C) providing for the assumption of the Borrower’s or any Grantor’s obligations under any Priority Debt Document in the case of a merger or consolidation or sale of all or substantially all of the properties or assets of the Borrower or such Grantor to the extent permitted by the terms of the Priority Debt Documents;

(D) making any change that would provide any additional rights or benefits to the holders of Priority Obligations or the Collateral Trustee or that does not adversely affect the legal rights under the Priority Debt Document of any holder of Priority Obligations or the Collateral Trustee; or

(E) effecting any release of Shared Collateral otherwise permitted under the Priority Debt Documents;

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will become effective when executed and delivered by the Borrower or any other applicable Grantor party thereto and the Collateral Trustee;

(ii) no amendment or supplement that amends the provisions of this Section 11.02(b)(ii) or reduces, impairs or adversely affects the right of any holder of Priority Obligations:

(A) to vote its outstanding Revolver Obligations as to any matter described as subject to a direction by, or the agreement of, the Controlling Priority Debt Representative or amends the definition of “Controlling Priority Debt Representative,” “Discharge of Revolver Obligations”, “Revolver Debt,” “Revolver Obligations,” “Required Revolver Lenders,” any other definition containing the words “Revolver” therein or any other defined terms to the extent referenced or implicated therein;

(B) to vote its outstanding Term Loan Debt as to any matter described as subject to a direction by, or the agreement of, the Controlling Priority Debt Representative or amends the definition of “Controlling Priority Debt Representative”, “Discharge of Term Loan Obligations,” “Term Loan Debt,” “Term Loan Obligations,” “Required Term Loan Lenders,” any other definition containing the words “Term Loan” therein or any other defined terms to the extent referenced or implicated therein;

(C) to share in the order of application described in Section 8.01 in the proceeds of an Enforcement Action that has not been released in accordance with the provisions described in Section 3.02 or Section 6.01; or

(D) to require that Liens securing Priority Obligations be released only as set forth in the provisions described in Sections 3.02 or Section 6.01;

will become effective without the consent of (I) with respect to clause (A), the Required Revolver Lenders, (II) with respect to clause (B), the Required Term Loan Lenders and (III) with respect to clauses (C) and (D), the Required Priority Lenders; and

(iii) no amendment or supplement that imposes any obligation upon the Collateral Trustee or any other Priority Debt Representative or adversely affects the rights of the Collateral Trustee or any other Priority Debt Representative, respectively, in its individual capacity as such will become effective without the consent of the Collateral Trustee or such other Priority Debt Representative, respectively.

(c) Notwithstanding Section 11.02(b) but subject to Section 11.02(b)(ii) and Section 11.02(b)(iii):

(i) any mortgage or other Security Document may be amended or supplemented with the approval of the applicable Grantor (if otherwise required) and the Collateral Trustee (acting at the written direction of the Controlling Priority Debt

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Representative), unless such amendment or supplement would not be permitted under the terms of this Agreement, the Second Lien Intercreditor Agreement or any Priority Debt Document;

(ii) any amendment or waiver of, or any consent under, any provision of any Security Document that secures Priority Obligations will apply automatically to any comparable provision of any comparable Security Document without the consent of or notice to any holder of Priority Obligations and without any action by the Borrower, any Grantor or any holder of Priority Obligations; and

(iii) any mortgage or other Security Document may be amended or supplemented with the approval of the applicable Grantor (if otherwise required) and the Collateral Trustee (but without the consent of or notice to any holder of Priority Obligations and without any action by any holder of Priority Obligations) (A) to cure any ambiguity, defect or inconsistency, or (B) to make other changes that do not have an adverse effect on the validity of the Lien created thereby or the rights or interests of the Persons secured thereby.

Section 11.03 Actions Upon Breach; Specific Performance. (a) Prior to the Discharge of Revolver Obligations, if any Term Loan Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against any Grantor or the Shared Collateral, such Grantor, with the prior written consent of the Revolver Agent, may interpose as a defense or dilatory plea the making of this Agreement, and the Collateral Trustee and any Revolver Secured Party may intervene and interpose such defense or plea in its or their name or in the name of such Grantor.

(b) Prior to the Discharge of Revolver Obligations, should any Term Loan Secured Party, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), or take any other action in violation of this Agreement or fail to take any action required by this Agreement, the Collateral Trustee, the Revolver Agent or any other Revolver Secured Party (in its own name or in the name of the relevant Grantor) or the relevant Grantor, with the prior written consent of the Revolver Agent, (A) may obtain relief against such Term Loan Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Term Loan Agent on behalf of each Term Loan Secured Party that (I) the Revolver Secured Parties’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (II) each Term Loan Secured Party waives any defense that the Grantors and/or the Revolver Secured Parties cannot demonstrate damage and/or be made whole by the awarding of damages, and (B) shall be entitled to damages, as well as reimbursement for all reasonable and documented costs and expenses incurred in connection with any action to enforce the provisions of this Agreement.

Section 11.04 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Priority Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

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Section 11.05 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

Section 11.06 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 11.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 11.08 Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATION LAW).

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 11.08. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

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Section 11.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.10 Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 11.11 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any Priority Debt Documents, the provisions of this Agreement shall control.

Section 11.12 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the distinct and separate relative rights of the Collateral Trustee, the Revolver Secured Parties and the Term Loan Secured Parties. None of the Borrower, any other Grantor or any other creditor thereof shall have any rights hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 6.01, Section 6.02, or Section 6.05) is intended to or will amend, waive or otherwise modify the provisions of the Original Revolver Credit Agreement or the Original Term Loan Credit Agreement, as applicable), and except as expressly provided in this Agreement neither the Borrower nor any other Grantor may rely on the terms hereof (other than Section 6.01, Section 6.02, Section 6.04, or Section 6.05, ARTICLE VII, ARTICLE IX and ARTICLE XI). Nothing in this Agreement is intended to or shall impair the obligations of the Borrower or any other Grantor, which are absolute and unconditional, to pay the Obligations under the Priority Debt Documents as and when the same shall become due and payable in accordance with their terms. Notwithstanding anything to the contrary herein or in any Priority Debt Document, the Grantors shall not be required to act or refrain from acting pursuant to this Agreement, any Revolver Document or any Term Loan Document with respect to any Shared Collateral in any manner that would cause a default under any Revolver Document.

Section 11.13 Certain Terms Concerning the Revolver Agent and the Term Loan Agent. Neither the Revolver Agent nor the Term Loan Agent shall have any liability or responsibility for the actions or omissions of any other Priority Secured Party, or for any other Priority Secured Party’s compliance with (or failure to comply with) the terms of this Agreement. Neither the Revolver Agent or the Term Loan Agent shall have individual liability to any Person

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if it shall mistakenly pay over or distribute to any Priority Secured Party (or the Borrower) any amounts in violation of the terms of this Agreement, so long as the Revolver Agent or the Term Loan Agent, as the case may be, is acting in good faith. Each party hereto hereby acknowledges and agrees that each of the Revolver Agent and the Term Loan Agent is entering into this Agreement solely in its capacity under the Revolver Documents and the Term Loan Documents, respectively, and not in its individual capacity. The Revolver Agent shall not be deemed to owe any fiduciary duty to the Term Loan Agent or any other Term Loan Secured Party and the Term Loan Agent shall not be deemed to owe any fiduciary duty to the Revolver Agent or any other Revolver Secured Party. Nothing herein shall be deemed to modify the terms of the Revolver Documents or Term Loan Documents, as applicable, governing the standard of care as between the Revolver Agent and the other Revolver Secured Parties and the Term Loan Agent and the other Term Loan Secured Parties, respectively.

Section 11.14 Authorization of Secured Agents. By accepting the benefits of this Agreement and the other Revolver Security Documents, each Revolver Secured Party authorizes the Revolver Agent to enter into this Agreement and to act on its behalf hereunder and in connection herewith. By accepting the benefits of this Agreement and the other Term Loan Security Documents, each Term Loan Secured Party authorizes the Term Loan Agent to enter into this Agreement and to act on its behalf hereunder and in connection herewith.

Section 11.15 Further Assurances. Each of the Collateral Trustee, for itself, the Revolver Agent, for itself and on behalf of the other Revolver Secured Party and the Term Loan Agent, for itself and on behalf of the other Term Loan Secured Parties, and each Grantor party hereto, for itself and on behalf of its subsidiaries, agrees that it will execute, or will cause to be executed, any and all further documents, agreements and instruments, and take all such further actions, as may be required under any applicable law, or which the Collateral Trustee, the Revolver Agent or the Term Loan Agent may reasonably request, to effectuate the terms of this Agreement, including the relative Lien priorities provided for herein.

Section 11.16 Relationship of Secured Parties. Nothing set forth herein shall create or evidence a joint venture, partnership or an agency or fiduciary relationship among the Priority Secured Parties. None of the Priority Secured Parties nor any of their respective directors, officers, agents or employees shall be responsible to any other Priority Secured Party or to any other Person for any Grantor’s solvency, financial condition or ability to repay the Revolver Obligations or the Term Loan Obligations, or for statements of any Grantor, oral or written, or for the validity, sufficiency or enforceability of the Revolver Documents or the Term Loan Documents, or any security interests granted by any Grantor to any Priority Secured Party in connection therewith. Each Priority Secured Party, as applicable, has entered into its respective financing agreements with the Grantors based upon its own independent investigation, and neither of the Revolver Agent nor the Term Loan Agent makes any warranty or representation to the other Priority Debt Representatives or the Priority Secured Parties for which it acts as agent nor does it rely upon any representation of the other agents or the Priority Secured Parties for which it acts as agent with respect to matters identified or referred to in this Agreement.

Section 11.17 Grantors and Additional Grantors. Each Grantor represents and warrants that it has duly executed and delivered this Agreement. The Borrower will cause each

55

subsidiary of the Borrower that hereafter becomes a Grantor or is required by any Priority Debt Document to become a party to this Agreement to become a party to this Agreement, for all purposes of this Agreement, by causing such Person to execute and deliver to the Collateral Trustee a Collateral Trust Joinder, whereupon such Person will be bound by the terms hereof to the same extent as if it had executed and delivered this Agreement as of the date hereof. The Borrower shall promptly provide each Priority Debt Representative with a copy of each Collateral Trust Joinder executed and delivered pursuant to this Section 11.17; provided that the failure to so deliver a copy of the Collateral Trust Joinder to any then existing Priority Debt Representative shall not affect the inclusion of such Person as a Grantor if the other requirements of this Section 11.17 are complied with.

Section 11.18 Compensation; Expenses. The Grantors jointly and severally agree to pay, promptly upon demand:

(a) such compensation to the Collateral Trustee and its agents including attorneys as the Borrower and the Collateral Trustee may agree in writing from time to time;

(b) all reasonable costs and expenses incurred by the Collateral Trustee and its agents including attorneys in the preparation, execution, delivery, filing, recordation, administration or enforcement of this Agreement or any other Security Document or any consent, amendment, waiver or other modification relating hereto or thereto;

(c) all reasonable fees, expenses and disbursements of legal counsel and any auditors, accountants, consultants or appraisers or other professional advisors and agents engaged by the Collateral Trustee or any Priority Debt Representative incurred in connection with the negotiation, preparation, closing, administration, performance or enforcement of this Agreement and the other Security Documents or any consent, amendment, waiver or other modification relating hereto or thereto and any other document or matter requested by the Borrower or any Grantor;

(d) all reasonable costs and expenses incurred by the Collateral Trustee and its agents in creating, perfecting, preserving, releasing or enforcing the Collateral Trustee’s Liens on the Collateral, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, and title insurance premiums;

(e) all other reasonable costs and expenses incurred by the Collateral Trustee and its agents in connection with the negotiation, preparation and execution of the Security Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby or the exercise of rights or performance of obligations by the Collateral Trustee thereunder; and

(f) after the occurrence of any default under a Priority Debt Document, all costs and expenses incurred by the Collateral Trustee, its agents and any Priority Debt Representative in connection with any Enforcement Action subject to the Security Documents or any interest, right, power or remedy of the Collateral Trustee or in connection with any Enforcement Action or the proof, protection, administration or resolution of any claim based upon the Priority Obligations in any Insolvency or Liquidation Proceeding, including all fees and disbursements of attorneys, accountants, auditors, consultants, appraisers and other professionals engaged by the Collateral Trustee, its agents or the Priority Debt Representatives.

56

The agreements in this Section 11.18 will survive repayment of all other Priority Obligations and the removal or resignation of the Collateral Trustee and termination of this Agreement.

Section 11.19 Indemnity.

(a) The Grantors jointly and severally agree to defend, indemnify, pay and hold harmless the Collateral Trustee, each Priority Debt Representative, each Priority Debt Secured Party and each of their respective Affiliates and each and all of the directors, officers, partners, trustees, employees, attorneys and agents, and (in each case) their respective heirs, representatives, successors and assigns (each of the foregoing, an “Indemnitee”) from and against any and all Indemnified Liabilities; provided that no Indemnitee will be entitled to indemnification hereunder with respect to any Indemnified Liability to the extent such Indemnified Liability is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. THIS INDEMNITY COVERS ORDINARY NEGLIGENCE OF ANY OF THE FOREGOING PARTIES.

(b) All amounts due under this Section 11.19 will be payable within 10 days upon written demand.

(c) To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in Section 11.19(a) may be unenforceable in whole or in part because they violate any law or public policy, each of the Grantors will contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(d) Each Grantor agrees not to assert any claim against any Indemnitee, on any theory of liability, for any lost profits or special, indirect or consequential damages or (to the fullest extent a claim for punitive damages may lawfully be waived) any punitive damages arising out of, in connection with, or as a result of, this Agreement or any other Priority Debt Document or any agreement or instrument or transaction contemplated hereby or relating in any respect to any Indemnified Liability, and each of the Grantors hereby forever waives, releases and agrees not to sue upon any claim for any such lost profits or special, indirect, consequential or (to the fullest extent lawful) punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(e) The agreements in this Section 11.19 will survive repayment of all other Priority Obligations and the removal or resignation of the Collateral Trustee and termination of this Agreement.

[Signature Pages Follow]

57

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MUFG UNION BANK, N.A., as Collateral Trustee

By:
Name:
Title:

Signature Page to Collateral Trust Agreement

MUFG UNION BANK, N.A., as Revolver Agent for the Revolver Secured Parties

By:
Name:
Title:

Signature Page to Collateral Trust Agreement

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Term Loan Agent for the Term Loan Secured Parties

By:	Deutsche Bank National Trust Company

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Collateral Trust Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CHESAPEAKE ENERGY CORPORATION

By:
Name:
Title:

[GRANTORS]

By:
Name:
Title:

Signature Page to Collateral Trust Agreement

ANNEX I

Grantors

Annex I - 1

EXHIBIT A

to Collateral Trust Agreement

[FORM OF]

PRIORITY CONFIRMATION JOINDER

Reference is made to the Collateral Trust Agreement, dated as of August 23, 2016 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Collateral Trust Agreement”) among MUFG UNION BANK, N.A., as the Collateral Trustee (as defined therein), MUFG UNION BANK, N.A., as Revolver Agent for the Revolver Secured Parties (as defined therein), and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Term Loan Agent for the Term Loan Secured Parties (as defined therein).

Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Collateral Trust Agreement. This Priority Confirmation Joinder is being executed and delivered pursuant to Section 6.04[(a)][(b)] of the Collateral Trust Agreement as a condition precedent to the debt for which the undersigned is acting as representative being entitled to the rights and obligations of being [Revolver/Term Loan/Additional Term Loan] Obligations under the Collateral Trust Agreement.

1. Joinder. The undersigned, [                    ], a [                    ], (the “New Representative”) as [trustee] [collateral trustee] [administrative agent] [collateral agent] under that certain [describe applicable indenture, credit agreement or other document governing the Revolver Substitute Credit Facility, Term Loan Substitute Credit Facility or Additional Term Loan Credit Facility] hereby:

(a) represents that the New Representative has been authorized to become a party to the Collateral Trust Agreement on behalf of the [Revolver Secured Parties under a Revolver Substitute Credit Facility] [Term Loan Secured Parties under the Term Loan Substitute Credit Facility] [Additional Term Loan Secured Parties under the Additional Term Loan Credit Facility] as [a Revolver Agent under a Revolver Substitute Credit Facility] [a Term Loan Agent under a Term Loan Substitute Facility or Additional Term Loan Credit Facility] under the Collateral Trust Agreement for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Collateral Trust Agreement as fully as if the undersigned had executed and delivered the Collateral Trust Agreement as of the date thereof; and

(b) agrees that its address for receiving notices pursuant to the Collateral Trust Agreement shall be as follows:

[Address];

2. Priority Confirmation.

[Option A: to be used if additional debt constitutes replacement Priority Debt] The undersigned New Representative, on behalf of itself and each Priority Secured Party for which the undersigned is acting as Priority Debt Representative hereby agrees, for the benefit of all

Priority Secured Parties and each future Priority Debt Representative, and as a condition to being treated as Priority Obligations under the Collateral Trust Agreement, that the New Representative is bound by the provisions of the Collateral Trust Agreement including the provisions relating to the order of application of proceeds from enforcement of Revolver Liens and Term Loan Liens. [or]

[Option B: to be used if additional debt constitutes Term Loan Substitute Credit Facility or Additional Term Loan Credit Facility] The undersigned New Representative, on behalf of itself and each holder of Obligations in respect of the Series of Term Loan Debt that constitutes a [Term Loan Substitute Facility][Additional Term Loan Credit Facility] for which the undersigned is acting as Term Loan Agent hereby agrees, for the benefit of all Priority Secured Parties and each future Priority Debt Representative, and as a condition to being treated as Priority Obligations under the Intercreditor Agreement, that:

(a) all Term Loan Obligations will be and are secured equally and ratably by all Term Loan Liens at any time granted by the Borrower or any other Grantor to secure any Obligations in respect of such Term Loan Debt, whether or not upon property otherwise constituting Shared Collateral for such Term Loan Debt, and that all such Term Loan Liens will be enforceable by the Collateral Trustee, on behalf of the Term Loan Agent, with respect to such Term Loan Debt for the benefit of all Term Loan Secured Parties equally and ratably;

(b) the New Representative and each holder of Obligations in respect of the Series of Term Loan Debt for which the undersigned is acting as Term Loan Agent are bound by the provisions of the Collateral Trust Agreement, including the provisions relating to the order of application of proceeds from enforcement of Revolver Liens and Term Loan Liens; and

(c) the New Representative and each holder of Obligations in respect of the Series of Term Loan Debt for which the undersigned is acting as Term Loan Agent appoints the Collateral Trustee and consents to the terms of the Collateral Trust Agreement and the performance by the Collateral Trustee of, and directs the Collateral Trustee to perform, its obligations under the Collateral Trust Agreement, together with all such powers as are reasonably incidental thereto.

3. The New Representative

4. Full Force and Effect of Collateral Trust Agreement. Except as expressly supplemented hereby, the Collateral Trust Agreement shall remain in full force and effect.

5. Governing Law and Miscellaneous Provisions. The provisions of Article XI of the Collateral Trust Agreement will apply with like effect to this Priority Confirmation Joinder.

6. Expenses. The Borrower agrees to reimburse each Priority Debt Representative for its reasonable out of pocket expenses in connection with this Priority Confirmation Joinder, including the reasonable fees, other charges and disbursements of counsel.

Exhibit A - 3

IN WITNESS WHEREOF, the parties hereto have caused this Priority Confirmation Joinder to be executed by their respective officers or representatives as of [            ], 20[    ].

[insert name of New Representative]

By:
Name:
Title:

The Revolver Agent hereby acknowledges receipt of this Priority Confirmation Joinder:

[ ]
as Revolver Agent

By:
Name:
Title:

The Term Loan Agent hereby acknowledges receipt of this Priority Confirmation Joinder:

[ ]
as Term Loan Agent

By:
Name:
Title:

The Collateral Trustee hereby acknowledges receipt of this Priority Confirmation Joinder:

[ ]
as Collateral Trustee

By:
Name:
Title:

Exhibit A - 4

Acknowledged and Agreed to by:

CHESAPEAKE ENERGY CORPORATION,
as Borrower

By:
Name:
Title:

Exhibit A - 5

Acknowledged by:

THE OTHER GRANTORS LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Exhibit A - 6

Schedule I to the

Supplement to the

Collateral Trust Agreement

Grantors

Exhibit A - 7

EXHIBIT B

to Collateral Trust Agreement

[FORM OF]

COLLATERAL TRUST JOINDER

Reference is made to the Collateral Trust Agreement, dated as of August 23, 2016 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Collateral Trust Agreement”), among MUFG UNION BANK, N.A., as collateral trustee for the Revolver Secured Parties and the Term Loan Secured Parties, each as referred to therein (in such capacity, the “Collateral Trustee”), MUFG UNION BANK, N.A., as administrative agent for the Revolver Secured Parties referred to herein (in such capacity, and together with its successors and assigns in such capacity, the “Original Revolver Agent”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent for the Term Loan Secured Parties referred to therein (in such capacity, and together with its successors in such capacity, the “Original Term Loan Agent”) and acknowledged and agreed by Chesapeake Energy Corporation, an Oklahoma corporation (the “Borrower”), and the other Grantors party hereto. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Collateral Trust Agreement. This Collateral Trust Joinder is being executed and delivered pursuant to Section 11.17 of the Collateral Trust Agreement.

1. Joinder. The undersigned,                     , a                     , hereby agrees to become party as a Grantor under the Collateral Trust Agreement for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Collateral Trust Agreement as fully as if the undersigned had executed and delivered the Collateral Trust Agreement as of the date thereof.

2. Governing Law and Miscellaneous Provisions. The provisions of Article XI of the Collateral Trust Agreement will apply with like effect to this Collateral Trust Joinder.

IN WITNESS WHEREOF, the parties hereto have caused this Collateral Trust Joinder to be executed by their respective officers or representatives as of             , 20    .

[ ]

By:
Name:
Title:

The Collateral Trustee hereby acknowledges receipt of this Collateral Trust Joinder and agrees to act as Collateral Trustee with respect to the Shared Collateral pledged by the new Grantor:

[ ]

By:
Name:
Title:

Exhibit B - 2

EXHIBIT B

CLOSING CERTIFICATE

            , 20

Reference is made to (i) that certain Term Loan Agreement, dated as of August 23, 2016 (the “Base Term Loan Agreement”), among Chesapeake Energy Corporation, an Oklahoma corporation (the “Borrower”), the Lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as administrative agent (in such capacity, the “Term Agent”), and (ii) that certain Class      Term Loan Supplement, dated as of the date hereof (the “Class Supplement” and the Base Term Loan Agreement, as supplemented by the Class      Supplement, the “Term Loan Agreement”), among the Borrower, the Lenders party thereto and the Term Agent. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Term Loan Agreement.

Pursuant to Sections 5.6, 5.10, 6.4 and 6.5 of the Base Term Loan Agreement, the undersigned, Erik Fares, the Vice President and Treasurer of the Borrower, solely in his capacity as such and not individually, hereby certifies as of the date hereof as follows:

(a) All representations and warranties made by the Credit Parties in the Credit Documents are, to my knowledge, true and correct in all material respects (unless such representations and warranties are already qualified by materiality or Material Adverse Effect, in which case they are true and correct in all respects) on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (unless such representations and warranties are already qualified by materiality or Material Adverse Effect, in which case they are true and correct in all respects) as of such earlier date).

(b) No Default or Event of Default has occurred and is continuing.

(c) To my knowledge, no Material Adverse Effect has occurred since December 31, 2015.

(d) None of the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party on the date hereof or the compliance with the terms and provisions thereof will result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default (or an event that with or without notice or lapse of time or both, would become a default) under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to the terms of any indenture or other agreement to which such Credit Party or any of the Restricted Subsidiaries is a party listed on Schedule I hereto except to the extent such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect. Indebtedness in respect of the Class      Loans incurred on the date hereof does not have scheduled amortization and will not mature by its terms prior to 91 days after the Maturity Date (as defined in the Revolving Credit Agreement, as in effect as of the date hereof).

1

(e) As of the date hereof, and after giving effect to the consummation of the Transactions, the Borrower, on a consolidated basis with its Restricted Subsidiaries, is Solvent.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Closing Certificate as of the date first set forth above.

By:
Name:
Title:

Signature Page

Closing Certificate

Schedule I

[                    ]

Schedule I

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases, assumes and accepts from the Assignor, subject to and in accordance with the Standard Terms and Conditions, the Term Loan Agreement and the Class [    ] Supplement (as defined below), as of the Effective Date inserted by the Term Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations with respect to the Class [    ] Loans (as defined below) under the Term Loan Agreement and the Class [    ] Supplement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters or credit) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Term Loan Agreement, without representation or warranty by the Assignor.

1.	Class of Loans being Assigned:	Class [ ] Loans

2.	Assignor:

3.	Assignee:

4.	Borrower:	Chesapeake Energy Corporation

5.	Term Agent:	Deutsche Bank Trust Company Americas, as administrative agent under the Term Loan Agreement (as defined below).

6.	Term Loan Agreement:	That certain Term Loan Agreement, dated as of August [23], 2016 (as amended, restated, supplemented, including by the Class [ ] Supplement, or otherwise modified from time to time, the “Term Loan Agreement”), among Chesapeake Energy Corporation, an Oklahoma corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and Deutsche Bank Trust Company Americas, as Term Agent (such terms and each other capitalized term used but not defined herein having the meaning provided in the Term Loan Agreement).

7.	Class [ ] Supplement:	That certain Class [ ] Term Loan Supplement, dated as of [ ] (as amended, restated, supplemented or otherwise modified from time to time, the “Class [ ] Supplement”), among the Borrower, the Lenders from time to time party thereto (the “Class [ ] Lenders”), the Term Agent and the other agents from time to time party thereto.

8.	Assigned Interest in Class [ ] Loans:

Total Class [ ] Commitment/Loans for all Class [ ] Lenders	Amount of Class [ ] Commitment/Loans Assigned[1]	Class [ ] Commitment Percentage/Class Exposure[2]

$	$		%

Effective Date:             , 20     [TO BE INSERTED BY TERM AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

9.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Facsimile:	Facsimile:

with a copy to:	with a copy to:

Attention:	Attention:

[1]	(1) Except in the case of an assignment to an existing Lender or the assignment of the entire remaining amount of the Assignor’s Class [ ] Commitment or Class [ ] Loans, the amount of the Class [ ] Commitment or Class [ ] Loans of the assigning Lender being assigned pursuant to this Assignment shall not be less than $1,000,000 and increments of $1,000,000 in excess thereof and (2) after giving effect to this Assignment, the amount of the remaining Class [ ] Commitment or Class [ ] Loans of the assigning Class [ ] Lender (determined as of the date this Assignment is delivered to the Term Agent) shall not be less than $15,000,000, in each case unless the Term Agent otherwise consents (which consent shall not be unreasonably withheld or delayed); provided that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above.
[2]	Set forth, to at least 9 decimals, as a percentage of the Class Total Commitment or Class Total Exposure (as applicable) of all Lenders thereunder.

Facsimile:	Facsimile:

Wire Instructions:	Wire Instructions:

[ ]	[ ]

[Remainder of page intentionally left blank; signature page follows]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and] [1] Accepted by:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as the Term Agent

By:	Deutsche Bank National Trust Company

By:
Name:
Title:

By:
Name:
Title:

[1]	Include or exclude bracketed language as necessary to comply with consent requirements set forth in Section 12.6(b) of the Term Loan Agreement.

[Consented to by:

CHESAPEAKE ENERGY CORPORATION

By:
Name:
	Title:	][2]

[2]	Include if consent of the Borrower is required pursuant to Section 12.6(b) of Term Loan Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ACCEPTANCE AGREEMENT

Representations and Warranties.

Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Term Loan Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement and a Class [    ] Lender under the Class [    ] Supplement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement and the Class [    ] Supplement and, to the extent of the Assigned Interest, shall have the obligations of a Lender and a Class [    ] Lender thereunder, (iii) it has received a copy of the Term Loan Agreement, Class [    ] Supplement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (iv) if it is a Non-U.S. Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement and Class [    ] Supplement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Term Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender and a Class [    ] Lender.

Payments. From and after the Effective Date, the Term Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts (including by facsimile or other electronic transmissions, i.e., a “pdf” or a “tif”), which together shall constitute one instrument. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York.

EXHIBIT D

SECURITY AGREEMENT

made by

CHESAPEAKE ENERGY CORPORATION

and certain of its Subsidiaries

in favor of

MUFG UNION BANK, N.A.,

as Collateral Trustee

Dated as of August 23, 2016

Reference is made to the Collateral Trust Agreement, dated as of August 23, 2016, between MUFG Union Bank, N.A., as Collateral Trustee (as defined therein), MUFG Union Bank, N.A., as Revolver Agent (as defined therein) and Deutsche Bank Trust Company Americas, as Term Loan Agent (as defined therein) and acknowledged and agreed by Chesapeake Energy Corporation and certain of its subsidiaries (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Collateral Trust Agreement”). Each Person that is secured hereunder, by accepting the benefits of the security provided hereby, (i) consents (or is deemed to consent), to the payment subordination provided for in the Collateral Trust Agreement, (ii) agrees (or is deemed to agree) that it will be bound by, and will take no actions contrary to, the provisions of the Collateral Trust Agreement, (iii) authorizes (or is deemed to authorize) the Term Loan Agent on behalf of such Person to enter into, and authorizes (or is deemed to authorize) the Collateral Trustee to perform under, the Collateral Trust Agreement and (iv) acknowledges (or is deemed to acknowledge) that a copy of the Collateral Trust Agreement was delivered, or made available, to such Person.

Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Collateral Trust Agreement and, to the extent provided therein, the applicable Security Documents (as defined in the Collateral Trust Agreement). In the event of any conflict or inconsistency between the provisions of this Agreement and the Collateral Trust Agreement, the provisions of the Collateral Trust Agreement shall control.

i

TABLE OF CONTENTS

SECTION 1.	DEFINED TERMS	2
1.1	Definitions	2
1.2	Other Definitional Provisions	4

SECTION 2.	GRANT OF SECURITY INTEREST	4

SECTION 3.	REPRESENTATIONS AND WARRANTIES	6
3.1	Title; No Other Liens	6
3.2	Perfected First Priority Liens	6
3.3	Jurisdiction of Organization; Chief Executive Office	6
3.4	Farm Products	6
3.5	Investment Property	6
3.6	Receivables	7
3.7	Commercial Tort Claims	7

SECTION 4.	COVENANTS	7
4.1	Delivery of Instruments, Certificated Securities and Chattel Paper	7
4.2	Payment of Taxes	8
4.3	Maintenance of Perfected Security Interest; Further Documentation	8
4.4	Changes in Name, etc.	8
4.5	Investment Property	9
4.6	Receivables	10
4.7	Commercial Tort Claims	10
4.8	Partnership; LLC Interests	10
4.9	Deposit Accounts; Securities Accounts	10

SECTION 5.	REMEDIAL PROVISIONS	11
5.1	Certain Matters Relating to Receivables	11
5.2	Communications with Obligors; Grantors Remain Liable	11
5.3	Pledged Stock	12
5.4	Proceeds to be Turned Over To Collateral Trustee	12
5.5	Application of Proceeds	13
5.6	Code and Other Remedies	13
5.7	Registration Rights	14
5.8	Subordination	14
5.9	Deficiency	14

SECTION 6.	THE COLLATERAL TRUSTEE	15
6.1	Collateral Trustee’s Appointment as Attorney -in-Fact, etc.	15
6.2	Duty of Collateral Trustee	16
6.3	Execution of Financing Statements	17
6.4	Authority of Collateral Trustee	17

SECTION 7.	MISCELLANEOUS	17
7.1	Amendments in Writing	17

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7.2	Notices	17
7.3	No Waiver by Course of Conduct; Cumulative Remedies	18
7.4	Enforcement Expenses; Indemnification	18
7.5	Successors and Assigns	19
7.6	[Reserved	19
7.7	Counterparts	19
7.8	Severability	19
7.9	Section Headings	19
7.10	Integration	19
7.11	GOVERNING LAW	19
7.12	Submission To Jurisdiction; Waivers	19
7.13	Acknowledgements	20
7.14	Additional Grantors	20
7.15	Releases	20
7.16	WAIVER OF JURY TRIAL	21
7.17	Subject to Intercreditor Agreements	21
7.18	Capacity of Collateral Trustee	21

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Perfection Matters
Schedule 4	Jurisdictions of Organization and Chief Executive Offices
Schedule 5	Commercial Tort Claims
Schedule 6	Deposit Accounts
Schedule 7	Securities Accounts

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SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of August 23, 2016, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of MUFG Union Bank, N.A., as Collateral Trustee (as defined in the Term Loan Agreement referred to below) and as sub-agent for the Term Loan Agent (as defined below) with respect to the Collateral (as defined herein), as set forth in the Term Loan Agreement, dated as of August 23, 2016 (as such agreement may from time to time be amended, restated, amended and restated, supplemented (including, without limitation, by the Term Loan Supplement dated as of August 23, 2016) or otherwise modified, the “Credit Agreement”) among Chesapeake Energy Corporation (the “Borrower”), the banks and other financial institutions or entities (the “Lenders”) from time to time party thereto, Deutsche Bank Trust Company Americas, as administrative agent (the “Term Loan Agent”) and the other agents and subagents from time to time parties thereto.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses, or to repay or repurchase and cancel obligations guaranteed by the other Grantors;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, pursuant to the Credit Agreement, the Grantors have agreed to execute and deliver this Agreement to the Collateral Trustee, for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Term Loan Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Collateral Trustee, for the ratable benefit of the Secured Parties, as follows:

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SECTION 1. DEFINED TERMS

1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Instruments, Inventory, Letter-of-Credit Rights, Securities Account, Securities Entitlement and Supporting Obligations.

(b) The following terms shall have the following meanings:

“Agreement” shall mean this Security Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Collateral” shall have the meaning provided in Section 2.

“Collateral Account” shall mean any collateral account established by the Collateral Trustee as provided in Section 5.1 or 5.4.

“Deposit Account” shall have the meaning given to it in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Excluded Stock” shall mean (a) any Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Collateral Trustee, the cost of pledging such Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents, or the perfection of such pledge, shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom; (b) solely in the case of any pledge of Stock or Stock Equivalents of any Foreign Corporate Subsidiary or FSHCO to secure the Obligations, any Stock or Stock Equivalents that is voting stock of such Foreign Corporate Subsidiary or FSHCO in excess of 66% of the outstanding Stock and Stock Equivalents of such class and, solely in the case of a pledge of Stock or Stock Equivalents of any Disregarded Entity substantially all of whose assets consist of Stock or Stock Equivalents of Foreign Corporate Subsidiaries to secure the Obligations, any Stock or Stock Equivalents of such Disregarded Entity in excess of 66% of the outstanding Stock and Stock Equivalents of such entity (such percentages to be adjusted upon any change of law as may be required to avoid adverse U.S. federal income tax consequences to the Borrower or any Subsidiary); (c) in the case of (i) any Stock or Stock Equivalents of any Subsidiary to the extent the pledge of such Stock or Stock Equivalents is prohibited by any applicable Contractual Requirements or (ii) any Stock or Stock Equivalents of any Subsidiary that is not wholly owned by the Borrower and its Restricted Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Stock or Stock Equivalents of each such Subsidiary described in clause (c)(i) or (ii) to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirements (other than customary non-assignment provisions which are

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ineffective under the Uniform Commercial Code or other applicable Requirements of Law), (B) any applicable Contractual Requirements prohibits such a pledge without the consent of any other party; provided that this clause (c)(ii)(B) shall not apply if (1) such other party is a Credit Party or a wholly owned Restricted Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent)) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or a wholly owned Restricted Subsidiary) to any applicable Contractual Requirements governing such Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions that are ineffective under the Uniform Commercial Code or other applicable Requirements of Law); (d) the Stock or Stock Equivalents of any Unrestricted Subsidiary; (e) the Stock or Stock Equivalents of any Subsidiary of a Foreign Corporate Subsidiary; (f) any Stock or Stock Equivalents of any Subsidiary to the extent that the pledge of such Stock or Stock Equivalents would result in material adverse tax consequences to the Borrower or any Restricted Subsidiary as reasonably determined by the Borrower; (g) any Stock or Stock Equivalents to the extent the pledge thereof would be prohibited by any Requirements of Law; and (h) any Stock or Stock Equivalents which have been identified on or prior to the date hereof in writing to the Term Loan Agent by an Authorized Officer of the Borrower and agreed to by the Term Loan Agent.

“Intercompany Note” shall mean any promissory note evidencing loans made by any Grantor to the Borrower or any of the Borrower’s Subsidiaries.

“Intercreditor Agreements” shall mean the “Intercreditor Agreement” (as defined in the Credit Agreement) and any other intercreditor agreement or collateral trust agreement (including the Collateral Trust Agreement) with the agent or other representatives of the holders of Indebtedness that is permitted under the Credit Agreement to be secured by a Lien on the Collateral that is pari passu or superior to the Lien created by this Agreement.

“Investment Property” shall mean the collective reference to (a) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Excluded Stock) and (b) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Issuers” shall mean the collective reference to each issuer of any Investment Property.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Permitted Encumbrances” shall mean all Liens permitted to be placed on the Collateral under the Credit Agreement, including as described in Section 9.2 of the Term Loan Agreement.

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“Pledged Notes” shall mean all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor not otherwise evidenced by the Global Intercompany Note dated as of June 2, 2016 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time) and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business), in each case (other than Intercompany Notes) with a principal amount in excess of $25,000,000; provided that in no event shall Pledged Notes include any Excluded Property.

“Pledged Stock” shall mean the shares of Stock listed on Schedule 2, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that in no event shall Excluded Stock (whether or not such Excluded Stock is listed on Schedule 2) constitute Pledged Stock or be required to be pledged hereunder.

“Proceeds” shall mean all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable” shall mean any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Secured Parties” means Term Loan Secured Parties as such term is defined in the Credit Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

1.2 Other Definitional Provisions. (a) The rules of construction specified in Sections 1.2 (other than the proviso in clause (b) thereof), 1.5, 1.6 and 1.7 of the Term Loan Agreement also apply to this Agreement

(b) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2. GRANT OF SECURITY INTEREST

Each Grantor hereby assigns and transfers to the Collateral Trustee, and hereby grants to the Collateral Trustee, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a) all Accounts;

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(b) all Chattel Paper;

(c) all Contracts;

(d) all Deposit Accounts, including all Deposit Accounts listed on Schedule 6;

(e) all Documents (other than title documents);

(f) all Equipment;

(g) all Fixtures;

(h) all General Intangibles (including, without limitation, rights in and under any Payment Intangible or any Hedge Agreements);

(i) all Goods;

(j) all Instruments;

(k) all Inventory;

(l) all Investment Property;

(m) all Letter-of-Credit Rights;

(n) all Commercial Tort Claims, including all Commercial Tort Claims that are listed opposite Grantor’s name on Schedule 5, as in effect on the date hereof or as hereafter modified pursuant to Section 4.3(b);

(o) all Securities Accounts, including all Securities Accounts listed on Schedule 7, and Securities Entitlements;

(p) all other property not otherwise described above (except for any property specifically excluded from any clause in this section above, and any property specifically excluded from any defined term used in any clause of this section above);

(q) all books and records pertaining to the Collateral or any Mortgaged Properties; and

(r) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

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provided, however, that notwithstanding any of the other provisions set forth herein or in any other Credit Document, this Agreement shall not constitute a grant of a security interest in any Excluded Property.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Secured Parties to make their respective extensions of credit to the Borrower under the Credit Agreement, each Grantor hereby represents and warrants to each Secured Party that:

3.1 Title; No Other Liens. Except for the security interest granted to the Collateral Trustee, for the ratable benefit of the Secured Parties, pursuant to this Agreement and Permitted Encumbrances, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Collateral Trustee, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement.

3.2 Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Collateral Trustee in completed and duly executed form) will constitute valid perfected security interests in all of the Collateral in favor of the Collateral Trustee, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Permitted Encumbrances.

3.3 Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4.

3.4 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

3.5 Investment Property. (a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Stock of each Issuer owned by such Grantor or, in the case of (i) voting stock of any Foreign Corporate Subsidiary or FSHCO, if less, 66% of the outstanding Stock of each class of each relevant Issuer and (ii) Stock of any Disregarded Entity substantially all of whose assets consist of Stock or Stock Equivalents of Foreign Corporate Subsidiaries, if less, 66% of the outstanding Stock and Stock Equivalents of such entity (such percentages to be adjusted upon any change of law as may be required to avoid adverse U.S. federal income tax consequences to the Borrower or any Subsidiary).

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(b) All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

(c) To the knowledge of the applicable Grantor, each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement and Permitted Encumbrances.

3.6 Receivables. (a) No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Collateral Trustee if such delivery is required under this Agreement or any other Credit Document.

3.7 Commercial Tort Claims

(a) On the date hereof, except to the extent listed in Schedule 5, no Grantor has rights in any Commercial Tort Claim asserted in judicial proceedings with potential value in the reasonable judgment of such Grantor in excess of $25,000,000.

(b) Upon the filing of a financing statement covering any Commercial Tort Claim referred to in Section 4.7 hereof against such Grantor in the jurisdiction specified in Schedule 3 hereto, the security interest granted in such Commercial Tort Claim will constitute a valid perfected security interest in favor of the Collateral Trustee, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase such Collateral from Grantor, which security interest shall be prior to all other Liens on such Collateral except for Permitted Encumbrances.

SECTION 4. COVENANTS

Each Grantor covenants and agrees with the Secured Parties that, from and after the date of this Agreement until Facility Termination:

4.1 Delivery of Instruments, Certificated Securities and Chattel Paper. If amounts payable in excess of an aggregate amount of $25,000,000 under or in connection with any of the Collateral (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business) shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be delivered to the Collateral Trustee within 30 days, duly indorsed in a manner satisfactory to the Collateral Trustee, to be held as Collateral pursuant to this Agreement.

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4.2 Payment of Taxes. Such Grantor will pay and discharge, and will cause each Restricted Subsidiary controlled by such Grantor to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a material Lien upon any properties of such Grantor or any Restricted Subsidiary controlled by such Grantor; provided that neither such Grantor nor any Restricted Subsidiary controlled by such Grantor shall be required to pay or discharge any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of such Grantor or Restricted Subsidiary controlled by such Grantor, as applicable) with respect thereto to the extent required by, and in accordance with, GAAP or the failure to pay or discharge would not reasonably be expected to result in a Material Adverse Effect.

4.3 Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.2 and shall defend such security interest against the claims and demands of all Persons whomsoever (other than Permitted Encumbrances), subject to the rights of such Grantor under the Credit Documents to dispose of the Collateral.

(b) Such Grantor will furnish to the Collateral Trustee from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Collateral Trustee may reasonably request, all in reasonable detail.

(c) Subject to Section 8.9(d) of the Term Loan Agreement, at any time and from time to time, upon the reasonable written request of the Collateral Trustee, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Trustee may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Collateral constituting Investment Property, Deposit Accounts, Letter-of-Credit Rights and any other relevant Collateral, taking any actions necessary to enable the Collateral Trustee to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

4.4 Changes in Name, etc. Such Grantor will promptly, but in any event within 15 days following the effectiveness thereof, give written notice to the Collateral Trustee and the Term Loan Agent of any change in (i) its jurisdiction of organization or

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the location of its chief executive office or sole place of business or principal residence from that referred to in Section 3.3 or (ii) its name. Such Grantor will promptly, but in any event within 15 days following the effectiveness of any change referenced in the foregoing sentence, deliver to the Collateral Trustee all additional executed financing statements and other documents reasonably requested by the Collateral Trustee to maintain the validity, perfection and priority of the security interests provided for herein. Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Collateral Trustee, hold the same in trust for the Collateral Trustee and deliver the same forthwith to the Collateral Trustee in the exact form received, duly indorsed by such Grantor to the Collateral Trustee, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor, to be held by the Collateral Trustee, subject to the terms hereof, as additional collateral security for the Obligations. Upon the occurrence and during the continuance of an Event of Default, any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Collateral Trustee to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Trustee, be delivered to the Collateral Trustee to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Collateral Trustee, hold such money or property in trust for the Collateral Trustee, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(b) Without the prior written consent of the Collateral Trustee, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any Stock of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Stock of any nature of any Issuer (except pursuant to a transaction expressly permitted by the Credit Agreement), (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement and except for Permitted Encumbrances or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Collateral Trustee to sell, assign or transfer any of the Investment Property or Proceeds thereof.

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(c) In the case of each Grantor which is also an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Trustee and the Term Loan Agent promptly in writing of the occurrence of any of the events described in Section 4.5(a) with respect to the Investment Property issued by it and (iii) the terms of Sections 5.3(c) and 5.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 5.3(c) or 5.7 with respect to the Investment Property issued by it.

4.6 Receivables. (a) During the continuance of an Event of Default such Grantor will not, other than in the ordinary course of business consistent with its past practice, (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or with respect to any substantial portion, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.

4.7 Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim asserted in judicial proceedings with a potential value in the reasonable judgment of such Grantor in excess of $25,000,000, such Grantor shall promptly, but in any event within 30 days of obtaining such interest, give notice thereof to the Collateral Trustee and the Term Loan Agent and, at the request of the Collateral Trustee, promptly sign and deliver documentation reasonably acceptable to the Collateral Trustee granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim.

4.8 Partnership; LLC Interests. With respect to any Stock required to be pledged hereunder in any Domestic Subsidiary that is organized as a limited liability company or limited partnership and pledged hereunder, the applicable Grantor shall either (i) cause such Stock to be represented by a certificate and the applicable Grantor shall cause the Issuer of such interests (or use commercially reasonable efforts to cause the Issuer of such interests, if such Issuer is not controlled by such Grantor) to elect to treat such interests as a “security” within the meaning of Article 8 of the Uniform Commercial Code of its jurisdiction of organization or formation, as applicable or (ii) cause the Issuer of such interests (or use commercially reasonable efforts to cause the Issuer of such interests, if such Issuer is not controlled by such Grantor) not to elect to have such interests treated as a “security” within the meaning of Article 8 of the Uniform Commercial Code of its jurisdiction of organization or formation, as applicable.

4.9 Deposit Accounts; Securities Accounts. If any Grantor shall at any time after the date hereof open a Deposit Account other than an account listed on Schedule 6 or a Securities Account other than an account listed on Schedule 7, such Grantor shall, within 15 Business Days, (i) execute and deliver to the Collateral Trustee a supplement to Schedule 6 or Schedule 7, as applicable, listing such Deposit Account or Securities Account, as applicable, which supplement shall take effect without further action on the part of any party hereto or beneficiary hereof and (ii) unless such Deposit Account is an

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Excluded Deposit Account or such Securities Account is an Excluded Securities Account, within 15 days of the delivery of such supplement (which 15 day period may be extended for one additional 30 day period with the reasonable consent of the Collateral Trustee) enter into an account control agreement with, and reasonably satisfactory to, the Collateral Trustee and the account bank for such Deposit Account or securities intermediary for such Securities Account, as applicable.

SECTION 5. REMEDIAL PROVISIONS

5.1 Certain Matters Relating to Receivables. (a) The Collateral Trustee, on behalf of the Secured Parties, hereby authorizes each Grantor to collect such Grantor’s Receivables, subject to the Collateral Trustee’s direction and control, and the Collateral Trustee may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Collateral Trustee at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Trustee if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Trustee, subject to withdrawal by the Collateral Trustee for the account of the Secured Parties only as provided in Section 5.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Trustee and the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

5.2 Communications with Obligors; Grantors Remain Liable. (a) Upon the written request of the Collateral Trustee at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Collateral Trustee for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Trustee.

(b) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Trustee nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Trustee or any other Secured Party of any payment relating thereto, nor shall the Collateral Trustee or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

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5.3 Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Trustee shall have given notice to the relevant Grantor of the Collateral Trustee’s intent to exercise its corresponding rights pursuant to Section 5.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Collateral Trustee’s reasonable judgment, would materially impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Credit Document.

(b) If an Event of Default shall occur and be continuing and the Collateral Trustee shall give written notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Collateral Trustee shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in accordance with Section 5.5, and (ii) any or all of the Investment Property shall be registered in the name of the Collateral Trustee or its nominee, and the Collateral Trustee or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Collateral Trustee of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Trustee may determine), all without liability except to account for property actually received by it, but the Collateral Trustee shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Trustee in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Collateral Trustee.

5.4 Proceeds to be Turned Over To Collateral Trustee. In addition to the rights of the Collateral Trustee and the Secured Parties specified in Section 5.1 with

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respect to payments of Receivables, if an Event of Default shall occur and be continuing, at the written request of the Collateral Trustee all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Collateral Trustee and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Trustee in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Trustee, if required). All Proceeds received by the Collateral Trustee hereunder shall be held by the Collateral Trustee in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Trustee in a Collateral Account (or by such Grantor in trust for the Collateral Trustee and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.5.

5.5 Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Term Loan Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Term Loan Agent’s election, the Collateral Trustee will deliver to the Term Loan Agent all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and the Term Loan Agent may apply such Proceeds in payment of the Obligations in in accordance with the provisions of Article X of the Term Loan Agreement.

5.6 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Collateral Trustee, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other Requirement of Law. Without limiting the generality of the foregoing, the Collateral Trustee, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Trustee or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Trustee or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Trustee’s request, to assemble the Collateral and make it available to the Collateral Trustee at places which the Collateral Trustee shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Trustee and the Term Loan Agent, as applicable, shall apply the net proceeds of any action taken by it pursuant to this Section 5.6, after deducting all reasonable costs and expenses of every

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kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Trustee and the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in accordance with Section 5.5, and only after such application and after the payment by the Collateral Trustee of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Collateral Trustee or the Term Loan Agent, as applicable, account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Trustee or any other Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

5.7 Registration Rights. (a) Each Grantor recognizes that the Collateral Trustee may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Trustee shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(b) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 5.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 5.7 will cause irreparable injury to the Secured Parties, that the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 5.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

5.8 Subordination. Each Grantor hereby agrees that, upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed by the Term Loan Agent, all Indebtedness owing by it to any Subsidiary of the Borrower shall be fully subordinated to the indefeasible payment in full in cash of such Grantor’s Obligations.

5.9 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Collateral Trustee or any other Secured Party to collect such deficiency.

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SECTION 6. THE COLLATERAL TRUSTEE

6.1 Collateral Trustee’s Appointment as Attorney -in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Trustee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Trustee the power and right, on behalf of such Grantor, without notice to (to the extent permitted by law) or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Trustee for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii) pay or discharge taxes and Liens (other than Permitted Encumbrances) levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iii) execute, in connection with any sale provided for in Section 5.6 or 5.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(iv) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Trustee or as the Collateral Trustee shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in

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respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Trustee may deem appropriate; and (7) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Trustee were the absolute owner thereof for all purposes, and do, at the Collateral Trustee’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Trustee deems necessary to protect, preserve or realize upon the Collateral and the Collateral Trustee’s and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 6.1(a) to the contrary notwithstanding, the Collateral Trustee agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) (other than pursuant to clause (ii) thereof) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Trustee, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Collateral Trustee incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans (as defined in any Term Loan Supplement) under the Credit Agreement, from the date of payment by the Collateral Trustee to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Trustee on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

6.2 Duty of Collateral Trustee. The Collateral Trustee’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Trustee deals with similar property for its own account. Neither the Collateral Trustee, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Trustee and the Secured Parties hereunder are solely to protect the Collateral Trustee’s and the Secured Parties’ interests

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in the Collateral and shall not impose any duty upon the Collateral Trustee or any other Secured Party to exercise any such powers. The Collateral Trustee and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, willful misconduct or bad faith.

6.3 Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Collateral Trustee (or its designee) to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Trustee or the Term Loan Agent determines appropriate to perfect the security interests of the Collateral Trustee under this Agreement. Each Grantor authorizes the Collateral Trustee (or its designee) to use the collateral description “all personal property” (or any other reasonable designation including with lesser scope or greater detail as determined by the Collateral Trustee) in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Collateral Trustee (or its designee) of any financing statement with respect to the Collateral made prior to the date hereof.

6.4 Authority of Collateral Trustee. Each Grantor acknowledges that the rights and responsibilities of the Collateral Trustee under this Agreement with respect to any action taken by the Collateral Trustee or the exercise or non-exercise by the Collateral Trustee of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Trustee and the other Secured Parties, be governed by the Term Loan Agreement and the Collateral Trust Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Trustee and the Grantors, the Collateral Trustee shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 7. MISCELLANEOUS

7.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with the Credit Agreement, including Section 12.1 of the Term Loan Agreement.

7.2 Notices. All notices, requests and demands to or upon Term Loan Agent or any Grantor hereunder shall be effected in the manner provided for in Section 12.2 of the Term Loan Agreement; provided that any such notice, request or demand to or upon any Grantor shall be addressed to such Grantor at its notice address set forth on Schedule 1. All notices, requests and demands to or upon the Collateral Trustee hereunder shall be effected in the manner provided for in Section 11.01 of the Collateral Trust Agreement.

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7.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Trustee nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 7.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Trustee or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Trustee or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Trustee or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

7.4 Enforcement Expenses; Indemnification. (a) Each Grantor agrees to pay or reimburse the Collateral Trustee, and each other Secured Party for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Collateral Trust Agreement, the other Credit Documents to which such Grantor is a party and any such other documents to which such Grantor is a party (with respect to attorney costs, limited to the reasonable and documented fees, disbursements and other charges of one primary outside counsel for all such Persons, taken as a whole, and, if necessary, of a single firm of local outside counsel in each material jurisdiction for all Persons, taken as a whole (unless there is an actual or perceived conflict of interest in which case each such Person with such conflict may retain its own outside counsel)).

(b) Each Grantor agrees to pay, and to save the Collateral Trustee and the other Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Grantor agrees to pay, indemnify and to save the Collateral Trustee and the other Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Sections 11.11(a) or 12.5 of the Term Loan Agreement. The Collateral Trustee acknowledges its appointment as a subagent to act with respect to the Collateral and the Security Documents pursuant to Section 11.11(a) of the Term Loan Agreement.

(d) The agreements in this Section 7.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Credit Documents.

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7.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Collateral Trustee and the other Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Term Loan Agent.

7.6 [Reserved.]

7.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission, i.e. a “pdf” or a “tif”), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

7.8 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

7.10 Integration. This Agreement and the other Credit Documents represent the agreement of the Grantors, the Collateral Trustee and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Grantors, the Collateral Trustee or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Credit Documents.

7.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

7.12 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the nonexclusive general jurisdiction of the courts of the State of New York, County of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

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(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 7.2 or at such other address of which the Collateral Trustee shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Requirements of Law or shall limit the right to sue in any other jurisdiction;

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 7.12 any special, exemplary, punitive or consequential damages; and

(f) agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

7.13 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents to which it is a party;

(b) neither the Collateral Trustee nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Grantors, on the one hand, and the Collateral Trustee and other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

7.14 Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 8.9 of the Term Loan Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

7.15 Releases. (a) At the time of Facility Termination, all security interests and Liens in all Collateral and all obligations under all the Credit Documents shall be automatically released and discharged (whether or not on the date of such release there may be any contingent or indemnification obligations not then due), and the Collateral Trustee shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required, advisable or reasonably requested by the Borrower to evidence or otherwise more fully effect the foregoing, provided, however, that such

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Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Grantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Grantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, all security interests and Liens in such Collateral created by this Agreement or the other Credit Documents shall be automatically released and discharged, and the Collateral Trustee, at the request and sole expense of such Grantor, shall (without notice to, or vote or consent of, any Secured Party) execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral, in each case as provided in the Credit Agreement.

7.16 WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

7.17 Subject to Intercreditor Agreements. Notwithstanding anything to the contrary, (a) the Liens and security interests granted to the Collateral Trustee pursuant to this Agreement are expressly subject to each of the Intercreditor Agreements and (b) the exercise of any right or remedy by the Collateral Trustee hereunder is subject to the limitations and provisions of each of the Intercreditor Agreements. In the event of any conflict between the terms of any Intercreditor Agreement and the terms of this Agreement, the terms of such Intercreditor Agreement shall govern and control at any time that such conflicting Intercreditor Agreement is in effect. Notwithstanding anything to the contrary contained herein, the Collateral Trustee acknowledges and agrees that no Grantor shall be required to take or refrain from taking any action at the request of the Collateral Trustee with respect to the Collateral if such action or inaction would be inconsistent with the terms of any of the Intercreditor Agreements.

7.18 Capacity of Collateral Trustee.

(a) The Collateral Trustee shall have no obligations or liabilities to any Grantor or Secured Party under the Credit Documents other than those expressly set forth herein and in the other Security Documents.

(b) The Collateral Trustee shall have no duty to see to any recording, filing or registration of this Security Agreement or any other instrument in addition or supplemental thereto, or to give any notice thereof, or to see to the payment of or be under any duty in respect of any tax or assessment or other governmental charge which may be levied or assessed on the Collateral, or any part thereof, or against the Grantors, or to see to the performance or observance by the Grantors of any of the covenants and

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agreements contained herein. The Collateral Trustee shall not be responsible for the execution, acknowledgment or validity of this Security Agreement or of any instrument in addition or supplemental hereto or for the sufficiency of the security purported to be created hereby, and makes no representation in respect thereof or in respect of the rights of the other Secured Parties. The Collateral Trustee shall have the right to advise with counsel upon any matters arising hereunder and shall be fully protected in relying as to legal matters on the advice of counsel. The Collateral Trustee shall not incur any liability hereunder except for the Collateral Trustee’s own willful misconduct, bad faith or gross negligence; and the Collateral Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by it hereunder, believed by it in good faith to be genuine.

(c) The Collateral Trustee may resign as set forth in Section 11.11(b) of the Credit Agreement.

(d) It is acknowledged and agreed by each Grantor and each Secured Party (by its acceptance of this Security Agreement and the other Security Documents) that the Collateral Trustee, in exercising any discretionary power granted to it under any Credit Document, including this Security Agreement, to the extent there is a corresponding or substantially similar provision in the Revolving Credit Agreement or any other “Credit Document” (as defined in the Revolving Credit Agreement) is authorized and instructed by the Lenders, to exercise, and shall be protected from any liability whatsoever by exercising, such discretionary power in the same manner as the Revolving Agent has exercised or is exercising its discretionary power with respect to such corresponding or substantially similar provision. The Collateral Trustee may rely conclusively on a certificate of an Authorized Officer specifying the discretionary power the Revolving Agent has exercised or is exercising with respect to such corresponding or substantially similar provision. Notwithstanding the foregoing and, for the avoidance of doubt, any release of Liens on the Collateral must be in accordance with Section 12.16 of the Credit Agreement.

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IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

CHESAPEAKE ENERGY CORPORATION
CHESAPEAKE LOUISIANA, L.P.
CHESAPEAKE EXPLORATION, L.L.C.
CHESAPEAKE APPALACHIA, L.L.C.
CHESAPEAKE E&P HOLDING CORPORATION
CHESAPEAKE ENERGY LOUISIANA CORPORATION
CHESAPEAKE NG VENTURES CORPORATION
CHK ENERGY HOLDINGS, INC.
SPARKS DRIVE SWD, INC.
WINTER MOON ENERGY CORPORATION
CHESAPEAKE AEZ EXPLORATION, L.L.C.
CHESAPEAKE-CLEMENTS ACQUISITION, L.L.C.
CHESAPEAKE ENERGY MARKETING, L.L.C.
CHESAPEAKE LAND DEVELOPMENT COMPANY, L.L.C.
CHESAPEAKE OPERATING, L.L.C.
CHESAPEAKE PLAZA, L.L.C.
CHESAPEAKE PLAINS, LLC
CHESAPEAKE ROYALTY, L.L.C.
CHESAPEAKE VRT, L.L.C.
CHK-MAC, L.L.C.
COMPASS MANUFACTURING, L.L.C.
EMLP, L.L.C.
EMPRESS LOUISIANA PROPERTIES, L.P.
EMPRESS, L.L.C.
GSF, L.L.C.
MC LOUISIANA MINERALS, L.L.C.
MC MINERAL COMPANY, L.L.C.
MIDCON COMPRESSION, L.L.C.
NOMAC SERVICES, L.L.C.
NORTH MICHIGAN EXPLORATION COMPANY, L.L.C.
CHESAPEAKE MIDSTREAM DEVELOPMENT, L.L.C.
CHK UTICA, L.L.C.

By:
Name:
Title:

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MUFG UNION BANK, N.A., AS COLLATERAL TRUSTEE

By:
Name:
Title:

24

EXHIBIT E

$             CLASS      LOANS

CLASS

TERM LOAN SUPPLEMENT

DATED AS OF             , 20

TO

TERM LOAN AGREEMENT

DATED AS OF AUGUST [23], 2016

AMONG

CHESAPEAKE ENERGY CORPORATION,

AS THE BORROWER,

THE SEVERAL LENDERS

FROM TIME TO TIME PARTIES THERETO,

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS,

AS THE TERM AGENT

JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

SYNDICATION AGENT

DOCUMENTATION AGENTS

i

Exhibit

Exhibit A	Form of Notice of Continuance or Conversion

Schedule

Schedule 1	Accounts

ii

This TERM LOAN SUPPLEMENT, dated as of             , 20     (this “Supplement”), is among CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation (together with its permitted successors, the “Borrower”), the lenders from time to time party hereto (each a “Class      Lender” and, collectively, the “Class      Lenders”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent (in such capacity, the “Term Agent”) for the Lenders.

WHEREAS, the Borrower and Term Agent entered into that certain Term Loan Agreement dated August [23], 2016 (as amended and restated from time to time, the “Base Term Loan Agreement”);

WHEREAS, pursuant to the terms and conditions of the Base Term Loan Agreement as supplemented by this Supplement (as so supplemented, the “Supplemented Term Loan Agreement”), the Borrower has requested that the Class      Lenders extend credit in the form of Class      Loans; and

WHEREAS, the Class      Lenders are willing to make available to the Borrower such credit upon the terms and subject to the conditions set forth in the Supplemented Term Loan Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in the Supplemented Term Loan Agreement, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms.

(a) Any term defined in the preamble has the meaning ascribed to it in the preamble.

(b) Any capitalized term used but not defined herein has the meaning set forth in the Base Term Loan Agreement. In addition, as used in this Supplement, each of the following terms shall have the meaning specified for it in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Supplement shall include in the singular number the plural and in the plural the singular):

“Class      Closing Date” shall mean             , 20    .

“Class      Commitment” shall mean the amount set forth opposite each Class      Lender’s name on the signature pages of this Supplement as such Class      Lender’s “Class Commitment”.

“Class      Commitment Percentage” shall mean, at any time on or before the Class      Closing Date, for each Class      Lender, the percentage obtained by dividing (a) such Class      Lender’s Class      Commitment at such time by (b) the amount of the Class      Total Commitment.

“Class      Loan” shall mean a Loan made pursuant to Section 2.1.

“Class      Maturity Date” shall mean the [            ].

“Class      Total Commitment” shall mean the aggregate amount of the Class      Commitments of all Class      Lenders.

[And such other definitions relevant to the negotiated transaction]

ARTICLE II

CLASS      COMMITMENTS AND LOANS

2.1 Class      Loans. [        ]

2.2 Disbursement of Funds. [        ]

2.3 Pro Rata Treatment. [        ]

2.4 Interest. [        ]

2.5 [Interest Periods.] [        ]

2.6 [Conversions and Continuations.] [        ]

2.7 [Increased Costs, Illegality, Etc.] [        ]

2.8 [Compensation.] [        ]

2.9 [Change of Lending Office.] [        ]

2.10 [Notice of Certain Costs.] [        ]

ARTICLE III

FEES

Fees. The Borrower agrees to pay to the Term Agent the fees (if any) of the Term Agent with respect to the Class      Loan, [in the amounts and on the dates as set forth in writing from time to time between the Term Agent and the Borrower].

ARTICLE IV

PAYMENTS

4.1 Maturity. All principal of and accrued interest on the Class      Loans shall be finally due and payable on the Class      Maturity Date.

4.2 Voluntary Prepayments. [        ]

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4.3 [Mandatory Prepayment.] Class      Loans shall not be subject to any mandatory prepayment, or mandatory offer to prepay, requirements [other than as provided for in Section 4.1 of the Base Term Loan Agreement][; provided except that] [        ]

4.4 Computations of Interest and Fees. [        ]

ARTICLE V

[RESERVED]

ARTICLE VI

CONDITIONS PRECEDENT TO CLASS      LOANS

The agreement of each Class      Lender to make its Class      Loan on the Class      Closing Date, is subject to the Base Term Loan Agreement being in full force and effect, the satisfaction of the conditions precedent set forth in Article VI of the Base Term Loan Agreement and the satisfaction of the following conditions precedent:

6.1 Legal Opinions. The Term Agent shall have received the executed legal opinion of [Baker Botts L.L.P.], counsel to the Borrower and the executed legal opinion of [McAfee & Taft, a Professional Corporation], Oklahoma counsel to the Borrower. The Borrower hereby instructs such counsel to deliver such legal opinions.

6.2 Fees. All fees required to be paid on the Class      Closing Date pursuant to any fee letter previously agreed in writing by the Borrower and reasonable out-of-pocket expenses required to be paid on the Class      Closing Date, to the extent invoiced at least three Business Days prior to the Class      Closing Date (except as otherwise reasonably agreed by the Borrower), shall have been, or will be substantially simultaneously, paid.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

The representations and warranties of Sections 7.12, 7.13, 7.15, 7.16, and 7.17 of the Base Term Loan Agreement are repeated herein verbatim, amended only by substituting the “Class      Closing Date” for the “Initial Closing Date” appearing therein. Other than the foregoing, this Supplement does not modify or add to any of the representations and warranties in Article VII of the Base Term Loan Agreement[, except as set forth below].

ARTICLE VIII

AFFIRMATIVE COVENANTS

This Supplement does not modify or add to any of the affirmative covenants in Article VIII of the Base Term Loan Agreement[, except as set forth below].

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ARTICLE IX

NEGATIVE COVENANTS

This Supplement does not modify [or add to] any of the negative covenants in Article IX of the Base Term Loan Agreement[, except as set forth below] [, but adds the following negative covenants applicable only to the Class      Loans: [        ]]

ARTICLE X

EVENTS OF DEFAULT

10.1 Events of Default. [In addition to the Events of Default described in the Base Term Loan Agreement, the following shall constitute “Events of Default” in respect of the Class      Loans: [        ]] [This Supplement does not modify or add to any of the Events of Default in Article X of the Base Term Loan Agreement.]

10.2 Order of Foreclosure Proceeds. As provided in Section 2.1(a) of the Base Term Loan Agreement, the Borrower may designate the order of application of Foreclosure Proceeds in any Term Loan Supplement, so long as the order of application in any new Term Loan Supplement does not contravene the order of application in any prior Term Loan Supplement then in effect. This Supplement provides that [        ]

10.3 [Premium.] [        ]

ARTICLE XI

[RESERVED]

ARTICLE XII

MISCELLANEOUS

12.1 Amendments, Waivers and Releases. Except as expressly set forth in this Supplement or the Base Term Loan Agreement, neither this Supplement, nor any terms hereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 12.1. The Class      Majority Lenders may, or, with the written consent of the Class      Majority Lenders, the Term Agent shall, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto or (b) waive in writing, on such terms and conditions as the Class      Majority Lenders or the Term Agent, as the case may be, may specify in such instrument, any of the requirements of this Supplement or any Default or Event of Default with respect to the Class      Loans and its consequences; provided that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that no such waiver and no such amendment, supplement or modification shall: [        ]

provided, further, that any provision of this Supplement may be amended by an agreement in writing entered into by the Borrower and the Term Agent to cure any ambiguity, omission, defect or inconsistency. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Class      Lenders and shall be binding upon the Borrower, such Class      Lenders, the Term Agent and all future Class      Lenders. In the case of any waiver, the Borrower, the Class      Lenders and the Term Agent shall be restored to their former positions and rights hereunder, and any Default or Event of Default under this Supplement waived shall be deemed to be cured and not continuing; it being

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understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Term Agent may, but shall have no obligation to, with the concurrence of any Class      Lender, execute amendments, modifications, waivers or consents on behalf of such Class      Lender.

12.2 [Replacement of Class      Lenders.] [        ]

12.3 Successors and Assigns. Notwithstanding any provision of Section 12.6 of the Base Term Loan Agreement, assignments of Class      Loans by or to [    ] or any of its Affiliates will not require the consent of the Borrower or the Term Agent and will not require the payment of any processing and recordation fee; provided that, as provided in Section 12.6 of the Base Term Loan Agreement, the consent of the Borrower shall be required in connection with any assignment of all or any part of any Class      Commitment.

12.4 Counterparts. This Supplement may be executed by one or more of the parties hereto on any number of separate counterparts (including by facsimile or other electronic transmission, i.e. a “pdf” or a “tif”), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Borrower and the Term Agent.

12.5 Severability. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.6 Integration. The Supplemented Term Loan Agreement and the other Credit Documents represent the agreement of the Borrower, the Guarantors, the Term Agent and the Class      Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Guarantors, the Term Agent nor any Class      Lender relative to the subject matter thereof not expressly set forth or referred to herein or in the other Credit Documents.

12.7 GOVERNING LAW. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

12.8 WAIVERS OF JURY TRIAL. EACH OF THE BORROWER, THE TERM AGENT AND EACH CLASS      LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THE SUPPLEMENTED TERM LOAN AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Supplement to be duly executed and delivered as of the date first above written.

CHESAPEAKE ENERGY CORPORATION, as the Borrower

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as the Term Agent

By:	Deutsche Bank National Trust Company

By:
Name:
Title:

By:
Name:
Title:

Class Commitment:	[INITIAL CLASS LENDER],
$	as the initial Class Lender

By:
Name:
Title:

SCHEDULE 1

ACCOUNTS

Term Agent:	[insert account information]

Borrower:	[insert account information]

[EXHIBIT A

NOTICE OF CONVERSION/CONTINUATION

Date:             ,

To: Deutsche Bank Trust Company Americas, as Term Agent

Reference is made to that certain Term Loan Agreement, dated as of August [23], 2016 (as amended, restated, supplemented or otherwise modified, the “Term Loan Agreement”), among Chesapeake Energy Corporation, an Oklahoma corporation (the “Borrower”), the Lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as administrative agent (in such capacity, the “Term Agent”), as supplemented by that certain Class      Term Loan Supplement, dated as of             , 2016 (as amended, restated, supplemented or otherwise modified, the “Class      Supplement”), among the Borrower, the Class      Lenders from time to time party thereto and the Term Agent. Unless otherwise defined herein, capitalized terms used but not defined herein have the meanings assigned to such terms in the Term Loan Agreement or the Class      Supplement, as applicable.

Pursuant to Section [2.6] of the Class      Supplement, the Borrower desires to [convert][continue] all of the Class      Loans, as specified below.

On                      (a Business Day).

[LIBOR Loans to be continued with an Interest Period of      month(s).]

[ABR Loans to be converted to LIBOR Loans with an Interest Period of      month(s).]

[LIBOR Loans to be converted to ABR Loans.]

[The undersigned hereby certifies that no Event of Default has occurred and is continuing.]

Notwithstanding anything to the contrary in any other Credit Document, this notice may be amended, supplemented or modified with the consent only of the Borrower and the Term Agent.

CHESAPEAKE ENERGY CORPORATION

By:
Name:
Title:	]